As filed with the Securities and Exchange Commission on June 9, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAWSON INFRASTRUCTURE GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	80-0445167
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Level 5, 97 Pacific Highway

North Sydney NSW 2060

Australia

Telephone: +61 2 8624 6130

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James Manning

CEO - Mawson Infrastructure Group Inc.

Level 5, 97 Pacific Highway

North Sydney NSW 2060

Australia

Telephone: +61 2 8624 6130

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chad Ensz, Esq.

Greg Carney, Esq.

Dentons US LLP

4655 Executive Drive, Suite 700

San Diego, CA 92121 USA

Telephone: +1 (858) 720-6361

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market and other conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer: ☐	Accelerated filer: ☐
Non-accelerated filer: ☒	Smaller reporting company: ☒
Emerging Growth Company: ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(3)
Common Stock, $0.001 par value	503,357,990	]	$0.8425	$424,079,106.58	]	$46.267.03
Common Stock, $0.0001 par value (underlying convertible notes)	43,622,862		$0. 8425	$36,752,261.24		$4,009.68
Common Stock, $0.0001 par value (underlying warrants)	16,960,982		$0.8425	$14,289,627.34		$1,559.00
Total	563,941,835			475,120,995.16		$51,835.71

(1)	The Registrant is registering for resale by the selling stockholders identified in the prospectus contained herein up to 563,941,835 shares of common stock Common Stock, $0.001 par value (the “Common Stock”), which consists of: (i) 503,357,990 shares of Common Stock, (ii) 16,960,982 shares of Common Stock issuable upon exercise of Common Stock purchase warrants held by the selling stockholders and (iii) 43,622,862 shares of Common Stock issuable upon conversion of convertible notes held by the selling stockholders. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered hereby an additional indeterminate number of shares of Common Stock as may become issuable to the selling stockholders as a result of stock splits, stock dividends and similar transactions, and, in any such event, the number of shares registered hereby shall be automatically increased to cover the additional shares
(2)

Represents the higher of: (i) the exercise prices of the convertible security and (ii) the offering price of securities of the same class as the common stock underlying the convertible security calculated in accordance with Rule 457(c) under the Securities Act, for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. Represents the closing price of the Common Stock on the OTC Markets on July 6, 2020, a date within 5 trading days prior to the date of the filing of this registration statement.

(3)

Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the closing price of our Common Stock on June 7, 2021, as reported on the OTCQB, a date within 5 trading days of the date of filing of this registration statement.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 9, 2021

563,941,835 SHARES OF COMMON STOCK

This prospectus relates to the offer and resale by the selling stockholders identified herein of up to 563,941,835 shares of Common Stock issued or issuable to such selling stockholders in connection with (i) the Bid Implementation Agreement, dated December 30, 2020 (as amended, the “BIA”), between us and Mawson Infrastructure Group Pty Ltd. (formerly known as Cosmos Capital Limited (“Cosmos”) and the related Offer described below, (ii) a private placement of Common Stock consummated in March 2021; (iii) the issuance of warrants to our financial advisor in connection with the BIA and also the issuance of warrants to terminate existing agreements of Cosmos in connection with the BIA and warrants issued to HC Wainwright as a fee related to the acquisition by Mawson of Cosmos (collectively, the “Warrants”), and (iv) a private placement of convertible notes consummated in March, 2021 (the “Notes”), which includes:

●	429,374,845 shares of Common Stock issued upon the initial closing of the BIA in connection with the off-market takeover offer (the “Offer”) we made as contemplated by the BIA;

●	48,983,145 shares of Common Stock issued or issuable in connection with the Offer after the filing of the Certificate of Amendment to our Certificate of Incorporation to increase our authorized Common Stock to 800,000,000 shares (“Amendment”) on June 9, 2021;

●	25,000,000 shares of Common Stock issued in a private placement;

●	16,960,982 shares of Common Stock issuable upon exercise of the Warrants; and

●	43,622,862 shares of Common Stock will be issuable upon conversion of the Notes.

The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will not receive any proceeds from the sale of these shares by the selling stockholders. Upon the exercise of the Warrants for an aggregate of 16,960,982 shares of Common Stock by payment of cash however, we will receive the exercise price of the Warrants, or an aggregate of approximately $16,900.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Please see the section entitled “PLAN OF DISTRIBUTION” on page 73 of this prospectus for more information. For more information about the private placements of common stock, the Warrants and the Notes, please see the section entitled “PROSPECTUS SUMMARY” on page 1of this prospectus. For a list of the selling stockholders, see the section entitled “SELLING STOCKHOLDERS” on page 60 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

Our Common Stock is quoted on the OTCQB under the symbol “MIGI.” On June 7, 2021, the closing price per share of our Common Stock as quoted on the OTCQB was $0.8425 per share.

There is currently a limited public trading market for our common stock. Because all of the shares of common stock being offered in this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which these shares may be sold.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our Common Stock involves risks. You should carefully read the “RISK FACTORS” beginning on page 7 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2021.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or contained in any prospectus supplement or free writing prospectus filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Common Stock and the distribution of this prospectus outside the United States.

As used in this prospectus, , unless otherwise designated, the terms “we,” “us,” “our,” the “Company,” “Mawson” and “our company” refer to Mawson Infrastructure Group, Inc. (formerly known as Wize Pharma, Inc.), a Delaware corporation, and its subsidiaries, including Mawson Infrastructure Group Pty Ltd., an Australian company (formerly known as Cosmos Capital Limited, “Cosmos”), the subsidiaries of Cosmos, including Cosmos Trading Pty Ltd, Cosmos Infrastructure LLC (“Cosmos Infrastructure”), Cosmos Manager LLC, Cosmos Grid Tech Pty Ltd, Cosmos Asset Management Pty Ltd (“Cosmos Asset Management”), and Luna Squares LLC (formerly known as Innovative Property Management LLC) (collectively referred to as the “Cosmos Subsidiaries”), Wize NC Inc., a Delaware corporation, (“Wize NC”), and the subsidiaries of Wize NC, including OcuWize Ltd., an Israeli company (“OcuWize”), and Wize Pharma Ltd., an Israeli company (“Wize Israel”) (collectively referred to as the “Wize Subsidiaries”).

All dollar amounts refer to U.S. dollars unless otherwise indicated.

On March 17, 2021, we changed our corporate name from Wize Pharma, Inc. to “Mawson Infrastructure Group Inc.”.

Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of such contracts, agreements or documents and are not complete descriptions of all of their terms.  If we filed any of these documents as an exhibit to this prospectus or to any registration statement, current or annual report that we previously filed, you may read the document itself for a complete description of its terms, and the summary included herein is qualified by reference to the full text of the document which is incorporated by reference into this prospectus.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our competitive position and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under “Risk Factors” below.

Mawson Infrastructure Group Inc.®, the Mawson logo and other trademarks or service marks of Mawson appearing in this prospectus are the property of Mawson or its subsidiaries. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the sections entitled “RISK FACTORS,” beginning on page 7 and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS,” beginning on page 24.

Overview

General

Mawson (formerly known as Wize Pharma, Inc.), through its majority-owned subsidiary, Cosmos and the Cosmos Subsidiaries, is a ‘Digital Asset Infrastructure’ business, which owns and operates modular data centers (“MDCs”) currently based in the U.S. and Australia. We are focused on developing the technology to enable us to own and operate MDCs that are both air-cooled and liquid immersion cooled.

As of May 17, 2021, we own and have ordered 18,332 specialised, application-specific computers known as “Miners”. As of March 31, 2021, the Miners produce up to 200 Petahash of computing power with a total capacity upon deployment of all ordered equipment to produce up to a total capacity of 1,483 Petahash. This is predominately directed to and focused on the process of mining digital cryptographic tokens generally known as “digital mining”, and specifically for Bitcoin.

Complementing the Miners that we own and operate, we are actively conducting research and development into a suitable solution for liquid immersion for Miners, which consists of a field-programmable gate array (“FPGA”), an electronic device that includes digital logic circuitry offering customizable programming functionality, and general-purpose computing on a graphics processing unit (“GPU”), which is the use of a GPU together with a central processing unit (“CPU”) to accelerate computation in applications traditionally handled only by the CPU. We have our own proprietary tank design which we are currently in the process of commercializing.

In addition, our indirect subsidiary, Cosmos Asset Management is the investment manager of the Bitcoin Wholesale Access Fund, a wholesale, unregistered managed investment scheme which currently invests in and holds Bitcoin for third party investors.

LO2A Business

Through our holdings in the Wize Subsidiaries, we also have in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of dry eye syndrome (“DES”), and other ophthalmological illnesses, including Conjunctivochalasis (“CCH”) and Sjögren’s syndrome (“Sjögren’s”) (the “LO2A Business”). However, as part of the Cosmos Transaction (as described and defined below), substantially all of the economic benefits of any successful monetization of our LO2A business, if any, will benefit only the holders of the contingent value rights (“CVRs”). See “Prospectus Summary--Recent Developments—The Cosmos Transaction - CVR Agreement.”

Recent Developments

The Cosmos Transaction

Bid Implementation Agreement

We entered into a Bid Implementation Agreement, dated as of December 30, 2021 (as amended, the “BIA”) with Cosmos, whereby we agreed to commence an off-market takeover offer under applicable Australian laws (the “Offer”) to acquire all of the outstanding shares of Cosmos (the “Cosmos Shares”) in exchange for 61.11 shares of our common stock for each one share of Cosmos, of which 22.33 shares of our common stock will be subject to a Stock Restriction Agreement (the “Offer Consideration”). The Stock Restriction Agreement provides that if the Cosmos shareholders who accept the Offer sell or encumber the shares they received prior to December 31, 2021, then, subject to certain exceptions, we will be able to repurchase the 22.33 shares at a nominal value. On March 9, 2021, the transactions contemplated by the BIA and the Offer (collectively, the “Cosmos Transaction”) were consummated (the “BIA Closing”), including (i) the acquisition by us of approximately 88% of the outstanding Cosmos Shares in exchange for the Offer Consideration, which means that we issued, in the aggregate, 428,270,616 shares of its common stock to the tendering Cosmos shareholders, (ii) the issuance of an additional 25 million shares of common stock in the private placement described below, (iii) the issuance of CVRs to each of our pre-BIA Closing securityholders (“Legacy Securityholder”) pursuant to the CVR Agreement described below, and (iv) the issuance of a five-year warrant, exercisable into 8,710,982 shares of common stock, at an exercise price of $0.001 per share, to the financial advisor of the Company in the transaction.

Immediately following the BIA Closing, which occurred on March 9, 2021, the former Cosmos shareholders owned approximately 86% of our outstanding common stock, while Legacy Securityholders remained the owners of approximately 12% of our outstanding common stock, each on a fully diluted basis and including warrants issued to our financial advisor to the transaction, who held the remaining 2%.

On March 10, 2021, we extended the expiration date of the Offer to May 10, 2021. On May 7, 2021, we further extended the expiration date of the Offer to June 24, 2021. The purpose of the extensions is to allow the remaining Cosmos shareholders who have not accepted the Offer as of yet to be able to accept the Offer. However, in order to address the possibility that we receive acceptances for more than 90% of the Cosmos Shares before the Amendment (as defined below) becomes effective, we have entered into a deferred pre-bid acceptance agreement with one of the holders of the Cosmos Shares holding approximately 10% of the outstanding Cosmos shares who has agreed to accept the Offer, but only after we inform such Cosmos shareholder that the Amendment has been obtained and became effective.

We expect that after the Amendment is filed, all remaining Cosmos shareholders who have not accepted the Offer will accept the Offer and we will issue an additional 48,983,145 shares of Common Stock to former holders of Cosmos Shares.

Following the BIA Closing, three of the four members of our board of directors consist of Cosmos appointees and all of our officers consist of Cosmos appointees, other than Mr. Or Eisenberg, who continued as our chief financial officer.

CVR Agreement

Pursuant to the BIA, we entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with Cosmos, the Wize Subsidiaries, Mr. Or Eisenberg as the Holders’ Representative (as defined therein), and the Rights Agent (as defined therein). Pursuant to the CVR Agreement, at the BIA Closing, each Legacy Securityholder received one non-transferable CVR for each outstanding share of our common stock and for each share of our common stock underlying other convertible securities and warrants, held as of 4:01 p.m. Eastern Time on the day immediately before the Effective Time (as defined in the CVR Agreement).

Each CVR represents the right to receive a pro rata share of any consideration that may be received by us or the Wize Subsidiaries in connection with our LO2A Business. In particular, CVR holders will be entitled to any consideration (whether cash, stock, assets or otherwise) that we or any of the Wize Subsidiaries (or any of their Affiliates or shareholders) receives in connection with an LO2A Transaction, which, as defined in the CVR Agreement, includes (i) a sale of any of the Wize Subsidiaries to a third party and/or (ii) the partnering, licensing, sublicensing, distribution, reselling or sale of all or any part of the LO2A Technology (as defined in the CVR Agreement) or LO2A Products (as defined in the CVR Agreement) to a third party, less transaction expenses and customary deductions as detailed in the CVR agreement, including a deduction of up to $300,000 that the Wize Subsidiaries undertook to incur in the development of the LO2A Technology at the request of the Holders’ Representative.

The CVRs do not confer to the holders thereof any voting or equity or ownership interest in us. The CVRs are not transferable, except in limited circumstances such as by will or intestacy, and are not and will not be listed on any quotation system or traded on any securities exchange.

The CVR Agreement may be terminated under certain circumstances, including if the Wize Subsidiaries or us fail to enter into an LO2A Transaction agreement within two years following the effective date of the CVR Agreement.

There can be no assurance that we or any of the Wize Subsidiaries will successfully and timely enter into any LO2A Transaction or, if they do, that such LO2A Transaction will ultimately be successful or that any CVR payments will be made.

December 2020 Private Placements

Concurrently with the execution of the BIA, we entered into Securities Purchase Agreements (the “Securities Purchase Agreements”) with certain accredited investors (the “Investors”), including Mr. Noam Danenberg, our then CEO. Pursuant to the Securities Purchase Agreements, we sold an aggregate of 25,000,000 shares of our common stock (including 2,916,667 shares to Mr. Noam Danenberg, our former CEO, and 833,333 shares to Mr. Or Eisenberg, our CFO) for a purchase price of $0.12 per share, for aggregate gross proceeds under the Securities Purchase Agreements of $3.0 million.

January 2021 – Debt Arrangements

On January 25 2021, prior to the BIA Closing, Cosmos entered into a Leveraged Account Agreement with Independent Reserve. This facility enables us (through Cosmos) to borrow up to 10 Bitcoin subject to certain margin requirements. As of March 31, 2021 we had 10 Bitcoin owing under this facility which was recorded within short term borrowings at its fair value of $399,206. Amounts owing under this facility are payable on demand.

On January 27, 2021, Cosmos Infrastructure entered into an Equipment Purchase and Finance and Security Agreement with Foundry Digital LLC (“Foundry”) to purchase machinery that will be located at a facility hosted by Compute North LLC (“Compute North”). On February 5, 2021, the term of the agreement was further amended to have a final payment due January 27, 2022. Under the terms of the agreement, Cosmos Infrastructure purchased 500 Whatsminer M30S with a total of 44,000 T/H, paid a deposit of $264,000, and borrowed a total of $1,056,000. The facility will be repaid in full on the last payment date.

February 2021 – Equipment purchase with Canaan

On February 5, 2021, Cosmos Infrastructure entered into a Long-Term Purchase Contract with Canaan Convey Co Ltd (“Canaan”) for the purchase of 11,760 next generation Avalon A1246 ASIC Miners (“Avalon”). The purchase price per unit is $2,889 for a total purchase price of $33,974,640 (the “Canaan Transaction”). The agreement provides that the total hashrate of the Avalon Miners will not be less than 999,600.00 TH/s, but will not be more than 1,058,400 TH/s, with a final adjustment to the purchase price at the time of the last delivery due in March 2022.

The Canaan Transaction schedule of payments is as follows:

(1)	Fifty percent (50%) of the total purchase price shall be paid on or before February 20, 2021.
(2)	The remaining fifty percent (50%) of the total purchase price is to be paid in equal monthly instalments due not less than forty (40) days prior to the scheduled delivery of the Miners as follows:

(a)	$1,058,000 no later than March 20, 2021

(b)	$1,058,000 no later than April 20, 2021
(c)	$952,560 no later than May 20, 2021
(d)	$952,560 no later than June 20, 2021
(e)	$1,799,280 no later than July 20, 2021
(f)	$1,693,440 no later than August 20, 2021
(g)	$1,587,600 no later than September 20, 2021
(h)	$1,587,600 no later than October 20, 2021
(i)	$1,587,600 no later than November 20, 2021
(j)	$1,587,600 no later than December 20, 2021
(k)	$1,587,600 no later than January 20, 2022
(l)	$1,587,600 no later than February 20, 2022

As of March 31, 2021, we had prepaid approximately $18.045 million in advance for 11,760 Miners. The shipment of the first Miners was received in May, 2021. We will recognize these assets as Property and Equipment on the consolidated balance sheet when the transfer of risk and title occurs for each shipment, i.e., the Miners have been delivered by Canaan to the agreed-upon port of loading located in People’s Republic of China (“China”).

On March 26, 2021, we acquired an additional 1,000 Avalon A1166 miners from Canaan in addition to the Canaan Transaction. The purchase price per unit is $6,237.00 for a total purchase price of $6,237,000.00. The agreement for this purchase provides that the total hashrate of the Avalon Miners purchased will not be less than 77,000.00 TH/s. We subsequently re-sold 200 of these Avalon A1166 Miners.

 February 2021 Convertible Note Offering--Cosmos

On February 12, 2021, Cosmos issued 28,012,364 unsecured convertible promissory notes (the “Cosmos Notes”) with each Cosmos Note having a face value of AUD1.00. The Cosmos Notes convert at the earlier of 6 months from February 12, 2021 or upon the occurrence of certain events. The gross proceeds raised by Cosmos from the issuance of the Cosmos Notes was an aggregate amount of $21,569,530. The Cosmos Notes automatically converted into convertible promissory notes of Mawson upon close of the Cosmos Transaction at an issue price of $0.339 per Mawson share, being a total of 63,626,903 shares in Mawson. The notes accrue interest at the rate of 8% per annum which may be settled in stock or cash.

March 2021 – OTC Markets Notice

On or around March 16, 2021, we received a notice from OTC Markets Group (OTC) that we failed to have a public float greater than 10% of our total shares outstanding, pursuant to Section 1.1.1(C) of OTCQB Standards, which if not rectified within 30 days could result in our stock ceasing to trade on the OTCQB marketplace. We submitted a plan to cure the deficiency, which involves the registration of the shares being registered hereunder, which plan was accepted by the OTC, which gave us until June 30, 2021, to rectify the issue. Subject to the Registration Statement on Form S-1 relating to this prospectus being made effective on or before June 30, 2021, we expect that we will be in compliance with this OTC rule by our extended deadline.

Authorized Share Increase

On March 5, 2021, we obtained the written consent of the holders of approximately 54.3% of our then outstanding capital stock to approve an amendment to our Certificate of Incorporation to effect an increase in our authorized capital stock from 501,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.001 per share ( “Common Stock”) and 1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), to 801,000,000 shares of capital stock consisting of 800,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock (the “Authorized Stock Increase”). The Authorized Stock Increase, along with the authority to file an amendment to the Company’s Certificate of Incorporation with the State of Delaware is referred to as the “Amendment.” The Amendment was filed with the Delaware Secretary of State on June 9, 2021.

Cosmos Changes

On May 20, 2021, with the consent of its shareholders, Cosmos transitioned from being a public company limited by shares to a proprietary company and also changed its name to Mawson Infrastructure Group Pty Ltd. This change was lodged with the Australian Securities and Investments Commission.

In conjunction with the BIA, on February 15, 2021, Cosmos entered into a Deed of Termination and Release (“Deed”) with W Capital Advisors Pty Ltd (“W Capital”) in relation to W Capital’s exclusive capital raising mandate for Cosmos. The Deed had the effect (among other things) of creating an obligation of Mawson issuing 8,250,000 warrants to W Capital.

Corporate Information

We were incorporated in the State of Delaware on February 10, 2012, originally under the name Opthalix Inc. and changed our corporate name to Wize Pharma, Inc. on November 15, 2017. On March 17, 2021, we changed our corporate name to “Mawson Infrastructure Group Inc.” to reflect our acquisition of Cosmos on March 9, 2021, and on April 27, 2021, we changed our trading symbol to “MIGI”.

Our executive offices are located at Level 5, 97 Pacific Highway, North Sydney NSW, Australia 2060. Our telephone number is +61 8624 6130 and our internet address is www.mawsoninc.com. The information on, or that may be accessed from, our website is not a part of this prospectus.

THE OFFERING

Issuer	Mawson Infrastructure Group Inc.
Securities Offered by the Selling Stockholders

563,941,835 shares of Common Stock, including (A) 429,374,845 shares of Common Stock issued upon closing of the BIA; (B) 48,983,145 shares of Common Stock issued or issuable in connection with the Offer after the filing of the Certificate of Amendment to our Certificate of Incorporation to increase our authorized Common Stock; (C) 25,000,000 shares of Common Stock issued upon closing of the BIA as part of the December 2020 private placements, (D) 16,960,982 shares of Common Stock issuable upon exercise of the Warrants, and (E) 43,622,862 shares of Common Stock issuable upon conversion of the Notes.

Trading Market	The Common Stock offered in this prospectus is traded on the OTCQB under the symbol “MIGI.”

Common Stock Outstanding After the Offering	599,776,525 shares as of June 4, 2021(1).

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the selling stockholders. Upon the exercise of the Warrants for an aggregate of 16,960,982 shares of Common Stock by payment of cash however, we will receive the exercise price of the Warrants, or an aggregate of approximately $16,900.

Plan of Distribution	The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the Common Stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.” The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. For certain restrictions on the resale of the shares issued to the former Cosmos shareholders, see the description of the Stock Restriction Agreement under “Recent Developments – The Cosmos Transaction”.

Risk Factors	Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities offered in this prospectus.

(1)	The number of shares of Common Stock outstanding is based on 490,209,536 shares outstanding as of June 4, 2021, which number excludes:

●	48,983,145 shares of Common Stock or issuable in connection with the Offer after the filing of the Certificate of Amendment to our Certificate of Incorporation to increase our authorized Common Stock;

●	16,960,982 shares of Common Stock issuable upon the exercise of the Warrants;

●	43,622,862 shares of Common Stock issuable upon the conversion of the Notes;

●	178,000 shares of Common Stock issuable upon the conversion of our Series A Preferred Stock; and

●	40,000,000 shares of restricted stock issuable on the implementation of an incentive compensation plan required by the BIA, but not yet adopted.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, including the matters addressed in the section entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS,” beginning on page 24 of this prospectus, before making an investment decision. Our business, prospects, financial condition, and results of operations may be materially and adversely affected as a result of any of the following risks. The value of our securities could decline as a result of any of these risks. You could lose all or part of your investment in our securities. Some of the statements in “RISK FACTORS” are forward-looking statements. The following risk factors are not the only risk factors facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition, and results of operations and it is not possible to predict all risk factors, nor can we assess the impact of all factors on us or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

Summary of Risk Factors

Our business is subject to a number of risks, including risks that may adversely affect our business, financial condition and results of operations. These risks are discussed more fully below and include, but are not limited to, risks related to:

Risks Related to our Financial Condition

- our limited operating history and lack of profitability;

- our need to, and difficulty in, raising additional capital;

- our existing debt;

Risks Relating to our Digital Infrastructure Business and Industry

- the development and acceptance of digital asset networks and digital assets;

- the digital asset exchanges;

- the contributors to digital asset networks and the networks’ protocols and software;

- the actions of malicious actors on digital asset networks;

- the failure of the Bitcoin network protocol to be properly monitored and upgraded;

- the decrease in the incentive to mine Bitcoin;

- the slow-down in mining due to insufficient incentives;

- an increase in transaction fees;

- changes in the digital asset mining industry leading to digital assets being sold more quickly than before;

- mining equipment breaking down;

- electricity costs;

- our adoption of technology in response to changing security needs;

- security threats that could damage our brand or reputation;

- a loss in confidence in our security systems;

- erroneous digital asset transfers;

- the lack of recourse and insurance in connection with digital assets;

- the lack of FDIC or similar insurance type protections for digital assets;

- the lack of sources of recovery for theft of digital assets;

- the timing of the sale of digital assets;

Risks Related to our Business and Regulatory and Political Matters

- the likelihood of Bitcoin being regulated as a security or investment security;

- environmental changes and changes in related regulations;

- money service business regulations;

- commodity exchange regulations;

- securities and investment company regulations;

- political or economic crisis;

Risks Related to our Business and Management

- our small team with few key people;

- the Coronavirus outbreak;

- strains on our managerial, operational and financial resources;

- our growth and acquisitions;

- our controls and procedures and material weaknesses in our internal control over financial reporting;

Risks Related to Our Common Stock

- dilution from derivative securities;

- dilution from raising additional capital;

- our stock being “penny stock”;

- the difficulties in raising additional capital;

- future sales of our Common Stock reducing our stock price;

- the concentration of our Common Stock with certain insiders;

- our intention of not paying dividends;

- the anti-takeover provisions in our charter;

- the volatility of the price of our Common Stock in public trading markets;

- our failure to comply with OTC market rules;

- the failure of an active market for our Common Stock to develop;

- our Common Stock being thinly traded; and

- our charter providing for “blank-check” preferred stock.

Risks Related to our Financial Condition

Both we (collectively) and Cosmos (individually) have incurred operating losses since inception and anticipate continuing to incur substantial operating losses in the near future.

We have historically incurred net losses, including net losses of approximately $10.42 million and $3.45 million for the years ended December 31, 2020 and 2019, respectively. As of March 31, 2021, we had an accumulated deficit of approximately $59.1 million. Similarly, and not included in the forgoing, Cosmos has incurred net and operating losses since its inception in May 2019, including net losses of approximately $38.52 million and operating losses of approximately $38.33 million as of March 31, 2021.

Even with the change of our primary business away from our historical LO2A Business to the digital asset infrastructure business of Cosmos, we do not know whether or when we will become profitable and we expect to continue to incur losses for the near future, and these losses will likely increase as we pursue our growth strategy. No certainty exists that we will become profitable and, even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our inability to achieve and then maintain profitability would negatively affect our business, financial condition, results of operations and cash flows.

We have a limited operating history and a history of operating losses, and expect to incur significant additional operating losses.

We have a limited operating history. Therefore, there is limited historical financial information upon which to base an evaluation of our performance. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. We have generated net losses of $5.03 million and $1.3 million for the years ended December 31, 2020 and 2019, respectively. We expect to incur additional net losses over the next several years as we seek to expand operations. The amount of future losses and when, if ever, we will achieve profitability are uncertain. If we are unsuccessful at executing on our business plan, our business, prospects, and results of operations may be materially adversely affected.

We will need to raise additional capital to meet our business requirements in the future, and such capital raising may be costly or difficult to obtain and will dilute current stockholders’ ownership interests.

The sources of financing at our disposal are estimated by our management to be currently insufficient to conduct our ongoing business for the next 12 months. No certainty exists that we will be able to secure the additional sources of finance we need to perform the advanced and necessary stages of receiving regulatory approvals for marketing and distributing our products, including the costs derived from performing clinical trials and the requirements of the regulatory authorities.

The lack of satisfactory means of financing may causes us to suspend or cease operations. As of March 31, 2021, we had cash and cash equivalents of approximately $3.4 million. We have expended and believe that we will continue to expend substantial resources for the foreseeable future especially in relation to the purchase of Miners and related equipment. In addition, other unanticipated costs may arise. As a result of these and other factors currently unknown to us, we will require additional funds, through public or private equity or debt financings or other sources, such as strategic partnerships and alliances and licensing arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate our proposed expansion plans or results of operations.

Risks Relating to our Digital Infrastructure Business and Industry

The further development and acceptance of digital asset networks and other digital assets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of digital asset systems may adversely affect an investment in us.

There is currently relatively small use of Bitcoin and other cryptocurrencies in the retail and commercial marketplaces compared to relatively large use by speculators, thus contributing to price volatility that could adversely affect an investment in us.

Cryptocurrencies are a relatively new concept and asset class, so there is still some degree of uncertainty and pessimism about their use and whether their popularity will gain further traction is difficult to predict. In May 2021, Tesla, Inc. (“Tesla”), which was accepting cryptocurrency as payment for its electric cars, announced that it would halt sale of cars for cryptocurrency due to environmental concerns with cryptocurrency mining. Decisions and announcements such as this can have a material and adverse effect on the values of cryptocurrencies.

If the popularity and use of cryptocurrencies diminish their value decreases, our existing and potential further interest in cryptocurrencies would be detrimentally affected and our business, financial condition, results of operations and prospects may be materially adversely affected.

The digital asset exchanges on which digital assets trade are relatively new and, in many cases, unregulated, and may therefore be more exposed to fraud and failure than established, regulated exchanges for other products. To the extent that the digital asset exchanges representing a substantial portion of the volume in digital asset trading are involved in fraud or experience security failures or other operational issues, such failures may result in a reduction in the price of some or all digital assets which could adversely affect our business, financial condition, results of operations and prospects.

The digital asset exchanges on which digital assets trade are new and, in many cases, largely unregulated. Furthermore, many digital asset exchanges (including several of the most prominent USD denominated digital asset exchanges) do not provide the public with significant information regarding their ownership structure, management teams, corporate practices or regulatory compliance. As a result, the marketplace may lose confidence in, or may experience problems relating to, digital asset exchanges, including prominent exchanges handling a significant portion of the volume of digital asset trading.

A lack or perceived lack of stability in the digital asset exchange market and the closure or temporary shutdown of digital asset exchanges due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in the digital asset networks and result in greater volatility in digital asset values. These potential consequences of a digital asset exchange’s failure could adversely affect an investment in us.

Significant contributors to all or any digital asset network could propose amendments to the respective network’s protocols and software that, if accepted and authorized by such network, could adversely affect us.

Significant contributors to all or any digital asset network could propose amendments to the respective network’s protocols and software that, if accepted and authorized by such network, could adversely affect us. For example, with respect to Bitcoin networks, a small group of individuals contribute to the Bitcoin Core project on GitHub.com. This group of contributors is currently headed by Wladimir J. van der Laan, the current lead maintainer. These individuals can propose refinements or improvements to the Bitcoin network’s source code through one or more software upgrades that alter the protocols and software that govern the Bitcoin network and the properties of Bitcoin, including the irreversibility of transactions and limitations on the mining of new Bitcoin. Proposals for upgrades and discussions relating thereto take place on online forums. For example, there is an ongoing debate regarding altering the blockchain by increasing the size of blocks to accommodate a larger volume of transactions. Although some proponents support an increase, other market participants oppose an increase to the block size as it may deter miners from confirming transactions and concentrate power into a smaller group of miners.

To the extent that a significant majority of the users and miners on the Bitcoin network install such software upgrade(s), the Bitcoin network would be subject to new protocols and software that could materially adversely affect our business, financial condition, results of operations and prospects. In the event a developer or group of developers proposes a modification to the Bitcoin network that is not accepted by a majority of miners and users, but that is nonetheless accepted by a substantial plurality of miners and users, two or more competing and incompatible blockchain implementations could result. This is known as a “hard fork.” In such a case, the “hard fork” in the blockchain could materially and adversely affect the perceived value of digital assets as reflected on one or both incompatible blockchains, which may materially adversely affect our business, financial condition, results of operations and prospects.

If a malicious actor or botnet obtains control in excess of 50% of the processing power active on any digital asset network, including the Bitcoin network, it is possible that such actor or botnet could manipulate the blockchain in a manner that adversely affects an investment in us.

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on any digital asset network, including the Bitcoin network, it may be able to alter the blockchain by constructing alternate blocks if it is able to solve for such blocks faster than the remainder of the miners on the blockchain can add valid blocks. In such alternate blocks, the malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new digital assets or transactions using such control. Using alternate blocks, the malicious actor could “double-spend” its own digital assets (i.e., spend the same digital assets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintains control. To the extent that such malicious actor or botnet does not yield its majority control of the processing power or the digital asset community does not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible. Such changes could adversely affect our business, financial condition, results of operations and prospects.

A failure to properly monitor and upgrade the Bitcoin network protocol could damage the Bitcoin network and adversely affect us.

The open-source structure of the cryptocurrencies’ network protocols means that the contributors to any such protocol are generally not directly compensated for their contributions in maintaining and developing the protocol. The Bitcoin network, for example, operates based on an open-source protocol maintained by contributors, largely on the Bitcoin Core project on GitHub. As an open-source project, Bitcoin is not represented by an official organization or authority. As the Bitcoin network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the Bitcoin network protocol. Although the MIT Media Lab’s Digital Currency Initiative funds the current maintainer Wladimir J. van der Laan, among others, this type of financial incentive is not typical. The lack of guaranteed financial incentive for contributors to maintain or develop the Bitcoin network and the lack of guaranteed resources to adequately address emerging issues with the Bitcoin network may reduce incentives to address the issues adequately or in a timely manner. Changes to a digital asset network which we are mining could materially adversely affect our business, financial condition, results of operations and prospects.

If the award of digital assets for solving blocks and transaction fees for recording transactions are not sufficiently high to incentivize miners, miners may cease expending hashrate to solve blocks and confirmations of transactions on the blockchain could be slowed temporarily.

Bitcoin miners record transactions when they solve for and add blocks of information to the blockchain. When a miner solves for a block, it creates that block, which includes data relating to (i) the solution to the block, (ii) a reference to the prior block in the blockchain to which the new block is being added and (iii) all transactions that have occurred but have not yet been added to the blockchain. The miner becomes aware of outstanding, unrecorded transactions through the data packet transmission and propagation discussed above. Typically, Bitcoin transactions will be recorded in the next chronological block if the spending party has an internet connection and at least one minute has passed between the transaction’s data packet transmission and the solution of the next block. If a transaction is not recorded in the next chronological block, it is usually recorded in the next block thereafter.

As the award of new digital assets for solving blocks declines, and if transaction fees are not sufficiently high, miners may not have an adequate incentive to continue mining and may cease their mining operations. For example, the current fixed reward on the Bitcoin network for solving a new block is six and a quarter (6.25) Bitcoins per block; the reward decreased from twelve and a half (12.5) Bitcoin in May, 2020. It is estimated that it will halve again in about 4 years from 2020. This reduction may result in a reduction in the aggregate hashrate of the Bitcoin network as the incentive for miners will decrease. Moreover, miners ceasing operations would reduce the aggregate hashrate on the Bitcoin network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to the blockchain until the next scheduled adjustment in difficulty for block solutions) and make the Bitcoin network more vulnerable to a malicious actor obtaining control in excess of fifty percent (50%) of the aggregate hashrate on the Bitcoin network. Periodically, the Bitcoin network has adjusted the difficulty for block solutions so that solution speeds remain in the vicinity of the expected ten (10) minute confirmation time targeted by the Bitcoin network protocol.

More significant reductions in aggregate hashrate on digital asset networks could result in material, though temporary, delays in block solution confirmation time. Any reduction in confidence in the confirmation process or aggregate hashrate of any digital asset network may negatively impact the value of digital assets, which will adversely impact our business, financial condition, results of operations and prospects.

An increase in transaction fees could reduce the price or digital assets.

If fees increase for recording transactions on the Bitcoin Network, demand for cryptocurrencies may decrease and prevent the expansion of the network to retail merchants and commercial businesses, resulting in a reduction in the price of digital assets that could adversely affect our business, financial condition, results of operations and prospects.

To the extent that the profit margins of digital asset mining operations are not high, operators of digital asset mining operations are more likely to immediately sell their digital assets earned by mining in the digital asset exchange market, resulting in a reduction in the price of digital assets that could adversely impact our business, financial condition, results of operations and prospects.

Over the past two years, digital asset mining operations have evolved from individual users mining with computer processors, graphics processing units and first-generation servers. Currently, new processing power brought onto the digital asset networks is predominantly added by incorporated and unincorporated “professionalized” mining operations. Professionalized mining operations may use proprietary hardware or sophisticated machines. They require the investment of significant capital for the acquisition of this hardware, the leasing of operating space (often in data centers or warehousing facilities), incurring of electricity costs and the employment of technicians to operate the mining farms. As a result, professionalized mining operations are of a greater scale than prior miners and have more defined, regular expenses and liabilities. These regular expenses and liabilities require professionalized mining operations to more immediately sell digital assets earned from mining operations on the digital asset exchange market, whereas it is believed that individual miners in past years were more likely to hold newly mined digital assets for more extended periods. The immediate selling of newly mined digital assets greatly increases the supply of digital assets on the digital asset exchange market, creating downward pressure on the price of each digital asset.

The extent to which the value of digital assets mined by a professionalized mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized mining operation may be more likely to sell a higher percentage of its newly mined digital assets rapidly if it is operating at a low profit margin—and it may partially or completely cease operations if its profit margin is negative. In a low profit margin environment, a higher percentage could be sold into the digital asset exchange market more rapidly, thereby potentially reducing digital asset prices. Lower digital asset prices could result in further tightening of profit margins, particularly for professionalized mining operations with higher costs and more limited capital reserves, creating a network effect that may further reduce the price of digital assets until mining operations with higher operating costs become unprofitable and remove mining power from the respective digital asset network. The network effect of reduced profit margins resulting in greater sales of newly mined digital assets could result in a reduction in the price of digital assets that could adversely impact our business, financial condition, results of operations and prospects.

Mining equipment is likely to breakdown or fail.

It is likely that the miners and related mining equipment used to mine digital assets will breakdown and may not function at any given time. Any downtime of the miners and mining equipment will have a direct impact on us as they would not be performing their role, that is, solving hashes and receiving a block reward. This would therefore decrease our revenue.

The market for mining hardware is new and subject to numerous issues.

There are currently a number of issues facing the mining hardware market, including but not limited to:

●	Computing Chip Shortage – There are a limited number of computing chips being produced at any given time, and the demand for computing chips is at an all-time high. This affects not only Bitcoin Mining, but computing worldwide as the costs related to purchasing any computing hardware may increase and the delay in receipt of any such computing hardware may be extended.

●	COVID 19 – In December 2019, the novel coronavirus (“COVID-19) surfaced globally. The effect of the pandemic is being seen firsthand in all industries. It has effected mining activities due to, among other things, factory closings in China and elsewhere, and increased tariffs on worldwide trade having the most profound effect.

●	International Freight – Due to movement restrictions of both people and freight attributed to the COVID-19 pandemic, international freight is experiencing increased wait times and increased costs due to a large backlog of orders, and unprecedented demand for international freight.

Electricity costs often determine the profitability of our digital asset infrastructure business.

Electricity (or “consumption”) costs are a major factor which will determine whether our digital mining activities are profitable and viable. Digital mining consumes a significant amount of electricity. The financial modelling of our digital asset infrastructure business is based on certain assumptions, one of those being that its electricity costs per kilowatt (in the U.S.) remains within a certain price range because its miners are located in the U.S. Electricity prices are subject to change, and any changes in U.S. electricity prices, due to regulatory changes, commercial events, or otherwise, are beyond our control. Any such changes which increase the costs of electricity to a point that we are unwilling to pay or unable to maintain based on our financial modelling, would significantly impact the profitability and viability of our business.

Our ability to adopt technology in response to changing security needs or trends poses a challenge to the safekeeping of our digital assets.

The history of digital asset exchanges has shown that exchanges and large holders of digital assets must adapt to technological change in order to secure and safeguard their digital assets. We frequently liquidate cryptocurrencies held and keep a minimum number of cryptocurrencies in our possession so as to minimize our risks against theft, loss, destruction or other issues relating to hackers and technological attack. We believe that we may become a more appealing target of security threats as the size of our Bitcoin holdings grow. To the extent that we are unable to identify and mitigate or stop new security threats, our digital assets may be subject to theft, loss, destruction or other attack, which could adversely affect our business, financial condition, results of operations and prospects.

Security threats could result in a loss of digital assets, or damage to our reputation and brand, each of which could adversely affect us.

Security breaches, computer malware and computer hacking attacks have been a prevalent concern in the digital asset exchange markets. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses, could harm our business operations or result in loss of our digital assets. Any breach of our infrastructure could result in damage to our reputation which could adversely affect our business, financial condition, results of operations and prospects. Furthermore, we believe that, as our assets grow, we may become a more appealing target for security threats such as hackers and malware.

We frequently liquidate cryptocurrencies held and keep a minimum number of cryptocurrencies in our possession so as to minimize our risks and safeguard our digital assets from theft, loss, destruction or other issues relating to hackers and technological attack. Nevertheless, this security system may not be impenetrable and may not be free from defect or immune to acts of God, and any loss due to a security breach, software defect or act of God will be borne by us.

The security system and operational infrastructure may be breached due to the actions of outside parties, error or malfeasance of an employee, or otherwise, and, as a result, an unauthorized party may obtain access to our private keys, data or Bitcoins. Additionally, outside parties may attempt to fraudulently induce employees of ours to disclose sensitive information in order to gain access to our infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of our security system occurs, the market perception of the effectiveness of its security system could be harmed, which could adversely affect our business, financial condition, results of operations and prospects. In the event of a security breach, we may also be forced to cease operations, or suffer a reduction in assets, the occurrence of each of which could adversely affect us.

A loss of confidence in our security system, or a breach of our security system, may adversely affect our business.

We will take measures to protect our self and our digital assets from unauthorized access, damage or theft; however, it is possible that the security system may not prevent the improper access to, or damage or theft of its digital assets. A security breach could harm our reputation or result in the loss of some or all of our digital assets. A resulting perception that our measures do not adequately protect our digital assets could adversely affect our business, financial condition, results of operations and prospects.

Digital asset transactions are irrevocable and stolen or incorrectly transferred digital assets may be irretrievable. As a result, any incorrectly executed digital asset transactions could adversely affect our business.

Digital asset transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on the respective digital asset network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of digital assets or a theft of digital assets generally will not be reversible, and we may not be capable of seeking compensation for any such transfer or theft. Although our transfers of digital assets will regularly be made to or from vendors, consultants, services providers, etc. it is possible that, through computer or human error, or through theft or criminal action, our digital assets could be transferred from us in incorrect amounts or to unauthorized third parties. To the extent that we are unable to seek a corrective transaction with such third party or are incapable of identifying the third party which has received its digital assets through error or theft, we will be unable to revert or otherwise recover incorrectly transferred digital assets. To the extent that we are unable to seek redress for such error or theft, such loss could adversely affect our business, financial condition, results of operations and prospects.

The limited rights of legal recourse against us, and our lack of insurance protection expose us to the risk of loss of our digital assets for which no person is liable.

The digital assets we hold are not insured. Therefore, a loss may be suffered with respect to our digital assets which is not covered by insurance and for which no person is liable in damages which could adversely affect our business, financial condition, results of operations and prospects.

Digital assets we hold are not subject to FDIC or SIPC protections.

We do not hold our digital assets with a banking institution or a member of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”), and, therefore, our digital assets are not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions.

We may not have adequate sources of recovery if our digital assets are lost, stolen or destroyed.

If our digital assets are lost, stolen or destroyed under circumstances rendering a party liable to us, the responsible party may not have the financial resources sufficient to satisfy its claim. For example, as to a particular event of loss, the only source of recovery we have might be limited, to the extent identifiable, other responsible third parties (e.g., a thief or terrorist), any of which may not have the financial resources (including liability insurance coverage) to satisfy a valid claim by us.

The sale of our digital assets to pay expenses at a time of low digital asset prices could adversely affect our business.

We may sell digital assets to pay expenses on an as-needed basis, irrespective of then-current prices. Consequently, our digital assets may be sold at a time when the prices on the respective digital asset exchange market are low, which could adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Regulatory and Political Matters

Digital assets such as Bitcoin are likely to be regulated as securities or investment securities

Digital assets and cryptocurrencies have been the source of much regulatory consternation, resulting in differing definitional outcomes without a single unifying statement. Although we do not believe our mining activities require us to be registered to conduct such activities and accumulate digital assets, the SEC, the Commodity Futures Trading Commission (“CFTC”), U.S. stock exchanges, or other governmental or quasi-governmental agencies or organization may conclude that our activities involve the offer or sale of “securities”, or ownership of “investment securities”, and we may face regulation under the Securities Act of 1933, as amended (the “Securities Act”) or the Investment Company Act of 1940, as amended (the “Investment Company Act”). Such regulation or the inability to meet the requirements to continue operations, would have a material adverse effect on our business and operations.

Currently in Australia, Bitcoin in and of itself is not a financial product nor are digital assets regarded as money or currency for the purpose of Australian corporate law. The effect of any future regulatory change on digital assets or an entity dealing in or holding digital assets is impossible to predict, but such change could be substantial and adverse to the returns we seek.

Regulatory changes or actions may alter the nature of an investment or restrict the use of digital assets in a manner that could adversely affect an investment in us.

While Bitcoin is presently legal in Australia and the United States of America, it may be illegal now, or in the future, to acquire, own, hold, sell or use Bitcoins in one or more other countries.

In May 2021, China banned financial and payment institutions from providing cryptocurrency services and warned against using digital coins as payment, which causes a significant decrease in the value of most of the major cryptocurrencies.

Regulatory changes or interpretations, such as those enacted by China, could cause us (or any of our subsidiaries) to be required to register and comply with new regulations, resulting in potentially extraordinary, recurring or non-recurring expenses to those holding digital assets, or could decrease the valuations of cryptocurrencies.

Global climate change and related environmental regulations may have an adverse effect on our business operations and financial position.

The constant discussion surrounding climate change and its effect on the environment such as changes in rainfall, weather patterns, water supplies and shortages, sea level and changing temperatures could have an adverse effect on our operations and financial performance.

Extreme weather events may:

●	cause damage to one or more of our modular data centres (that house our Miners) and therefore reduce our ability to maximise the performance of the Miners;

●	affect the delivery times of equipment ordered from our manufacturers and therefore impacting our financial forecasts which were scheduled for a certain period of time.

In addition, there has been recent commentary about cryptocurrency mining and its impact on the environment and it currently seems that governments and related government bodies around the world are introducing or contemplating legislative and regulatory changes in response to initiatives by various climate change interest groups. Non-government actors, such as businesses, like Tesla, may also decide to halt acceptance of cryptocurrency as payment due to environmental concerns with cryptocurrency mining, which are likely to have an adverse effect on the values of cryptocurrencies.

Any legislative changes regarding climate change in general, and those relating to crypto mining in particular, could add significant burden and costs to our business, including costs related to making our energy consumption more efficient and lower impact on the environment environmental monitoring and reporting, and other costs to comply with such changes. Further, there could be reputational damage to our business caused by increased negative publicity surrounding cryptocurrency and the apparent effects on the environment.

If regulatory changes or interpretations of our activities require us or any of our affiliates to register as a money services business (“MSB”) under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to register and comply with such regulations. If regulatory changes or interpretations of our activities require the licensing or other registration as a money transmitter (or equivalent designation) under state law in any state in which we operate, we may be required to seek license or otherwise register and comply with such state law. In the event of any such requirement, to the extent we decide to continue, the required registrations, licenses and regulatory compliance steps may result in extraordinary, non-recurring expenses to us and even in a decision to cease our digital asset infrastructure operations.

To the extent that our activities cause us to be deemed an MSB under the regulations promulgated by the Financial Crimes Enforcement Network (“FinCEN”), a unit of the U.S. Treasury Department focused on money laundering under the authority of the U.S. Bank Secrecy Act, we may be required to comply with FinCEN regulations, including those that would mandate we implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records. In addition, to the extent that our activities cause us to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which we operate, we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Currently, the New York State Department of Financial Services has finalized its “BitLicense” framework for businesses that conduct “virtual currency business activity,” the Conference of State Bank Supervisors has proposed a model form of state level “virtual currency” regulation and additional state regulators including those from California, Idaho, Virginia, Kansas, Texas, South Dakota and Washington have made public statements indicating that virtual currency businesses may be required to seek licenses as money transmitters. In July 2016, North Carolina updated the law to define “virtual currency” and the activities that trigger licensure in a business-friendly approach that encourages companies to use virtual currency and blockchain technology. Specifically, the North Carolina law does not require miners or software providers to obtain a license for multi-signature software, smart contract platforms, smart property, colored coins and non-hosted, non-custodial wallets. Starting January 1, 2016, New Hampshire requires anyone exchanges a digital currency for another currency must become a licensed and bonded money transmitter. In numerous other states, including Connecticut and New Jersey, legislation is being proposed or has been introduced regarding the treatment of Bitcoin and other digital assets. Cosmos will continue to monitor for developments in such legislation, guidance or regulations.

Such additional federal or state regulatory obligations may cause us to incur extraordinary expenses, possibly adversely affecting our business, financial condition, results of operations and prospects. Furthermore, we and our service providers may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. If we are deemed to be subject to and determine not to comply with such additional regulatory and registration requirements, we may act to dissolve and liquidate our business. Any such action may materially adversely impact our business, financial condition, results of operations and prospects.

Current interpretations require the regulation of Bitcoin under the Commodity Exchange Act (“CEA”) by the CFTC, we may be required to register and comply with such regulations. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary, non-recurring expenses to us. We may also decide to cease certain operations. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors.

Current and future legislation, CFTC and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which Bitcoin is treated for classification and clearing purposes. In particular, Bitcoin derivatives are not excluded from the definition of “commodity future” by the CFTC. We cannot be certain as to how future regulatory developments will impact the treatment of Bitcoin under the law.

Bitcoin has been deemed a “commodity” by the CFTC, and we may in the future be required to register and comply with additional regulation under the CEA, including additional periodic report and disclosure standards and requirements. Moreover, we may be required to register as a commodity pool operator and to register as a commodity pool with the CFTC through the National Futures Association. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting our business, financial condition, results of operations and prospects. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations. Any such action may adversely affect our business, financial condition, results of operations and prospects.

If regulatory changes or interpretations require the regulation of Bitcoin under the Securities Act and Investment Company Act by the SEC, we may be required to register and comply with such regulations. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary, non-recurring expenses to us and we may also decide to cease certain operations. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors. This would likely have a material adverse effect on us.

Current and future legislation and the SEC rulemaking and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which Bitcoin is treated for classification and clearing purposes. The SEC’s July 25, 2017 Report expressed its view that digital assets may be securities depending on the facts and circumstances. As of the date of this prospectus, we are not aware of any rules that have been proposed to regulate Bitcoin as a security. We cannot be certain as to how future regulatory developments will impact the treatment of Bitcoin under the law. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting our business, financial condition, results of operations and prospects. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations. Any such action may adversely affect our business, financial condition, results of operations and prospects. To the extent that digital assets, including Bitcoin and other digital assets we may own, are deemed by the SEC to fall within the definition of a security, we may be required to register and comply with additional regulation under the Investment Company Act, including additional periodic reporting and disclosure standards and requirements and the registration of the combined company as an investment company. Additionally, one or more states may conclude Bitcoin and other digital assets we may own as a security under state securities laws which would require registration under state laws including merit review laws which would adversely impact us since we would likely not be able to comply. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting our business, financial condition, results of operations and prospects. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease all or certain parts of its operations. Any such action would likely adversely affect our business, financial condition, results of operations and prospects and investors may suffer a complete loss of their investment.

Stockholders do not and will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act or commodity pools under the CEA.

The Investment Company Act establishes a comprehensive federal regulatory framework for investment companies. Regulation of investment companies under the Investment Company Act is designed to, among other things: prevent insiders from managing the companies to their benefit and to the detriment of public investors; prevent the inequitable or discriminate issuance of investment company securities and prevent the use of unsound or misleading methods of computing asset values. We are not registered as an investment company under the Investment Company Act, and we believe that we are not permitted or required to register under such act. We will not hold or trade in commodity interests regulated by the CEA, as administered by the CFTC. Furthermore, we believe that we are not a commodity pool for purposes of the CEA, and we are not subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor in connection with the operation of our investment management segment. Consequently, stockholders will not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.

Political or economic crises may motivate large-scale sales of digital assets, which could result in a reduction in some or all digital assets’ values and adversely affect us.

As an alternative to fiat currencies that are backed by central governments, digital assets such as Bitcoin, which are relatively new, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is unclear how such supply and demand will be impacted by geopolitical events. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of digital assets either globally or locally. Large-scale sales of digital assets would result in a reduction in their value and could adversely affect our business, financial condition, results of operations and prospects.

Risks Related to our Business and Management

We rely on a small number of key people, the loss of which could have a significant impact on us.

The responsibility of the direction and operation of our business relies heavily on a small number of key people, including CEO James Manning and COO, Liam Wilson. If any of our key employees or service providers cease their involvement in our business or, in the unfortunate situations one or more of them are seriously injured or dies, this loss would have a significant and likely adverse impact on us.

Our results of operations may be negatively impacted by the coronavirus outbreak.

In December 2019, COVID-19 surfaced globally. The World Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak. The impacts of the outbreak are unknown and rapidly evolving. Many countries around the world have imposed quarantines and restrictions on travel and mass gatherings to slow the spread of the virus. In Australia, federal, state and local governments have enacted restrictions on travel, gatherings, and workplaces, with exceptions made for essential workers and businesses. As of the date of this prospectus, our digital asset infrastructure business has not been declared an essential business. As a result, we may be required to substantially reduce or cease operations in response to governmental action or decree as a result of COVID-19.

Failure to effectively manage our growth could place strains on its managerial, operational and financial resources and could adversely affect our business and operating results.

As our digital asset infrastructure operations grow, the administrative demands upon us will grow, and our success will depend upon our ability to meet those demands. We are organized as a holding company, with numerous subsidiaries. Both the parent company and each of our subsidiaries require certain financial, managerial and other resources, which could create challenges to our ability to successfully manage our subsidiaries and operations and impact our ability to assure compliance with our policies, practices and procedures. These demands include, but are not limited to, increased executive, accounting, management, legal services, staff support and general office services. We may need to hire additional qualified personnel to meet these demands, the cost and quality of which is dependent in part upon market factors outside of our control. Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business and operating results.

We have potential risks in connection with growth and acquisitions.

Our future growth may depend in part on our ability to acquire patented technologies or potential target companies that have synergies with our business activities. Such acquisitions are subject to numerous risks, including, but not limited to the following:

●	our inability to enter into a definitive agreement with respect to any potential acquisition, or if we are able to enter into such agreement, our inability to consummate the potential acquisition;

●	difficulty integrating the operations, technology and personnel of the acquired entity including achieving anticipated synergies;

●	our inability to achieve the anticipated financial and other benefits of the specific acquisition;

●	difficulty in maintaining controls, procedures and policies during the transition and monetisation process;

●	diversion of our management’s attention from other business concerns; and

●	failure of our due diligence process to identify significant issues, including issues with respect to patented technologies and other legal and financial contingencies.

If we are unable to manage these risks effectively as part of any acquisition, our business could be adversely affected.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”). Section 404 requires that our management maintain a system of internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. It also requires that our management annually evaluate whether our internal control over financial reporting is effective at providing reasonable assurance and to disclose its assessment to investors. Our management conducted an assessment of the effectiveness of our internal control over financial reporting as of March 31, 2021, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). As a result of this assessment, management identified a material weakness in internal control over financial reporting. As a result of the material weakness in internal control over financial reporting described above, our management has concluded that, as March 31, 2021, our internal control over financial reporting was not effective based on the criteria in Internal Control – Integrated Framework issued by COSO.

Although we acquired and became the parent company of Cosmos in the Cosmos Transaction, with limited exceptions, the management team of Cosmos became our management team and became responsible for our internal control over financial reporting upon completion of the Cosmos Transaction. Cosmos had limited accounting personnel and other resources with which to address our internal controls and procedures, and was not previously subject to the same requirements. Our new management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that are applicable to us. If our new management is not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our stock.

In addition, as a smaller reporting company and non-accelerated filer, we are not subject to the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. However, as we grow, we may become subject to the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

If we fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, the accuracy and timeliness of the filing of our annual and quarterly reports may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock. In addition, we identified a material weakness in the effectiveness of our internal control over financial reporting which could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Common Stock

A large number of shares are issuable upon conversion or exercise of our outstanding Notes, Warrants or other convertible securities. The conversion or exercise of these securities could result in the substantial dilution of your investment in terms of your percentage ownership in our company. The sale of a large amount of Common Stock received upon conversion or exercise of these securities on the public market, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

As of June 4, 2021 there were outstanding presently convertible or exercisable (i) Notes entitling the holders thereof to convert into 63,626,903 shares of our common stock, (ii) warrants entitling the holders thereof to purchase 16,960,982 shares of Common Stock at an exercise price of $0.001 per share, (iii) 178 Shares of our Series A Preferred Stock, which are convertible into 178,000 share of Common Stock, and (iv) an obligation to issue 40,000,000 shares in Mawson in the form of performance-based restricted share units in accordance with the BIA. In the event of the exercise or conversion of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in our company. In addition, the holders of such securities may sell shares in tandem with their exercise of those securities to finance that exercise, which could further depress the market price of the Common Stock.

Raising additional capital may cause dilution to our existing stockholders.

We may seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect stockholder rights. Furthermore, the number of shares available for future grant under our equity compensation plans may be increased in the future. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends.

Because our Common Stock may be a “penny stock,” it may be more difficult for investors to sell shares of our Common Stock, and the market price of our Common Stock may be adversely affected.

Our Common Stock may be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for investors to sell our shares of Common Stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our Common Stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of our Common Stock publicly at times and prices that they feel are appropriate.

We may not be able to attract the attention of major brokerage firms, which may limit the liquidity of our Common Stock and may make it more difficult for us to raise additional capital in the future.

Securities analysts of major brokerage firms may not provide coverage of our Common Stock because there may be little incentive for brokerage firms to recommend the purchase of our Common Stock. As a result, our Common Stock may have limited liquidity and investors may have difficulty selling it. Furthermore, we cannot assure you that brokerage firms will want to conduct any secondary offerings on our behalf if we seek to raise additional capital in the future. Our inability to raise additional capital may have a material adverse effect on our business.

Future sales of our Common Stock could reduce our stock price.

Sales by stockholders of substantial amounts of our Common Stock, or the perception that these sales may occur in the future, could materially and adversely affect the market price of our Common Stock. Furthermore, the market price of our Common Stock could drop significantly if our executive officers, directors, or certain large shareholders sell their shares, or are perceived by the market as intending to sell them.

The concentration of the capital stock ownership with our insiders will likely limit the ability of our stockholders to influence corporate matters.

As of June 4, 2021, our executive officers, directors, five percent or greater stockholders, and their respective affiliated entities in the aggregate beneficially own approximately 19% of our Common Stock. As a result of such ownership, despite the fact that each one of them, to our knowledge, will continue to operate independently from the other with respect to their respective shareholding of the Company’s shares, these stockholders, if acting together, will have control over matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a corporate transaction that other stockholders may view as beneficial, including preventing changes in control or in management. For more information about our current share ownership, please see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,” beginning on page 55 of this prospectus.

We have not paid, and do not intend to pay, dividends on our Common Stock and therefore, unless our Common Stock appreciates in value, our investors may not benefit from holding our Common Stock.

We have not paid any cash dividends on our Common Stock since inception and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. As a result, investors in our Common Stock will not be able to benefit from owning our Common Stock unless the market price of our Common Stock becomes greater than the price paid for the stock by these investors.

Anti-takeover provisions under our Certificate of Incorporation could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by the stockholders to replace or remove management.

Our Certificate of Incorporation contains provisions, such as blank check preferred stock, advance notice, and stockholder action by written consent which could make it more difficult for a third party to acquire us. These provisions may have the effect of preventing or hindering any attempts by our stockholders to replace our Board of Directors (our “Board”) or management.

The public trading market for our Common Stock is volatile and may result in higher spreads in stock prices, which may limit the ability of our investors to sell their shares at a profit, if at all.

Our Common Stock trades in the over-the-counter market and is quoted on the OTCQB. The over-the-counter market for securities has historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations may adversely affect the market price of our Common Stock and result in substantial losses to its investors. In addition, the spreads on stock traded through the over-the-counter market are generally unregulated and higher than on stock exchanges, which mean that the difference between the price at which shares could be purchased by investors in the over-the-counter market compared to the price at which they could be subsequently sold would be greater than on these exchanges. Significant spreads between the bid and asked prices of the stock could continue during any period in which a sufficient volume of trading is unavailable or if the stock is quoted by an insignificant number of market makers. Historically our trading volume has been insufficient to significantly reduce this spread and has had a limited number of market makers sufficient to affect this spread. These higher spreads could adversely affect investors who purchase the shares at the higher price at which the shares are sold, but subsequently sell the shares at the lower bid prices quoted by the brokers. Unless the bid price for the stock exceeds the price paid for the shares by the investor, plus brokerage commissions or charges, the investor could lose money on the sale. For higher spreads such as those on over-the-counter stocks, this is likely a much greater percentage of the price of the stock than for exchange listed stocks. There is no assurance that at the time an investor in our Common Stock wishes to sell the shares, the bid price will have sufficiently increased to create a profit on the sale.

We may not continue to meet OTC listing requirements

On or about March 16, 2021, we received notice from OTC Markets Group (“OTC”) that we have failed to have a public float greater than 10% of our total shares outstanding, a requirement under Section 1.1.1(C) of OTCQB Standards, which would if not rectified within 30 days could result in our shares ceasing to trade on the OTCQB marketplace. We have submitted a plan to cure this deficiency, which the OTC accepted, and which gives us until June 30, 2021 to rectify the issue. This plan involves filing a registration statement on Form S-1 to register the shares issued in the Cosmos Transaction and in the PIPE, and such registration is required by the terms of the Cosmos Transaction and the PIPE, however, if we are unable to file and have the registration made effective by June 30, 2021, we may not be in compliance with the OTC listing requirements and are shares may cease to trade on the OTCQB marketplace.

An active market for our Common Stock may not develop.

Although our Common Stock trades on the OTCQB, we do not have an active trading market and an active trading market may not develop. If an active trading market does not develop, or is not sustained, it may be difficult for investors to sell their shares without depressing the market price for the shares or at all. Further, an inactive market may also impair our ability to raise capital by selling shares of our Common Stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of Common Stock as consideration.

Our Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our Common Stock has historically been sporadically traded on the OTCQB, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained.

Our Board can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect common stockholders or which could be used to resist a potential take-over of us.

Under our Certificate of Incorporation, our Board is authorized to issue up to 1,000,000 shares of preferred stock, 178 of which are issued and outstanding (each preference share is convertible to 1,000 common stock) as of the date of this prospectus. Also, our Board, without stockholder approval, may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares. If the Board causes shares of preferred stock to be issued, the rights of the holders of our Common Stock could be adversely affected. The Board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Preferred shares issued by the Board could include voting rights, or even super voting rights, which could shift the ability to control us to the holders of the preferred stock. Preferred shares could also have conversion rights into shares of Common Stock at a discount to the market price of the Common Stock which could negatively affect the market for our Common Stock. In addition, preferred shares would have preference in the event of liquidation of the corporation, which means that the holders of preferred shares would be entitled to receive the net assets of the corporation distributed in liquidation before the Common Stockholders receive any distribution of the liquidated assets. We have no current plans to issue any shares of preferred stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the section regarding Management’s Discussion and Analysis of Financial Condition and Results of Operations) and any prospectus supplement contains forward-looking statements, about our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “RISK FACTORS,” beginning on page 7 of this prospectus. The risk factors included in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	Our need and ability to raise additional capital, and the terms therefore.

●	The development and acceptance of digital asset networks and digital assets, including the slowing or stopping of the development or acceptance of digital asset systems.

●	Changes to digital asset networks and their protocols and software.

●	The rewards and incentives for mining digital assets like Bitcoin, and their reduction over time.

●	The costs associated with digital asset mining, including electricity, equipment purchases, equipment maintenance and security.

●	The volatility in the value and prices of cryptocurrencies.

●	Changes in technology.

●	Security threats and malicious actors.

●	Further or new regulation of digital assets such as Bitcoin as securities or investment securities or of our activities that would require further registration or compliance with additional regulations and laws.

●	Global climate changes and related environmental regulations, or pandemic or similar items and events.

●	Political or economic crises motivating large-scale sales of digital assets.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the selling stockholders. Upon the exercise of the Warrants for an aggregate of 16,960,982 shares of Common Stock by payment of cash however, we will receive the exercise price of the Warrants, or an aggregate of approximately $16,900. We will bear all fees and expenses incident to our obligation to register the shares of common stock. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling stockholders.

MARKET PRICE AND DIVIDENDS

Market Price for our Common Stock

Our Common Stock began trading on the OTC Pink and its predecessors under the symbol “OPLI” on January 25, 2012 through November 15, 2017, and under the symbol “WIZP” from November 16, 2017 through January 3, 2018. Since January 4, 2018, our Common Stock has been traded on the OTCQB under the symbol “WIZP,” and, commencing April 27, 2021, under the symbol “MIGI”.

Holders

As of June 4, 2021, there were approximately 268 stockholders of record of our Common Stock. This number does not include an indeterminate number of stockholders whose shares are held by brokers in street name. The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to our Common Stock.

Dividend Policy

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our Board deems relevant. Our ability to pay cash dividends is subject to limitations imposed by state law of our jurisdiction of incorporation.

OUR BUSINESS

Business - Overview

We, through its majority-owned subsidiary, Cosmos and the Cosmos Subsidiaries, are a ‘Digital Asset Infrastructure’ business, which owns and operates modular data centers (“MDCs”) currently based in the U.S. and Australia. We are focused on developing the technology to enable us to own and operate MDCs that are both air-cooled and liquid immersion cooled.

As at May 17, 2021, we own and have ordered 18,332 specialised, application-specific computers known as Miners. As at March 31, 2021 the Miners produce up to 200 Petahash of computing power with a total capacity upon deployment of all ordered equipment to produce up to a total capacity of 1,483 Petahash. This is predominately directed to and focused on the process known as digital mining, and specifically for Bitcoin.

Complementing the Miners that we own and operate, we are actively conducting research and development into a suitable solution for liquid immersion for Miners, field-programmable gate array (“FPGA”) (which is an electronic device that includes digital logic circuitry you can program to customize its functionality), and general-purpose computing on a graphics processing unit (“GPU”) (which is the use of a GPU together with a central processing unit (CPU) to accelerate computation in applications traditionally handled only by the CPU). We have our own proprietary tank design which we are currently in the process of commercializing.

In addition, our indirect subsidiary, Cosmos Asset Management is the investment manager of the Bitcoin Wholesale Access Fund, a wholesale, unregistered managed investment scheme which currently invests in and holds Bitcoin for third party investors.

LO2A Business

Through our holdings in the Wize Subsidiaries, we also have in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of dry eye syndrome (“DES”), and other ophthalmological illnesses, including Conjunctivochalasis (“CCH”) and Sjögren’s syndrome (“Sjögren’s”) (the “LO2A Business”). However, as part of the Cosmos Transaction (as described and defined above), substantially all of the economic benefits of any successful monetization of our LO2A Business, if any, will benefit only the holders of the contingent value rights (“CVRs”). See “Prospectus Summary--Recent Developments—The Cosmos Transaction - CVR Agreement.”

Our executive offices are located at Level 5, 97 Pacific Highway, North Sydney NSW, Australia 2060. Our telephone number is +61 8624 6130 and our internet address is www.mawsoninc.com. The information on, or that may be accessed from, our website is not a part of this Prospectus.

Industry Overview

A Cryptocurrency (also referred to as a “cryptoasset” or “cryptocurrency”) is ultimately defined by reference to the rules of the system in which it exists. There are a number of Cryptocurrencies in existence in the world today. The core principle behind the concept of a “cryptocurrency” is the use of cryptology, being the sophisticated mathematical algorithms and the secret keys used to encrypt and decrypt data. Typically, cryptography is used to provide secrecy and integrity to our data and both authentication and anonymity to everyday uses such as our communications, internet browsing and digital commerce. Cryptocurrencies take these traditional concepts of cryptology and combine them with a public ledger technology known as the ‘blockchain’ on which all cryptocurrency transactions are recorded. This public ledger provides a transparent record of transactions which have occurred.

To achieve security and ensure that only the owner of the Cryptocurrency both owns and has title to the Cryptocurrency in their possession, transactions involve a ‘Private Key’ and a ‘Public Key’. The owner of a Cryptocurrency should keep the ‘Private Key’ confidential, whereas the ‘Public Key’ is published on the blockchain. In this sense, there are always two components to a transaction, representing a pair of data parameters, one public parameter (in that it is disclosed to all participants in the system or to the world at large) and one private parameter.

The private parameter, or the Private Key, permits transfers or other dealings in the Cryptocurrency to be cryptographically authenticated by digital signature. Knowledge of the Private Key confers practical control over the asset; it should therefore be kept secret by the holder. More complex Cryptocurrencies may operate with multiple Private Keys (multisig), with control of the asset shared or divided between the holders. When the owner of a Cryptocurrency decides to transfer their Cryptocurrency, they sign or authenticate using the Private Key to validate the transaction. This is similar to using a “pin” on an ATM card, which only the owner should know. Once this “pin” is entered, the details of the transfer are “published” to the blockchain, where the public parameter contains or references encoded information about the asset, such as its ownership, value and transaction history. As part of this “publishing” process the specific details are broadcast to a network of participants and once confirmed as valid, added to the relevant digital ledger. The main function of the ledger is to keep a reliable history of transactions. A key purpose of this validation is to stop the concept of double-spending. Using a traditional banking analogy, this is similar to you having an account with $100 in it, and you trying to spend it simultaneously online and at the ATM. In that situation your bank would only allow one transaction. With cryptocurrency this safety check is conducted via the public ledger.

The ledger may be distributed and decentralized, that is, shared over the network with no one person having a responsibility for maintaining it, or any right to do so. A common type of distributed ledger uses a Blockchain, which comprises blocks of transactions linked together sequentially, but other models are also in use. Although not all systems possess all of them, the main characteristic features of Cryptocurrencies are as follows:

●	intangibility;

●	cryptographic authentication;

●	use of a distributed transaction ledger; and

●	decentralization.

Blockchain typically stores three distinct pieces of information:

●	Information about the transaction - Details such as the date, time and amount;

●	Who participated in the transaction - Who has sent and received in the transaction; and

●	Distinguishing information - A cryptology-based key, referred in the industry as a “hash” which acts as a ‘fingerprint’ to each transaction.

Some Cryptocurrencies are intended to represent or are linked to conventional assets external to the system, for example money or debt obligations, tangible goods or land, a share or unit in a company or fund, or a contractual right of some kind; those assets are sometimes referred to as “tethered, exogenous” or “off-chain”. Such an external asset is certainly property but what, if any, rights in it conferred on the holder of the corresponding Cryptocurrency will depend on the contractual structure or legal rules of the Blockchain system. We consider that Cryptocurrency itself (the native or on-chain asset) is property, as distinct from any other asset it might represent.

Cryptocurrencies are decentralized currencies that enable near instantaneous transfers. Transactions occur via an open source, cryptographic protocol platform which uses peer-to-peer technology to operate with no central authority. The online network hosts the public transaction ledger, known as the blockchain, and each cryptocurrency is associated with a source code that comprises the basis for the cryptographic and algorithmic protocols governing the blockchain. In a cryptocurrency network, every peer has its own copy of the blockchain, which contains records of every historical transaction - effectively containing records of all account balances. Each account is identified solely by its unique public key (making it effectively anonymous) and is secured with its associated private key (kept secret, like a password). The combination of private and public cryptographic keys constitutes a secure digital identity in the form of a digital signature, providing strong control of ownership.

No single entity owns or operates the network. The infrastructure is collectively maintained by a decentralized public user base. As the network is decentralized, it does not rely on either governmental authorities or financial institutions to create, transmit or determine the value of the currency units. Rather, the value is determined by market factors, supply and demand for the units, the prices being set in transfers by mutual agreement or barter among transacting parties, as well as the number of merchants that may accept the cryptocurrency. Since transfers do not require involvement of intermediaries or third parties, there are currently little to no transaction costs in direct peer-to-peer transactions. Units of cryptocurrency can be converted to fiat currencies, such as the US dollar, at rates determined on various exchanges, such as Cumberland, Coinsquare (in Canada), Coinbase, Bitsquare, Bitstamp, and others. Cryptocurrency prices are quoted on various exchanges and fluctuate with extreme volatility.

Cryptocurrencies may offer some advantages over traditional, fiat currencies, although many of these factors also present potential disadvantages and may introduce additional risks, including:

●	acting as a fraud deterrent, as cryptocurrencies are digital and are not thought to be able to be counterfeited or reversed arbitrarily by a sender;

●	immediate settlement;

●	elimination of counterparty risk;

●	no trusted intermediary required;

●	lower fees;

●	identity theft prevention;

●	accessible by everyone;

●	transactions are verified and protected through a confirmation process, which prevents the problem of double spending;

●	decentralized – no central authority (government or financial institution); and

●	recognized universally and not bound by government imposed or market exchange rates.

Bitcoin was first introduced in 2008 and was first introduced as a means of exchange in 2009. Bitcoin is a consensus network that enables a new payment system and a completely new form of digital money. It is the first decentralized peer-to-peer payment network that is powered by its users with no central authority or middlemen. From a user perspective, some people view Bitcoin as cash for the Internet. The Bitcoin network shares a public ledger called the “blockchain.” This ledger contains every transaction ever processed, allowing a user’s computer to verify the validity of each transaction. The authenticity of each transaction is protected by digital signatures corresponding to the sending addresses, allowing all users to have full control over sending Bitcoins currency rewards from their own Bitcoin addresses. In addition, anyone can process transactions using the computing power of specialized hardware and earn a reward in Bitcoins for this service. This process is often called “mining.”

As with many new and emerging technologies, there are potentially significant risks. Businesses (including us) which are seeking to develop, promote, adopt, transact or rely upon blockchain technologies and cryptocurrencies have a limited track record and operate within an untested new environment. These risks are not only related to the businesses we pursue, but the sector and industry as a whole, as well as the entirety of the concept behind blockchain and cryptocurrency as value. Factors such as access to computer processing capacity, interconnectivity, electricity cost, environmental factors (such as cooling capacity) and location play an important role in “mining,” which is the term for using the specialized computers in connection with the blockchain for the creation of new units of cryptocurrency.

The method for creating new Bitcoins is mathematically controlled in a manner so that the supply of Bitcoins grows at a limited rate pursuant to a pre-set schedule. The number of Bitcoins awarded for solving a new block is automatically halved every 210,000 blocks. Thus, the current fixed reward for solving a new block is 6.25 Bitcoins per block and the reward will further decrease by half in around March 2024. This deliberately controlled rate of Bitcoin creation means that the number of Bitcoins in existence will never exceed 21 million and that Bitcoins cannot be devalued through excessive production unless the Bitcoin Network’s source code (and the underlying protocol for Bitcoin issuance) is altered. We monitor the Blockchain network and, as of May 17, 2021, based on the information we collected, there is approximately 18.7 million Bitcoins in existence.

Products and Services

Our business can be divided into three segments:

(a)	Digital Processing and Hosting Solutions (Mining);

(b)	Research and Development; and

(c)	Asset Management.

A more detailed description of each business segment is set out below.

Digital Processing and Hosting Solutions (Mining)

The business of digital processing and mining requires the purchase and ownership of computing hardware and servers specific to the computing problem that a person is seeking to solve, referred to as a “Miner”. Each Miner or component thereof can be specifically specialised to perform a function better than other hardware for the purpose of maximising the return from any specific processing task.

Mining hardware performs computational operations in support of the blockchain measured in “hash rate” or “hashes per second.” A “hash” is the computation run by mining hardware in support of the blockchain; therefore, a miner’s “hash rate” refers to the rate at which it is capable of solving such computations. The original equipment used for mining Bitcoin utilized the Central Processing Unit (“CPU”) of a computer to mine various forms of cryptocurrency. Due to performance limitations, CPU mining was rapidly replaced by the Graphics Processing Unit (“GPU”), which offers significant performance advantages over CPUs. General purpose chipsets like CPUs and GPUs have since been replaced in the mining industry by Application Specific Integrated Circuits (“ASIC”) chips. These ASIC chips are designed specifically to maximize the rate of hashing operations.

Hash Rate Capacity

As at May 17, 2021, we own and have ordered 18,332 specialised, application-specific computers known as Miners. As at March 31, 2021 the Miners produce up to 200 Petahash of computing power with a total capacity upon deployment of all ordered equipment to produce up to a total capacity of 1,483 Petahash. This is predominately directed to and focused on the process known as digital mining, and specifically for Bitcoin.

Hash Rate and Network Hash Rate

The hash rate refers to the global capacity or power of a cryptocurrency’s network to solve the cryptographic algorithm that result from the “proof of work”. In order to ascertain the hash rate, Bitcoin miners use the SHA-256 Cryptographic Hash Algorithm. The data that a Miner inputs into the SHA-256 hash function include all the current transactions which fit into the blocks size limit, the previous blocks hash result, and the “nonce”.

The “nonce” is a random value the Miner changes with each hash attempt to get a new output. Bitcoin Miners are looking for an output with a certain number of zeroes. Today, Bitcoin miners have to find a hash which starts with nineteen zeroes. To get this number requires many, many attempts. Once the hash is found, the block is closed and it is added to the blockchain. After successfully mining a block, Miners are rewarded with newly-created Bitcoins. The hash rate, therefore, is the speed at which a Miner arrives at a hash - the number of times a hash function is computed per second. As more Miners mine Bitcoin, this causes a surge in the hash rate.

To compute a hash rate, a unit hashes per second (h/s) is used. This measure is used to gauge the speed of a Miner used for Bitcoin mining. It is counted using terms like Kilo, Mega, Giga, Tera, Peta, and Exa. The highest (quickest in terms of speed) hash rate is exa hash. For example:

●	1 kilo hash per second (1 Kh/s) = one thousand hashes per second (1,000 h/s)

●	1 mega hash per second (1 Mh/s) = one million hashes per second (1,000,000 h/s)

●	1 giga hash per second (1 Gh/s) = one billion hashes per second (1,000,000,000 h/s)

●	1 tera hash per second (1 Th/s) = one trillion hashes per second (1,000,000,000,000 h/s)

●	1 peta hash per second (1 Ph/s) = one quadrillion hashes per second (1,000,000,000,000,000 h/s)

●	1 exa hash per second (1 Eh/s) = one quintillion hashes per second (1,000,000,000,000,000,000 h/s)

Our Miners are housed in a modular data center (an “MDC”), which are located in facilities leased, or subject to co-location agreements, held by Cosmos or its affiliates in the U.S. Currently we have MDCs deployed in Nebraska and Georgia. Each MDC has a capacity of between 500-700 Miners and can operate in a variety of climates.

Our ASIC Miners operate as Bitcoin Miners. Bitcoin mining is the process of earning Bitcoin in exchange for running the verification process to validate Bitcoin transactions. These transactions provide security for the Bitcoin network which in turn compensates Miners by giving them rewards in the form of Bitcoin.

Our hash rate competes against the remaining network hashrate for these rewards. The more hash rate that we have online (through the ownership of Miners and by joining Mining Pools), the more Bitcoin, and in turn revenue, we will receive.

Research and Development

Our research and development (“R&D”) program is focused on researching and exploring opportunities to improve the efficiency of hardware and software and MDC’s, including the development of technology to operate MDCs that are both air cooled and liquid immersion cooled.

We conduct research in both Australia and the US. By conducting research in different countries. We have been able to research improvements in efficiencies across varying climates. The climate in Nebraska (extremely warm dry summers, extremely cold, windy winters), varies greatly to Georgia (hot, humid summers, cool, still winters) which varies greatly to Sydney (warm, humid summers, mild, windy winters).

We have also begun research into the software element of computing and is in the initial stages of researching a range of programs to improve efficiency through this avenue as well.

We have partnered with leading design firms in both Australia and the U.S. to ensure the finished products can be deployed in different climates. By using global designers and vendors, it provides us the opportunity to seek to enhance the design to ensure success of the technology in all jurisdictions, climates and scenarios.

Complementing the Miners that we own and operate, it is actively conducting research and development into a suitable solution for liquid immersion for Miners, field-programmable gate array (“FPGA”) (which is an electronic device that includes digital logic circuitry you can program to customize its functionality), general-purpose computing on a GPU (which is the use of a GPU together with a CPU to accelerate computation in applications traditionally handled only by the CPU). Cosmos has its own proprietary tank design which it is currently in the process of commercialising.

In addition to the SHA-256-based Miner servers, we own several other GPU, CPU and FGPA based servers which we are utilising to explore alternate computing use cases in several fields beyond Bitcoin mining.

Asset Management

We have a dedicated asset management business, which is operated by our subsidiary, Cosmos Asset Management, which specializes in the ownership and management of digital assets and infrastructure, and which is the investment manager of the Bitcoin Access Wholesale Fund, a wholesale, unregistered managed investment scheme which invests in and holds Bitcoin for third party investors. This business leverages the existing knowledge and infrastructure of the Cosmos business to provide its investors exposure to various investment opportunities.

Through a strategic partnership with Independent Reserve Pty Limited, one of Australia’s leading digital exchanges, Cosmos Asset Management has custody agreements and security procedures in place to manage the various risks with investing in digital assets. In addition, Cosmos Asset Management manages a dedicated business in distributed storage infrastructure.

As of May 17, 2021, the funds under management of the asset management business is approximately USD$5.858 million.

Competition

The cryptocurrency industry is a highly competitive and evolving industry and new competitors and/or emerging technologies could enter the market and affect Cosmos’s competitiveness in the future. Our digital asset infrastructure business will compete with other industry participants that focus on investing in and securing digital assets on the blockchain networks. Market and financial conditions, and other conditions beyond our control, may make it more attractive to invest in other entities, or to invest in digital assets directly.

Bitcoin Miners can range from individuals to professional mining operations with dedicated data centers, and Miners may choose to join mining pools. We compete or may in the future compete with other companies that focus all or a portion of their activities on owning or operating cryptocurrency exchanges, developing programming for the blockchain, and mining activities.

Currently, the information concerning the activities of these other companies is not readily available as the vast majority of the participants in this sector do not publish information publicly or the information may be unreliable. Published sources of information include “bitcoin.org”, “www.lopp.net” and “blockchain.info”; however, the reliability of that information and its continued availability cannot be assured. However, several public companies (traded in the U.S. or internationally), such as those listed below, may be considered to be our competitors:

●	Riot Blockchain, Inc.;

●	Marathon Digital Holdings, Inc.;

●	Argo Blockchain PLC;

●	Bit Digital, Inc.;

●	Hive Blockchain Technologies Ltd; and

●	Hut 8 Mining Corp.

The cryptocurrency industry is a highly competitive and evolving industry and new competitors and/or emerging technologies could enter the market and affect our competitiveness in the future.

Customers and Suppliers

We currently have a small number of customers in relation to its Digital Processing and Hosting Solutions and Research and Development aspects of its operations. In relation to the Asset Management aspect of the business, Cosmos Asset Management is the investment manager of an Australian wholesale managed fund, Bitcoin Wholesale Access Fund. The investors in that fund are “wholesale clients” (as that term is defined under Australian corporations law). The fund invests directly in Bitcoin.

Mining Pool

We earn our “Block Reward” (in the form of new cryptocurrencies as reward for the Miners’ effort in solving an algorithm) according to the proportion of its participation of the Mining Pool’s scoring “Hash Rate”. When a Miner run software to create “Blocks”, the algorithm they run is called a “Hash”. Miners compute a lot of Hashes; the sum of how many hashes it computes in a given unit of time is called its Hash Rate. Hash rate is directly correlated with Block Rewards. Increasing the Hash Rate increases the Block Reward.

Mining Pools are a way for Miners to pool their computing resources together to share their Hash Rate power in solving algorithms quicker and more efficiently.

A “share” is awarded to members of the Bitcoin mining pool who present a valid “Proof of Work” that their Miners have solved. Bitcoin mining in pools began when the difficulty for mining increased to the point where it could take years for slower miners to generate a Block.

The solution to this problem was for Miners to pool their resources together so they could generate blocks quicker and therefore receive a portion of the Bitcoin block reward on a consistent basis, rather than randomly once every few years.

Mining pools operate on the basis they earn a portion of the total reward generated by the miners, as a fee for the service of operating the pool. Membership to mining pools is generally a matter of just signing up and agreeing to the commercial terms for the pool in question, however some mining pools are closed to the general public and are open only to the parties which the pool operator invites in.

There is generally a time delay of up to a day between us earning a Block Reward and being paid the Block Reward by the Mining Pool.

Our main suppliers are the manufacturers of the Miners, which include include Bitmain Technologies Ltd., Canaan Inc. and Whatsminer.

Intellectual Property

Core to our business is its R&D program, which has been actively focused on researching and exploring opportunities to improve the efficiency of hardware and software and MDCs. Complementing the Miners that we operate, we are actively conducting research and development into a suitable solution for liquid immersion for the Miners, FGPA, GPU and general computing. While not patented, we have our own proprietary tank design which it is currently in the process of commercializing.

We believe that immersion provides the greatest upside of potential for efficiency through our main business, and thus, is a priority. In addition to immersion, we have also researched different solutions to improve the efficiency of ‘Air Cooled’ MDCs. We have also begun research into the software element of computing and is in the initial stages of researching a range of programs to improve efficiency through this avenue as well, we have also partnered with leading design firms in both Australia and the US to ensure the finished products can be deployed in different climates.

By using global designers and vendors, it provides us the opportunity to seek to enhance the design to ensure success of the technology in all jurisdictions, climates and scenarios.

If there are any opportunities for us to patent any of the processes arising from its R&D program, we will explore those opportunities. However, we do not currently own any patents in connection with its existing and planned blockchain and cryptocurrency related operations.  we expect to rely upon trade secrets, trademarks, service marks, trade names, copyrights and other intellectual property rights and may license the use of intellectual property rights owned and controlled by others.

Government Regulation

Government regulation of blockchain and cryptocurrency is being actively considered by the United States federal government via its agencies and regulatory bodies, as well as similar entities in other countries and transnational organizations, such as the European Union. State and local regulations also may apply to our activities and other activities in which we may participate in the future. Other governmental or semi-governmental regulatory bodies have shown an interest in regulating or investigating companies engaged in the blockchain or cryptocurrency business.

Businesses that are engaged in the transmission and custody of Bitcoin and other digital assets, including brokers and custodians, can be subject to U.S. Treasury Department regulations as money services businesses as well as state money transmitter licensing requirements. Bitcoin and other digital assets are subject to anti-fraud regulations under federal and state commodity laws, and digital asset derivative instruments are substantively regulated by the CFTC. Certain jurisdictions, including, among others, New York and a number of countries outside the United States, have developed regulatory requirements specifically for digital assets and companies that transact in them. In addition, since transactions in Bitcoin provide a reasonable degree of pseudo anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse (even if untrue), could lead to greater regulatory oversight of Bitcoin platforms, and there is the possibility that law enforcement agencies could close Bitcoin platforms or other Bitcoin-related infrastructure with little or no notice and prevent users from accessing or retrieving Bitcoin held via such platforms or infrastructure. For example, in her January 2021 nomination hearing before the Senate Finance Committee, Treasury Secretary Janet Yellen noted that cryptocurrencies have the potential to improve the efficiency of the financial system but that they can be used to finance terrorism, facilitate money laundering, and support malign activities that threaten U.S. national security interests and the integrity of the U.S. and international financial systems. Accordingly, Secretary Yellen expressed her view that federal regulators needed to look closely at how to encourage the use of cryptocurrencies for legitimate activities while curtailing their use for malign and illegal activities. Furthermore, in December 2020, FinCEN, proposed a new set of rules for cryptocurrency-based exchanges aimed at reducing the use of cryptocurrencies for money laundering. These proposed rules would require filing reports with FinCEN regarding cryptocurrency transactions in excess of $10,000 and also impose record-keeping requirements for cryptocurrency transactions in excess of $3,000 involving users who manage their own private keys. In January 2021, the Biden Administration issued a memorandum freezing federal rulemaking, including these proposed FinCEN rules, to provide additional time for the Biden Administration to review the rulemaking that had been proposed by the Trump Administration.

As a result, it remains unclear whether these proposed rules will take effect. Further, following the appreciation of the market price of Bitcoin in the second half of 2020, we have observed increasing media attention directed at the environmental concerns associated with cryptocurrency mining, particularly its energy-intensive nature. While we do not believe any U.S.-based regulators have taken a position adverse to Bitcoin mining, in March 2021, we became aware of the actions taken by the governmental authorities for the Chinese province of Inner Mongolia, which represents roughly 8% of the world’s total mining power, to outright ban Bitcoin mining in the province due to the industry’s intense electrical power demands and its negative environmental impacts (both in terms of the waste produced by mining the rare Earth metals used to manufacture miners and the production of electrical power used in Bitcoin mining). While we have yet to see whether these miners will be able to relocate to another location in China to continue mining, this action serves as a stark reminder of the power of national and state governments to affect our industry through regulator action.

Currently, we do not believe any U.S. or State regulatory body has taken any action or position adverse to its main cryptocurrency, Bitcoin, with respect to its production, sale, and use as a medium of exchange; however, future changes to existing regulations or entirely new regulations may affect its business in ways it is not presently possible for it to predict with any reasonable degree of reliability. As the regulatory landscape evolves, we may become subject to new laws, which may affect its mining and digital asset infrastructure activities. For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see the section entitled “Risk Factors” herein.

Employees and Human Capital Resources

As at May 17, 2021, we have:

●	Eight (8) full-time employees;

●	One (1) casual employee (which is an Australian law concept in which the person is not entitled to the usual employee entitlements, does not work consistent hours per week and is paid per hour worked, but is an employee rather than an independent contractor); and

●	15 consultants serving as independent contractors.

We believe our employee relations to be good. None of our employees are represented by a labor organization or are a party to a collective bargaining arrangement.

DESCRIPTION OF PROPERTY

The headquarters for our business operations are located in Sydney, Australia, where it occupies approximately 1,076 square feet of office space held under a license agreement ending December 31, 2021.

We currently operate our Bitcoin mining operations from sites in Georgia and Nebraska. On each of these sites, we have MDCs that house our Miners.

Georgia Lease

Cosmos Manager owns 50% equity in Luna Squares. Luna Squares leases a one acre lot at Georgia referred to as “Luna Squares” from the Development Authority of Washington County.

The lease term is from May 1, 2020 until April 30, 2023. However, there is a provision in the IPM Membership Interest Purchase Agreement dated August 12, 2020 (“IPM Agreement”) for the lease to be extended for a period of 6 years from some time in 2021 (i.e., from “Closing”) (subject to certain conditions being satisfied). The IPM Agreement provides that as a condition to closing, Cosmos Manager shall have entered into an amendment of the lease to extend its term to at least six years from the date of the Closing, which was waived at Closing and agreed to be enforced once 4MW was online.

An amendment to the lease and exercise of option to lease was signed and in effect from February 23, 2021 (“Lease Amendment”). The Lease Amendment covers an additional 4 acres of the property, bringing the total to 5 acres under the lease. It also includes 5, 3-year extension options bringing the total lease period to run until 2038.

The lease amount payable is approximately $20,000 per acre per annum.

Other than the leased properties described above, we do not own or lease any material tangible fixed assets. We believe that these offices and facilities are suitable and adequate for its operations as currently conducted and as currently foreseen. In the event additional or substitute offices and facilities are required, we believe that we could obtain such offices and facilities at commercially reasonable rates.

LEGAL PROCEEDINGS

We are currently not, and have not been in the recent past, a party to any legal proceedings which may have or have had in the recent past significant effects on our financial position or profitability, except as described below. However, we have been in the past and may be from time to time in the future, named as a defendant in certain routine litigation incidental to our business.

In October 2018, the Israeli Securities Authority (the “ISA”) commenced administrative enforcement proceedings against Wize Israel, our former Chairman and our Chief Financial Officer (who, at the relevant time, served as Wize Israel’s chief financial officer) in connection with certain public reports filed by Wize Israel with the ISA prior to the closing of the 2017 Merger. In August 2019, the ISA’s Administrative Enforcement Committee approved a settlement of the proceedings, whereby, (i) Wize Israel undertook to pay a civil penalty of NIS 200,000 (equivalent to approximately $57,000) to the ISA and (ii) our Chief Financial Officer undertook to pay a civil penalty of NIS 175,000 (equivalent to approximately $50,000) to the ISA and also agreed that, if certain provisions of Israeli securities laws relating to misleading public reports are violated any time prior to August 2020, he will be barred, for a nine-month period thereafter, from serving as an officer or director in certain entities supervised by the ISA, including companies that are publicly traded in Israel (but, for the sake of clarity, not companies traded in the U.S., such as the Company).

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our audited annual consolidated financial statements as of December 31, 2019 and December 31, 2020 and unaudited consolidated financial statements as of March 31, 2021 and accompanying notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus. All amounts are in U.S. dollars and rounded.

OVERVIEW

Mawson is ‘Digital Asset Infrastructure’ business which is focused on the ownership and operation of digital infrastructure connected with or used for digital assets, primarily in the form of Bitcoin mining.

BACKGROUND

We were incorporated in the State of Delaware on February 10, 2012, originally under the name Opthalix Inc. and changed our corporate name to Wize Pharma, Inc. on November 15, 2017. On March 17, 2021, we changed our corporate name to “Mawson Infrastructure Group Inc.” to reflect our acquisition of Cosmos on March 9, 2021. Prior to our acquisition of Cosmos, we were a clinical-stage biopharmaceutical company focused on the treatment of ophthalmic disorders. Following our acquisition of Cosmos, we conduct the business of Cosmos as our primary business. We are a ‘Digital Asset Infrastructure’ business, which owns and operates (through Cosmos) modular data centers (“MDCs”) currently based in the U.S. and Australia. We are focused on developing the technology to enable us to own and operate MDCs that are both air-cooled and liquid immersion cooled.

Business

As at May 17, 2021, we own and have ordered 18,332 specialised, application-specific computers known as Miners. As at March 31, 2021 the Miners produce up to 200 Petahash of computing power with a total capacity upon deployment of all ordered equipment to produce up to a total capacity of 1,483 Petahash.

Complementing the Miners that we own and operate, we are actively conducting research and development into a suitable solution for liquid immersion for Miners, field-programmable gate array (“FPGA”) (which is an electronic device that includes digital logic circuitry you can program to customize its functionality), and general-purpose computing on a graphics processing unit (“GPU”) (which is the use of a GPU together with a central processing unit (“CPU”) to accelerate computation in applications traditionally handled only by the CPU). We have our own proprietary tank design which we are currently in the process of commercializing.

In addition, our indirect subsidiary, Cosmos Asset Management Pty Ltd (“Cosmos Asset Management”) is the investment manager of the Bitcoin Wholesale Access Fund, a wholesale, unregistered managed investment scheme which currently invests in and holds Bitcoin for third party investors.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Reverse Asset Acquisition

On March 9, 2021, the Company acquired the shares of Cosmos in a scrip for scrip exchange. This transaction has been accounted for as a reverse asset acquisition. Under the guidance in ASC 805, Cosmos was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	The Cosmos shareholders have the largest voting interest in the post-combination company;

●	Cosmos management holds executive management roles for the post-combination company and is responsible for the day-to-day operations;

●	Cosmos was significantly larger than the Company by assets, revenue, and employees; and

●	The purpose and intent of in combining the groups was to create an operating public company through the Company, with management continuing to use Cosmos’s assets to grow the business.

The application of the initial screen test in ASC 805 determined that the LO2A IPR&D in Mawson was a single asset and represented substantially all of the fair value of the gross assets acquired. As such, the acquisition is treated as a reverse asset acquisition.

Acquired assets and liabilities of the legal parent entity are therefore measured and recognized at their relative fair values as of the date of the transaction. For further detail on the full accounting impact of the Reverse Asset Acquisition please refer to our Quarterly Report in Form 10-Q filed with the SEC on May 19, 2021.

Contingent obligation in relation to LO2A

Following the reverse asset acquisition upon consummation of the share exchange and the signing of the CVR agreement, the historical LO2A assets and liabilities of the Company, are to be managed with a view to disposal within two years. Only CVR holders have an entitlement to any net proceeds from the disposal, not to the post-combination shareholders of the Company. Accordingly, the Company has assessed that the fair value associated with any future benefits accruing to the company in relation to research and development (“IPR&D”) is nil, and the difference between the fair value of the tangible net assets acquired and the stock issued has been expensed in these financial statements as stated above.

Share based payments

Under the terms of the Cosmos Transaction Bid Implementation Agreement the Company was required to make Share based payments consisting of up to 40,000,000 shares required to be issued under an Incentive Compensation Program and warrants issued to HC Wainwright as a fee related to the acquisition by Mawson of Cosmos and warrants to W Capital in relation to the termination of the Deed (as described in section “Prospectus Summary – Cosmos Changes”).

Share based payments expenses for the three months ended March 31, 2021 were $14.8 million. Share based payments were split between HC Wainwright $6.18 million and an accrual of $8.58 million for amounts related to the obligation of Mawson to issue restricted stock units (“RSUs”) pursuant to the terms of the BIA (the Bid Implementation Agreement for the Cosmos Transaction), as described in the Company’s Current Report on Form 8-K/A filed with the SEC on May 13, 2021. No expenses were recorded in the 2020 period.

Share based payments expenses for the period April 1, 2021 to the date of filing of this prospectus were approximately $7 million in relation to the warrants to be issued to W Capital (as described in section “Prospectus Summary – Cosmos Changes”).

RESULTS OF OPERATIONS – THREE MONTHS ENDED MARCH 31, 2021 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2020

	Three Months Ended
	March 31,
	March 2021 (Q1)	March 2020 (Q1)
Revenues:
Cryptocurrency mining revenue	5,120,014	770,461
Sale of crypto currency mining equipment	1,877,613	-
Total revenues	6,997,627	770,461

Operating cost and expenses:
Cost of revenues	2,372,781	449,897
Selling, general and administrative	2,882,626	476,149
LO2A acquired IPR&D write down	23,963,050	-
Share based payments	14,795,403	-
Depreciation and amortization	1,314,899	1,357,485
Total operating expenses	45,328,759	2,283,531
Loss from operations	(38,331,132)	(1,513,070)
Other income (expense):
Realized gain (losses) on foreign currency transactions	1,028,621	(852)
Unrealized gain (losses) on foreign currency remeasurement	(1,690,303)	889,843
Realized gain (loss) on sale of digital currencies	93,613	(14,309)
Other income	379,128	108,895
Loss before income taxes	(38,520,073)	(529,493)
Income tax expenses	-	-
Net loss	(38,520,073	(529,493)

Revenues

Cryptocurrency mining revenues for the three months ended March 31, 2021 and 2020 were $5.12 million and $770,461, respectively. For the three months ended March 31, 2021, this represented an increase of $4.35 million over the same three month period in 2020. The increase in mining revenue was primarily attributable to higher Bitcoin values in the 2021 period, averaging $44,984 per coin as compared to $7,943 per coin in the 2020 period. Bitcoins produced and sold totaled 113.5 in 2021 as compared to 97.0 in the 2020 period.

Sales of cryptocurrency mining equipment for the three months ended March 31, 2021 were $1.88 million. No sales were recorded in the 2020 period. The revenue in 2021 was attributable to sale of earlier generation cryptocurrency mining equipment.

Operating Cost and Expenses

Our operating cost and expenses include cost of revenues; selling, general and administrative expenses; and depreciation and amortization.

Cost of revenues

Our cost of revenue consists primarily of cost of mining hardware sold, and direct power costs related to cryptocurrency mining.

Cost of revenues for the three months ended March 31, 2021 and 2020 were $2.37 million and $449,897, respectively. The increase in cost of revenue was primarily attributable to: cost of cryptocurrency mining hardware sold of $1.42 million in the 2021 period; and an increase in power costs related to the increase in the deployment and operation of cryptocurrency mining hardware.

Selling, general and administrative

Our selling, general and administrative expenses consist primarily of: professional and management fees relating to accounting, audit, and legal: research and development; and general office expenses.

Selling, general and administrative expenses for the three months ended March 31, 2021 and 2020 were $2.88 million and $476,149, respectively. The increase in selling, general and administrative expenses were primarily attributable to: one off professional fees related to the Cosmos Transaction; and increases in expenses related to the increase in the scale of business operations.

LO2A write-down

Upon consummation of the Cosmos Transaction, where Mawson was determined to be the accounting acquiree, any value associated with the acquired in-process research and development (IPR&D) relating to the Mawson’s LO2A product candidates have been expensed in the consolidated statement of operations as there is no alternative future use and the fair value of the contingent obligation with respect to future revenues assessed as nil fair value given the planned disposal. This resulted in a one off expense of $23,963,050 calculated by reference to the purchase consideration. No expenses were recorded in the 2020 period.

Share based payments.

Share based payments consist of: the value of shares required to be issued to Incentive Compensation Program participants under the Cosmos Transaction Bid Implementation Agreement; and the value of warrants issued to HC Wainwright as a fee related to the acquisition by Mawson of Cosmos.

Share based payments expenses for the three months ended March 31, 2021 were $14.80 million. Share based payments were split between HC Wainwright $6.18 million and an accrual of $8.58 million for amounts related to the obligation of Mawson to issue RSU’s pursuant to the terms of the Bid Implementation Agreement for the Cosmos Transaction, included in the Company’s Current Report on Form 8-K/A filed May 13, 2021. No expenses were recorded in the 2020 period.

Share based payments expenses for the period April 1, 2021 to the date of filing of this prospectus were approximately $7 million in relation to the warrants to be issued to W Capital (as described in section “Prospectus Summary – Cosmos Changes”).

Depreciation and amortization.

Depreciation consists primarily of depreciation of cryptocurrency mining hardware and modular data center (“MDC”) equipment.

Depreciation and amortization for the three months ended March 31, 2021 and 2020 were $1.31 million and $1.36 million, respectively. The decrease is primarily attributable to the application of the diminishing value method, resulting in a higher depreciation expense in the initial months of mining equipment operation, and that new machines which are being procured have not yet come in the ownership of the Company.

Other income (expenses)

Our other income (expenses) consists of: net realized gains (losses) on foreign currency transactions; net unrealized gains (losses) on foreign currency remeasurement; realized gains (losses) on sale of digital currencies; and other income. Other income consists of sales for hosting clients, investment management fees, unrealized fair value on investments and other minor income events.

Net loss available to Common Stockholders

As a result of the foregoing, the Company recognized a net loss of $38.52 million for the three months ended March 31, 2021 compared to a net loss of $529,493 for the three months ended March 31, 2020.

RESULTS OF OPERATIONS – TWELVE MONTHS ENDED DECEMBER 31, 2020 COMPARED TO THE PERIOD FROM MAY 22, 2019 TO DECEMBER 31, 2019

	Years Ended December 31, 2020	Period from May 22, 2019 (Inception) through December 31, 2019
Revenues:
Cryptocurrency mining revenue	4,448,876	507,818

Total revenues	4,448,876	507,818

Operating cost and expenses:
Cost of revenues	3,155,601	266,228
Selling, general and administrative	2,483,379	773,745
Depreciation and amortization	4,620,725	699,487
Total operating expenses	10,259,705	1,739,460
Loss from operations	(5,810,829)	(1,231,642)
Other income (expense):
Realized gain (losses) on foreign currency transactions	(591)	(21,841)
Unrealized gain (losses) on foreign currency remeasurement	826,322	(63,112)
Loss on acquisition of IPM	(28,102)	-
Realized gain (loss) on sale of digital currencies	(28,267)	4,121
Other income	108,812	-
Loss before income taxes	(4,932,655)	(1,312,474)
Income tax expenses	(128,659)	(1,743)
Net loss	(5,061,314)	(1,314,217)

Revenues

Cryptocurrency mining revenues for the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019, were $4.45 million and $507,818, respectively. The increase in mining revenue was primarily attributable to (a) a higher number of Bitcoins produced and sold in the 2020 period, totaling 417.3 in 2020 as compared to 57.9 in the 2019 period; and (b) higher Bitcoin values in the 2020 period, averaging $10,661 per coin as compared to $8,779 per coin in the 2019 period. Further, the period to December 31, 2019, represented a shorter period of time, with the activities of Cosmos commencing on May 22, 2019.

Operating Cost and Expenses

Our operating cost and expenses include cost of revenues; selling, general and administrative expenses; and depreciation and amortization.

Cost of revenues

Our cost of revenue consists of direct power costs related to cryptocurrency mining.

Cost of revenues for the year ended December 31, 2020, and the period from May 22, 2019 through December 31, 2019, were $3.16 million and $266,228, respectively. The increase in cost of revenue was primarily attributable to an increase in power costs related to the increase in the deployment and operation of cryptocurrency mining hardware. Further, the period to December 31, 2019, represented a shorter period of time, with the activities of Cosmos commencing on May 22, 2019.

The cost of revenue for the years ended December 31, 2020 and 2019 as a percentage of mining revenue totaled 70.9% and 52.4%, respectively. The method for creating new Bitcoins is mathematically controlled in a manner so that the supply of Bitcoins grows at a limited rate pursuant to a pre-set schedule. The number of Bitcoins awarded for solving a new block is automatically halved every 210,000 blocks. Thus, the fixed reward for solving a new block of 12.5 bitcoins per block and the reward decreased by half to become 6.25 bitcoins around May 10, 2020, which is the current reward. The margin decline in 2020 resulted from increased energy usage per Bitcoin mined, as a result of the halving in May, 2020, and a concomitant requirement to increase hash rate to maintain the production of Bitcoin.

Selling, general and administrative

Our selling, general and administrative expenses consist primarily of (a) professional and management fees relating to accounting, audit, and legal; (b) research and development; and (c) general office expenses.

Selling, general and administrative expenses for the twelve months ended December 31, 2020, and the period from May 22, 2019, through December 31, 2019, were $2.48 million and $773,145, respectively. The increase in selling, general and administrative expenses was primarily attributable to: increased audit and compliance costs; professional fees related to the issuance of equity by Cosmos; professional fees related to the assessment of strategic growth opportunities in the 2020 period, including the Cosmos Transaction and the acquisition of 50 per cent equity in Luna Squares, which leases a one acre lot in Georgia; and increases in expenses related to the increase in the scale of business operations. Further, the period to December 31, 2019, represented a shorter period of time, with the activities of Cosmos commencing on May 22, 2019.

Depreciation and amortization

Depreciation consists primarily of depreciation of cryptocurrency mining hardware and modular data center (“MDC”) equipment.

Depreciation and amortization expenses for the twelve months ended December 31, 2020 and the period from May 22, 2019, through December 31, 2019, were $4.62 million and $699,487, respectively. The increase is primarily attributable to an increase in cryptocurrency mining hardware from 1,037 machines as of December 31, 2019 to 4,925 machines as at December 31, 2020.

Other income (expenses)

Other income (expenses) consists of: net realized gains (losses) on foreign currency transactions; net unrealized gains (losses) on foreign currency remeasurement; loss on the acquisition of Luna Squares; realized gains (losses) on sale of digital currencies; and other income. Other income of $108,812 in 2020 consisted of a discount we received on the acquisition of cryptocurrency mining equipment.

Net loss available to Common Shareholders

As a result of the foregoing, Cosmos recognized a net loss of $5.06 million for the twelve months ended December 31, 2020 compared to a net loss of $1.31 million for the period from May 22, 2019 through December 31, 2019.

Liquidity and Capital Resources

General

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures. For the three months ended March 31, 2021, we financed our operations primarily through:

1.	entering into Securities Purchase Agreements (the “PIPE Agreements”) on December 31, 2020, with certain accredited investors (the “PIPE Investors”), whereby we agreed to sell to the PIPE Investors, in a private placement, an aggregate of 25 million shares of common stock for aggregate gross proceeds of $3.0 million;

2.	the issuance on March 9, 2021 of convertible notes with an aggregate principal amount of $21,442,694; and

3.	net cash provided by operating activities of $1.87 million.

Working Capital and Cash Flows

As of March 31, 2021 and December 31, 2020, we had $3.39 million and $1.11 million in cash and cash equivalents, respectively.

As of March 31, 2021, we had $1.31 million of outstanding short term loans, and as of December 31, 2020 we had $290,978 of short term loans. As of March 31, 2021, and at December 31, 2020, we had $14,000 of outstanding long term loans. The loans as of March 31, 2021, relate primarily to: the acquisition of cryptocurrency mining equipment, payable in full by February, 2022; and a Leveraged Account Agreement which lent Mawson 10 Bitcoins. The loan as of December 31, 2020, relates to a Paycheck Protection Program (“PPP”) Loan. The PPP, established as part of the CARES Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loan totals $14,000, and matures in 2022 and bears interest at a rate of 1.0% per annum, payable monthly commencing May 21, 2021. The note may be prepaid at any time prior to maturity with no prepayment penalties. Funds from the loan may only be used for payroll costs, benefits, rent, utilities and interest on other debt obligations incurred prior to February 15, 2020. The Company used the entire amount for such qualifying expenses. Under the terms of the PPP, certain amounts of the loan may be forgiven if they are used for qualifying expenses during the first 24 weeks of the loan.

As of March 31, 2021 and December 31, 2020, we had positive working capital of $1.78 million and negative working capital of $463,345, respectively. The increase in working capital was primarily attributable to: additional cash balances related to the Cosmos Transaction; and an increase in trade receivables related to the sale of cryptocurrency mining equipment to third parties.

The following table presents the major components of net cash flows (used in) provided by operating, investing and financing activities for the periods presented:

	Three Months Ended March 31,
	2021	2020

Net cash used in operating activities	$1,871,692	$(527,389)
Net cash provided by / (used in) investing activities	$(21,385,965)	$(267,418)
Net cash provided by (used in) financing activities	$21,285,694	$72,518

For the three months ended March 31, 2021 and 2020, net cash provided by/(used in) operating activities was $1.87 million and ($527,389), respectively. The increase in net cash provided by operating activities was primarily attributable to increased cryptocurrency sales revenue and revenue from the sale of mining equipment.

For the three months ended March 31, 2021 and 2020, net cash provided by investing activities was ($21.39) million and ($267,418), respectively. The increase in net cash used in investing activities was primarily attributable to the increase in the acquisition of cryptocurrency mining equipment.

For the three months ended March 31, 2021 and 2020, net cash provided by financing activities was $21.29 million and $72,518, respectively. The increase in net cash provided by financing activities was primarily attributable mainly due to the issuance of convertible notes discussed in Note 5 of Item 1 of Part 1 of this Quarterly Report which his for the period ended March 31, 2021.

Off-Balance Sheet Arrangements

In connection with the Cosmos Transaction, we issued one CVR to each of our securityholders for each outstanding share of common stock of Mawson, and for each share of common stock of Mawson underlying other convertible securities and warrants, held immediately before the closing of the Cosmos Transaction.  Each CVR represents the right to receive a pro rata share of any consideration that we may receive in connection with any successful monetization of our LO2A business, less transaction expenses and customary deductions as detailed in the CVR agreement, including a deduction of up to $300,000 to be repaid to us for amounts we spend in the development of the LO2A Technology at the request of the Holders’ Representative.

Other than the CVRs and the Contingent obligation in relation to LO2A, as of March 31, 2021, the Company did not have any other off-balance sheet arrangements, as such term is defined under Item 303 of Regulation S-K, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information with respect to the individuals who are our directors and executive officers.

Name	Age	Position

Greg Martin	61	Chairman of the Board

James Manning	37	Chief Executive Officer and Director

Michael Hughes	56	Director

Yossi Keret	55	Director

Liam Wilson	35	Chief Operating Officer

Or Eisenberg	39	Chief Financial Officer, Treasurer and Secretary

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director and executive officer, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Greg Martin. Greg Martin became our Chairman upon closing of the Bid Implementation Agreement and has served as Chairman of Cosmos since July 1, 2020. Mr. Martin has 40 years of experience in the energy, utilities, resources, financial services and infrastructure sectors in Australia, New Zealand and internationally. He spent 25 years, from 1981 to 2006, with the Australian Gas Light Company (AGL), a company listed on the Australian Securities Exchange (ASX) (ASX code: AGL), including 5 years as CEO and Managing Director. After leaving AGL, Mr. Martin served as CEO of the infrastructure division of Challenger Financial Services Group, a division of Challenger Limited (ASX code: CGF) from 2006 to 2008 and, subsequently, from 2011 to 2012, he served as CEO and Managing Director of Murchison Metals Limited (ASX code: MMX, delisted in 2014). He also served as a member of the COAG Energy Council Energy Appointments Selection Panel from 2015 to 2017 and was previously a director of Santos Limited (ASX code: STO), Coronado Global Resources Inc. (ASX code: CRN) and Energy Developments Limited (ASX code: ENE, delisted in 2015). Mr. Martin’s current directorships include serving as Chair of lluka Resources Limited (ASX code: ILU), Deputy Chair of Western Power and non-executive director of Spark Infrastructure Group (ASX code: SKI). Mr. Martin has a Bachelor of Economics from the University of Sydney a Bachelor of Laws from the University of Technology, Sydney. Mr. Martin is also a fellow of the Institute of Managers and Leaders (Australia and New Zealand) and a member of the Australian Institute of Company Directors.

James Manning. James Manning became our Chief Executive Officer upon closing of the Bid Implementation Agreement and is the founder and has served as the chief executive officer of Cosmos since its formation. He has 18 years of experience across the real estate, hospitality and finance sectors, including investment management and mergers and acquisitions. Since 2014, Mr. Manning has been the Managing Director of Vertua Limited (NSX code: VERA), an Australian investment company. He is a director of Defender Asset Management Pty Ltd., a financial service licensed investment company, which specializes in real estate and alternate assets. Since 2003, Mr. Manning has been the Chairman of Manning Group, an Australian family office focused on investments in Australia and New Zealand. Since 2017, Mr. Manning has been a Partner of First Equity, a public accounting firm within Vertua Limited. Mr. Manning holds a Masters in Finance from University of Technology of Sydney and Bachelor of Business from Australian Catholic University. He is also a Fellow of the Institute of Company Directors (FAICD) and a Member of Institute of Public Accountants (IPA).

Michael Hughes. Michael Hughes became a director upon closing of the Bid Implementation Agreement and has been a director of Cosmos since December 2, 2019. Mr. Hughes has over 30 years of experience across the finance sector, including investment management, investor relations and commercial banking. Mr. Hughes was a company secretary of OzEmail Ltd (ASX code: OZM, which was also listed on the NASDAQ) between 1996 to 1999. OzEmail Ltd was the first public float of an internet service provider in Australia. Between 2014 and 2019 he served as commercial director of SeaLink Travel Group (ASX code: SLK). He is currently the chairman of the board of directors of Wiseway Group (ASX code: WWG) and Non-Executive Director of Shekel Brainweigh (ASX code: SBW). His previous management positions include serving as Head of the AMP Small Companies Fund from 2008 to 2010 and Head of Corporate at Ord Minnett from 2010 to 2014. Mr. Hughes holds a B.A. from Sydney University and a Masters degree in applied finance from Macquarie University.

Yossi Keret. Yossi Keret has served on our board since November 15, 2017. Mr. Keret is serving as Chief Executive Officer, and Director of Nanorobotics LTD as of March 2019. Mr. Keret has served as the Chief Executive Officer, Managing Director and Director of Weebit-Nano Ltd. (ASX:WBT) from August 2015 to October 2017. From October 1996 to October 2015, Mr. Keret served as the Chief Financial Officer of numerous public and private companies, including Eric Cohen Books Ltd. & Burlington English Ltd., Daimler Financial Services Israel Ltd., Pluristem Life Systems Inc. (NASDAQ:PST), M.L.L. Software and Computers Industries Ltd. (TASE:MLL), Internet-Zahav Group, Ltd. (NASDAQ:IGLD) and Top Image Systems Ltd. (NASDAQ:TISA). Mr. Keret commenced his career at Kost Forer Gabbay & Kasierer, registered public accounting firm, a member firm of Ernst & Young Global (“EY”). Mr. Keret holds a B.A. from Haifa University in Economics and Accounting and is a Certified Public Accountant in Israel. Mr. Keret’s qualifications to serve on our Board include his expertise in financial matters and his serving as the Chief Financial Officer in numerous private and public companies.

Liam Wilson. Liam Wilson became our Chief Operating Officer upon closing of the Bid Implementation Agreement and has served as Chief Operating Officer of Cosmos since November 2019. Mr. Wilson oversees the day-to-day operations of Cosmos, both in Australia and the US. Liam works closely with Cosmos’ suppliers and hosting companies in the US, with regards to deployment and operational efficiency. Mr. Wilson is actively involved in the search and composition of new deals for Cosmos. He also works across R&D, marketing, sales and accounts of the Cosmos group. Prior to Cosmos, Mr. Wilson was the Group Operations Manager for the Whitehouse Group from December 2017 to September 2019.

Or Eisenberg. Or Eisenberg has served as our Chief Financial Officer, Treasurer and Secretary since November 15, 2017. He served as our Acting Chief Executive officer since November 15, 2017 until April 23, 2019. Mr. Eisenberg has served as the Chief Financial Officer and Acting Chief Executive Officer of Mawson Israel since March 2015. From October 2010 to December 2014, he served as the controller of the Katzir Fund Group. From March 2013 to December 2014, he served as either an external controller or Chief Financial Officer of a number of public companies whose shares are listed for trading on the TASE. From October 2007 to October 2010, Mr. Eisenberg was an accountant at Kost Forer Gabbay & Kasierer, a registered public accounting firm, a member firm of EY. Mr. Eisenberg holds a B.A. from Haifa University in Economics and Accounting and is a Certified Public Accountant in Israel.

Family Relationships

There are no family relationships among our executive officers and directors.

Election of Directors

Directors are elected to hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. Annual meetings of the stockholders, for the election of directors to succeed those whose terms expire, are to be held at such time each year as designated by our Board, which date shall be within 13 months of the last annual meeting of stockholders. Officers are elected by our Board, which is required to consider that subject at its first meeting after every annual meeting of stockholders. Each officer holds his office until his successor is elected and qualified or until his earlier resignation or removal.

Legal Proceedings

We are not aware of any legal proceedings in which any of our directors, officers or affiliates, any owner of record or beneficially of more than five percent of any class of our voting securities, or any associate of any such director, officer, or affiliate of our company, or security holder is a party adverse to us or our subsidiaries or has a material interest adverse to us or our subsidiaries.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, or control persons during the past ten years.

Code of Ethics

We have not adopted a code of ethics that applies to our officers, directors and employees but we are in the process of updating and adopting corporate governance documents which includes a code of ethics.

Director Independence

Our securities are not listed on a national securities exchange or in an inter-dealer quotation system which has requirements that directors be independent. However, we have adopted the independence standards of the NASDAQ Capital Market to determine the independence of our directors and those directors serving on any committee. These standards provide that a person will be considered an independent director if he or she is not an officer of the company and is, in the view of the company’s board of directors, free of any relationship that would interfere with the exercise of independent judgment.

Our Board has determined that each of Greg Martin, Michael Hughes and Yossi Keret are independent as defined under the rules promulgated by the NASDAQ. None of the independent directors has any relationship with us besides serving on our Board.

We have determined that each of the directors is qualified to serve as a director of the Company based on a review of the experience, qualifications, attributes and skills of each director. In reaching this determination, we have considered a variety of criteria, including, among other things: character and integrity; ability to review critically, evaluate, question and discuss information provided, to exercise effective business judgment and to interact effectively with the other directors; and willingness and ability to commit the time necessary to perform the duties of a director.

Board Meeting Attendance

During the year ended December 31, 2020, our Board held seven meetings.

Committees

Audit Committee and Audit Committee Financial Expert

The members of our Audit Committee are Michael Hughes, Greg Martin and Yossi Keret. Our Board has determined that Yossi Keret is an “audit committee financial expert” as set forth in Item 407(d)(5) of Regulation S-K and that all members of the Audit Committee are “independent” as defined by the rules of the SEC and the NASDAQ Capital Market rules and regulations. Our Board adopted a written audit committee charter.

The Audit Committee is responsible for (but not limited to): (a) oversight of the financial reporting processes; (b) reviewing and discussing with management and the independent auditors the Company’s annual audited financial statements and quarterly financial statements; (c) the appointment, compensation, retention and oversight of the work of the independent auditors; (d) reviewing the adequacy and effectiveness of the Company’s internal controls; and (e) reviewing the Company’s practices with respect to risk assessment and risk management.

Compensation Committee

The Compensation Committee is responsible for the overall design, approval and implementation of the executive compensation plans, policies and programs for officers and other key executives of Mawson.

For the financial year ending December 31, 2020, the members of the Compensation Committee were Mr. Yossi Keret, Dr. Michael Belkin and Mr. Joseph Zarzewsky. However, as a result of the BIA Closing, the members of the Compensation Committee changed. Its members are currently Mr. Greg Martin, Mr. Michael Hughes and Mr. Yossi Keret (who are also directors of Mawson). All of the members of the Compensation Committee currently satisfy the independence requirements and other established criteria of NASDAQ.

The Compensation Committee is responsible for (but not limited to): (a) reviewing and making periodic recommendations to the Board as to the general policies and practices of Mawson; (b) overseeing the assessment of the incentives and risks arising from or related to Mawson’s compensation policies and practices, including but not limited to those applicable to executive officers, and to evaluate whether the incentives and risks are appropriate; (c) reviewing and approving goals and objectives relevant to the Chief Executive Officer’s compensation package; (d) reviewing and approving goals and objectives relevant to the other executive officers’ compensation packages; and (e) reviewing and making periodic recommendations to the Board as to the Company’s incentive-compensation plans and equity-based plans.

It assesses the contributions of individual executives and recommend to the Board levels of salary and incentive compensation payable to executive officers of the Company; compares compensation levels with those of other leading companies in similar or related industries; reviews financial, human resources and succession planning within Mawson; recommend to the Board the establishment and administration of incentive compensation plans and programs and employee benefit plans and programs; recommends to the Board the payment of additional year-end contributions by Mawson under certain of its retirement plans; grants stock incentives to key employees of Mawson and administer Mawson’s stock incentive plans; and reviews and recommends for Board approval compensation packages for new corporate officers and termination packages for corporate officers as requested by management.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee (i) also served as one of our officers or employees, (ii) was one of our former officers, or (iii) had a relationship with us requiring disclosure as a related party transaction under Item 404 of Regulation S-K. None of our executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a director on our Board of Directors or Compensation Committee.

Board Leadership Structure and Role in Risk Oversight

In accordance with our Bylaws, our Board appoints our officers, including our Chief Executive Officer, Chief Financial Officer, and such other officers as our Board may appoint from time to time. Mr. James Manning currently serves as our Chief Executive Officer and Mr. Or Eisenberg currently serves as our Chief Financial Officer. Our Board periodically considers whether changes to our overall leadership structure are appropriate. Mr. Greg Martin serves as our Chairman.

Our Chairman is responsible for chairing meetings of our Board. Our Bylaws provide that if our Chairman is unable to preside at meetings of our Board, our Chief Executive Officer, if such officer is a director, shall preside at such meetings. Our Chairman is also responsible for chairing meetings of stockholders. In his absence, our Board may appoint another party to chair the stockholders’ meeting.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, regulatory risks, and others. Management is responsible for the day-to-day management of risks the company faces, while our Board, as a whole, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board believes that full and open communication between management and our Board is essential for effective risk management and oversight. Senior management attends Board of Directors meetings and is available to address any questions or concerns raised by our Board on risk management-related and any other matters.

Communications by Stockholders with Directors

We encourage stockholder communications to our Board and/or individual directors. Stockholders who wish to communicate with our Board or an individual director should send their communications to the care of Secretary, Mawson Infrastructure Group Inc., Level 5, 97 Pacific Highway, North Sydney, Australia 2060. The Secretary will maintain a log of such communications and will transmit as soon as practicable such communications to the Chairman of the Board or to the identified individual director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by the Secretary.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual compensation awarded to, earned by, or paid to the following named executive officers for all services rendered in all capacities to us for the years ended December 31, 2020 and 2019, reflecting, in the case of James Manning and Liam Wilson, amounts paid to such officers as executive officers of Cosmos. All amounts are in U.S. dollars, converted from Australian dollars using the exchange rate as of December 31 of the applicable year.

Name And Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($) (1)	Total ($)
James Manning,	2020	$178,290	--	--	--	$19,284	$197,574
Chief Executive Officer	2019	$14,327	--	--	--	$1,361	$15,688
Or Eisenberg	2020	$228,000	199,000	--	--	--	$427,000
CFO & Sec	2019	$188,000	--	--	100,000	$7,000	$295,000
Liam Wilson,	2020	$108,320	--	--	--	$12,634	$120,954
Chief Operating Officer	2019	--	--	--	--	--	--

The amounts shown above include payments of superannuation (except for Or Eisenberg who is not Australian based), a type of retirement plan in Australia in which money is set aside by an employer over an employee’s working life for when the employee retires.

Executive Employment Agreements

Except as set forth below, we have not entered into any employment agreements with the named executive officers listed in the table above.

Employment agreement with James Manning

On December 20, 2019, Cosmos and Mr. Manning entered into an employment agreement which appointed him as the Chief Executive Officer of Cosmos (“Manning Employment”) for a maximum term of five (5) years from the commencement date, which was November 1, 2019. Pursuant to the Manning Employment, Mr. Manning is entitled to receive an annual base salary of AUD250,000 plus superannuation and the standard other employment benefits given to employees in Australia (such as annual leave, long service leave, personal/carer’s and compassionate leave). Mr. Manning is also entitled to bonus plans, share plans or other incentive plan if they are approved by the board of Cosmos.

Employment agreement with Liam Wilson

On October 31, 2019, Cosmos and Mr. Wilson entered into an employment agreement which appointed him as the Global Operations Manager (“Wilson Employment”) from the commencement date, which was November 4, 2019. Pursuant to the Wilson Employment, Mr. Wilson is entitled to receive an annual base salary of AUD180,000 inclusive of superannuation and the standard other employment benefits given to employees in Australia (such as annual leave, long service leave, personal and compassionate leave).

Consulting Agreement with Or Eisenberg

On March 9, 2021, upon the closing of the BIA, Mr. Eisenberg resigned from his employment with us and we concurrently entered into an engagement letter agreement with him, whereby Mr. Eisenberg agreed to provide us part-time consulting services for assistance with the preparation of the Company’s financial statements and other public filings (“Eisenberg Consulting”). Pursuant to the Eisenberg Consulting, Mr. Eisenberg is entitled to monthly compensation of $7,500.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding all outstanding equity awards for our named executive officers as of December 31, 2020:

Name	Exercisable	Unexercisable	Option Exercise price ($)	Expiration Date

Or Eisenberg (1)	30,000	6,000	3.59	4/4/2025

James Manning (2)	0	0	n/a	n/a

Liam Wilson (3)	0	0	n/a	n/a

(1)	These options were granted on April 1, 2018 and vested as follows: the options vests in twelve (12) consecutive equal installments over a three year period commencing the April 1, 2019.

(2)	James Manning was not an executive officer of the Company as of December 31, 2020

(3)	Liam Wilson was not an executive officer of the Company as of December 31, 2020

Compensation of Directors

The following table provides information regarding the total compensation that we paid or awarded to our non-executive directors during the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)(1)	($)	($)	($)
Mark Sieczkarek (2)	-	52,730	7,170	-	-	59,900
Dr. Michael Belkin (3)	20,400	26,860	7,570	-	-	54,830
Yossi Keret	23,100	26,860	7,570	-	-	57,530
Dr. Franck Amouyal (4)	-	-	-	-	-	-
Joseph Zarzewsky	23,100	26,860	7,570	-	-	57,530

(1)	Reflects the aggregate grant date fair value of option awards granted during the relevant fiscal year calculated in accordance with FASB ASC Topic 718.

(2)	On April 23, 2019, we granted to Mark Sieczkarek 202,399 restricted stock units vesting quarterly over a period of 1.5 years.

On May 15, 2019, we granted to Mark Sieczkarek options to purchase 102,222 shares of our Common Stock at $2 per share. The options vested as follows: eight (8) installments commencing May 15, 2019

On August 11, 2020, we granted to Mark Sieczkarek 150,000 restricted stock units vesting quarterly over a period of 2 years.

(3)	On July 1, 2013, we granted to Dr. Belkin options to purchase 2,176 shares of our Common Stock at $159.12 per share. The options are fully vested and will be expire on the ten year anniversary of the grant date.

(4)	Dr. Amouyal resigned from the Board on March 8, 2020.

Director Agreements

Appointment Letter with Greg Martin

On July 1, 2020, Cosmos and Mr. Martin entered into an appointment letter to appoint Mr. Martin as a director of Cosmos and also an Option Deed was entered into on the same date (“Martin Appointment”). Pursuant to the Martin Appointment, Mr. Martin is entitled to director’s fees of AUD60,000 per annum, bonuses (if certain milestones are reached) and options. The options that were issued (but not exercised) to Mr. Martin upon his appointment were 22,858 options (“Martin Options”) over ordinary shares in Cosmos. Due to timing constraints with the combination transaction between us and Cosmos in December 2020, Mr. Martin exercised 9,142 of the Martin Options on February 1, 2021 and Cosmos agreed to pay the associated “Pay-As-You-Go” taxes with these portion of the options. In relation to the remaining 13,716 portion of the Martin Options, Mawson, Cosmos and Mr. Martin intend to cancel these remaining options and instead, be granted incentives in Mawson to Mr. Martin in their place.

Appointment Letter with Michael Hughes

On November 22, 2019, Cosmos and Mr. Hughes entered into an appointment letter to appoint Mr. Hughes as a director of Cosmos (“Hughes Appointment”). Pursuant to the Hughes Appointment, Mr. Hughes is entitled to director’s fees of AUD55,000 per annum.

Our board also approved the following equity grants in the past two years:

●	In March 2019, our Board approved the following equity grants (i) 100,000 restricted stock units vesting quarterly over a period of two years to each director, (ii) 140,000 restricted stock units vesting quarterly over a period of two years to Mr. Danenberg as compensation for his services as the then Chairman, and (iii) 140,000 restricted stock units vesting quarterly over a period of two years to our Chief Financial Officer; and

●	In August 2020, our Board approved the following equity grants: (i) 150,000 restricted stock units vesting quarterly over a period of two years to the Chairman of the Board of Directors and (ii) 100,000 restricted stock units vesting quarterly over a period of two years to each of the other three non-executive directors.

We have also purchased Directors and Officers insurance to cover the potential liability of our directors and executive officers.

Stock Option Plans

2012 Stock Incentive Plan

On February 6, 2012, our Board and stockholders adopted the 2012 Stock Incentive Plan (the “2012 Plan”). The purpose of the 2102 Plan is to advance the interests of our stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to us and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of our stockholders.

Each stock option granted shall be exercisable at such times and terms and conditions as the Board may specify in the applicable option agreement, provided that no option will be granted with a term in excess of 10 years. Upon the adoption of the 2012 Plan, we reserved for issuance 45,370 shares of Common Stock. There are 45,370 shares of Common Stock authorized for non-statutory and incentive stock options, restricted stock units, and stock grants under the 2012 Plan, which are subject to adjustment in the event of stock splits, stock dividends, and other situations. As of December 31, 2020, we had 40,474 shares of Common Stock available for future grant under the 2012 Plan. During the years ended December 31, 202020 and 2019, we did not grant any new stock options under the 2012 plan.

The 2012 Plan is administered by our Board. The persons eligible to participate in the 2012 Plan are as follows: all of our employees, officers and directors, as well as consultants and advisors to the Company.

The 2012 Plan will continue in effect until all of the stock available for grant or issuance has been acquired through exercise of options or grants of shares, or until February 6, 2022, whichever is earlier. The 2012 Plan may also be terminated in the event of certain corporate transactions such as a merger or consolidation or the sale, transfer or other disposition of all or substantially all of our assets.

On January 29, 2013, our Board conditionally approved the adoption of an annex (the “Annex”) to the 2012 Plan. Approval of the Annex by our Board was contingent upon the following: 1) 30 days elapsing since approval of the Annex by the Board, and 2) filing with Israeli income tax authorities (the “Tax Authorities”). On February 7, 2013, the Annex was filed with the Tax Authorities and on March 8, 2013, the Annex became effective.

The Annex applies only to grantees who are residents of the State of Israel at the date of grant or those who are deemed to be residents of the State of Israel for the payment of tax at the date of grant. U.S. tax rules and regulations will not apply to any grants to a grantee who is a resident of the State of Israel at the date of grant or those who are deemed to be residents of the State of Israel for the payment of tax at the date of grant.

The purpose of the approval and adoption of the Annex is to harmonize the terms and conditions of the 2012 Plan with applicable Israeli law and provide specific provisions regarding optionees who are subject to Section 102(a) of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”). The Annex is intended to promote our interests by providing present and future officers, other employees (including directors who are also our employees) and consultants with an incentive to enter into and continue in our employ and to acquire a proprietary interest in our long-term success. Our Board shall have the authority to determine additional persons which will be granted rights under the Annex.

Pursuant to the Annex, our Board is authorized to grant stock options to persons subject to the Ordinance. Our Board may grant to employees, officers, and directors options under Section 102 of the Ordinance, or 102 Options, and to consultants and other service providers options under Section 3(i) of the Ordinance, or 3(i) Options. Our Board may designate 102 Options as “Approved 102 Options,” for which the options and shares upon exercise must be held in trust and granted through a trustee, and as “Unapproved 102 Options,” for which the options and shares upon exercise do not have to be held in trust. As described further below, the type of option and duration of time the option and shares upon exercise are held in trust will determine the tax consequences to the participant. Of the Approved 102 Options, our Board may grant options as “Work Income Options,” for which the options and shares upon exercise must be held in trust for 12 months from the date of grant, or as “Capital Gain Options,” for which the options and shares upon exercise must be held in trust for 24 months from the date of grant. If the requirements of the Approved 102 Options are not met, the options are regarded as Unapproved 102 Options. 3(i) Options and the shares upon exercise may be held in trust as well, depending upon the agreement between our Board, optionee, and the trustee of the trust. Approved 102 Options which have been granted as “Capital Gains Options” enable the optionee to pay capital gains tax on such option provided the terms of the grant and Section 102 of the Ordinance have been met whilst all other option grants under the Annex are treated as regular income and are subject to the taxation applicable thereto. The trustee appointed under the Annex is required to qualify as a trustee under Section 102 of the Ordinance and shall hold any options granted under the Annex in trust for the respective holding periods as designated under the Annex and Section 102 of the Ordinance. The grant of options under the Annex requires the delivery of a grant notification letter to each optionee in which all the relevant terms and conditions of such grant are set out. The grant notification letter may include additional matters relating to the vesting of the options, exercise periods, events of termination of employment, etc. The Annex sets out that for as long as options or shares purchased pursuant to thereto are held by the trustee on behalf of the optionee, all rights of the optionee over the shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution. The Annex shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

2018 Stock Incentive Plan

On February 22, 2018, the Board approved the adoption of the 2018 Stock Incentive Plan (the “2018 Plan”), including an Israeli annex to comply with Israeli law, in particular the provisions of section 102 of the Israeli Income Tax Ordinance. Under the 2018 Plan, we may grant our employees, directors, consultants and/or contractors stock options, shares of Common Stock, restricted stock and restricted stock units of our company. The Board is currently serving as the administrator of the 2018 Plan, although the 2018 Plan allows for the administrator to be a committee of the Board appointed by the Board for the purpose of the administration of the 2018 Plan. Each stock option granted is exercisable, unless otherwise determined by the administrator, in twelve equal installments over the three year period from the date of grant. Unless otherwise determined by the administrator, the term of each award will be seven years. The exercise price per share subject to each option will be determined by the administrator, subject to applicable laws and to guidelines adopted by the Board from time to time. In the event the exercise price is not determined by the administrator, the exercise price of an option will be equal to the closing stock price of the Common Stock on the last trading day prior to the date of grant. Upon the adoption of the 2018 Plan, the Board reserved for issuance 435,053 shares of Common Stock. On August 15, 2018, the Company amended the 2018 Plan to increase the number of shares issuable under the Plan to 2,500,000 shares, and on the first day of each fiscal year beginning with the 2019 fiscal year, by an amount equal to the lesser of (i) 1,000,000 shares or (ii) 5% of the outstanding shares on the last day of the immediately preceding fiscal year.

The following table summarizes information as of the close of business on December 31, 2020 concerning the 2012 Plan and the 2018 Plan together, and other options outstanding.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	294,574	3.81	2,225,287
Equity compensation plans not approved by security holders	-	-	-
Total	294,574	3.81	2,225,287

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information with respect to the beneficial ownership of our common stock and Cosmos ordinary shares as of June 4, 2021 for:

●	each person, or group of affiliated persons, known to us to own beneficially 5% or more of our or Cosmos outstanding common stock; and

●	each of our and Cosmos’ directors and executive officers.

Percentage ownership is based on 490,209,536 shares of common stock outstanding as of June 4, 2021, which is giving effect to the number of shares of our common stock outstanding following the Closing Date. This figure does not take into account:

●	48,983,145 shares of Common Stock or issuable in connection with the Offer after the filing of the Certificate of Amendment to our Certificate of Incorporation to increase our authorized Common Stock;

●	16,960,982 shares of Common Stock issuable upon the exercise of the Warrants;

●	43,622,862 shares of Common Stock issuable upon the conversion of the Notes;

●	178,000 shares of Common Stock issuable upon the conversion of our Series A Preferred Stock; and

●	40,000,000 shares of restricted stock issuable on the implementation of an incentive compensation plan in accordance with the BIA.

Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our Common Stock subject to options, warrants, notes or other conversion privileges currently exercisable or convertible, or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such option, warrant, note, or other convertible instrument but are not deemed outstanding for computing the percentage of any other person. Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table.

	Shares of
	Beneficially Owned
	Number	Percent
Principal Stockholder:
Defender Equities Pty Ltd (1)	37,582,650	7.67%
Manning Capital Holdings Pty Ltd (2)	47,971,350	9.79%
Directors and Executive Officers†
Yossi Keret (3)	225,000	*
Or Eisenberg (4)	1,049,433	*
Greg Martin (5)	558,668	*
James Manning (6)	87,998,400	17.95%
Michael Hughes (7)	3,595,407	*
Liam Wilson (8)	52,677	*

All officers and directors as a group (6 persons)		%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
(1)	These shares are beneficially owned by Defender Equities Pty Ltd, whose address is Level 5, 97 Pacific Highway, North Sydney 2060, Australia.
(2)	These shares are beneficially owned by Manning Capital Holdings Pty Ltd, whose address is Level 6, 211 Victoria Square, Adelaide SA 5000, Australia.
(3)	These shares are beneficially owned by Mr. Yosef Keret, a member of our Board of Directors, whose address is at our headquarters. Includes (i) 25,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2021, which options have exercise price of $3.59 per share of common stock and expire on April 4, 2025, and (ii) 25,000 RSUs that are exercisable within 60 days of April 28, 2021.
(4)	These shares are beneficially owned by Mr. Eisenberg, our chief financial officer, whose address is at our headquarters. Includes (i) 36,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 28, 2021, which options have exercise price of $3.59 per share of common stock and expire on April 4, 2025, and (ii) 17,500 RSUs that are exercisable within 60 days of April 28, 2021.
(5)	These shares are beneficially owned by Mr. Martin, a member of the Board of Directors of Cosmos and a Cosmos Appointee, whose address is at our headquarters.
(6)	These shares are beneficially owned (directly and indirectly) by Mr. Manning, a member of the Board of Directors of Cosmos and a director of Mawson following the Closing Date and Chief Executive Officer of Mawson (following the Closing Date), whose address is at our headquarters. Includes shares held by Manning Capital Holdings Pty Ltd, to which Mr. Manning has shared voting and investment power and shares held by Defender Equities Pty Ltd and Robbins Estate Pty Ltd.
(7)	These shares are beneficially owned by Mr. Hughes, a member of the Board of Directors of Cosmos and a director of Mawson following the Closing Date, whose address is at our headquarters. Includes shares held by Mr Hughes’s wife, Jane Macdonald Hughes to which Mr. Hughes has shared voting and investment power.
(8)	These shares are beneficially owned by Mr. Wilson, the Chief Operating Officer of Mawson following the Closing Date, whose address is at our headquarters.

RELATED PARTY TRANSACTIONS

Described below are the transactions and series of similar transactions since January 1, 2020, to which we were a party in which:

●	the amounts involved exceeded the lesser of $120,000 or one percent of our total assets at year end for the last two completed fiscal years; and

●	any of the directors, executive officers, holders of more than 5% of our share capital, or any member of their respective immediate family had or will have a direct or indirect material interest.

Agreements with Executive Officers and Directors

Pursuant to the Series B Purchase Agreement, Mr. Danenberg, through Mobigo, a service company wholly-owned by Mr. Daneberg, has purchased 300 shares of Series B Preferred Stock in the aggregate amount of $300,000, and Mr. Sieczkarek has purchased 50 shares of Series B Preferred Stock in the aggregate amount of $50,000.

On December 24, 2020, we entered into an agreement (the “2020 Agreement”) with certain holders representing a majority of the then outstanding 2018 Warrants. Pursuant to the terms of the 2020 Agreement, we agreed to voluntarily reduce the exercise price of the 2018 Warrants to $0.001 per share until January 7, 2021, after which such exercise price shall revert back to $0.16 per share. As a result of the adjustment to the exercise price of the 2018 Warrants, the exercise price of the warrants issued in November 2017 (the “2017 Warrants”), the placement agent warrants issued in October 2018 (the “2018 Placement Agent Warrants”), the warrants issued to certain lenders in May 2019 (the “May 2019 Warrants”), the warrants issued to certain lenders in November 2019 (the “November 2019 Warrants”), the warrants issued to certain purchasers from the private placement in December 2019 (the “December 2019 Warrants”) and certain investment rights issued in January 2017 (the “Investment Rights”) were also adjusted to reflect a reduced exercise price of $0.001 per share (collectively, the “Warrant Adjustments”). As a result of the Warrant Adjustments, on December 29, 2020, an aggregate of 13,332,657 shares of Common Stock were issued as a result of the exercise of such warrants, each on a cashless basis. Such warrant exercises also included warrants beneficially owned by our Chief Executive Officer, Noam Danenberg.

See also the PIPE Agreement entered into by Mr. Danenberg. For more information regarding this agreement, please see “Prospectus Summary--Recent Developments — The Cosmos Transaction.”

A summary of the consulting/employment agreement with the executive officers and directors is contained under the heading “Executive Compensation”.

Director Independence

See Item 10 — “DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE—Director Independence” above.

Procedures for Approval of Related Party Transactions

Our Board is charged with reviewing and approving all potential related party transactions. All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our share capital. We encourage you to read our Certificate of Incorporation, as amended, and Amended and Restated By-laws which have been filed with the SEC.

The rights of our stockholders are be governed by Delaware law, Certificate of Incorporation and Bylaws, as amended. The following briefly summarizes the material terms of our Common Stock and Preferred Stock. We urge you to read the applicable provisions of the Delaware General Corporation Law (“DGCL”), our Certificate of Incorporation and our Bylaws.

Authorized Capital Stock

Under our Certificate of Incorporation, we are authorized to issue up to eight hundred million (800,000,000) shares of Common Stock, and one million (1,000,000) shares of Preferred Stock.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our Common Stock have no cumulative voting rights. Further, holders of our Common Stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors (the “Board”) out of our assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of shares of our Common Stock that are entitled to cast at least 33⅓ of the total votes entitled to be cast by the holders of all of our outstanding capital stock, present in person or by proxy, are necessary to constitute a quorum at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast, represented in person or by proxy, necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

Preferred Stock

The Preferred Stock may be issued without stockholder approval, from time to time in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof, as determined by our Board. Our Certificate of Incorporation expressly authorizes (subject to the rights of the holders of any series of preferred stock pursuant to the terms of our Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board) the increase or decrease (but not below the number of shares of such series then outstanding) of the number of shares of any series subsequent to the issuance of shares of that series by the affirmative vote of the holders of a majority of the Common Stock irrespective of the provisions of Section 242(b)(2) of the DGCL.

Our Board may authorize the issuance of Preferred Stock with voting or conversion rights that could harm the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might harm the market price of our Common Stock and the voting and other rights of the holders of Common Stock.

Series A Preferred Stock

On October 22, 2018, the Company filed a Certificate of Designations of Series A Preferred Stock (the “Series A Certificate of Designations”) with the Secretary of State of Delaware. Pursuant to the Series A Certificate of Designations, the Company designated 1,350 shares of preferred stock as Series A Preferred Stock. The Series A Preferred Stock has a stated value of $1,000 per share and is convertible into shares of Common Stock in an amount determined by dividing the stated value of $1,000 by the conversion price of $1.00, such that each share of Series A Preferred Stock is convertible into 1,000 shares of Common Stock. The Series A Preferred Stock may not be converted into Common Stock to the extent such conversion would cause the holder to beneficially own more than 4.99% (or 9.99%, at the election of the investor) of the Company’s outstanding Common Stock. The Series A Preferred Stock is entitled to dividends on an as-converted basis with the Common Stock. The Series A Preferred Stock votes with the Common Stock on an as-converted basis, subject to the beneficial ownership limitation.

Series B Preferred Stock

On February 18, 2020, the Company filed a Certificate of Designations of Series B Non-Voting Redeemable Preferred Stock (the “Series B Certificate of Designations”) with the Secretary of State of Delaware. Pursuant to the Series B Certificate of Designations, the Company designated 7,500 shares of preferred stock as Series B Preferred Stock. The Series B Preferred Stock are not convertible into shares of common stock of the Company and have no voting powers, except as related to certain rights to protect the rights and preferences of the Series B Preferred Stock and with respect to sales or dispositions of the Series B Preferred Stock at a price per share below the Price Restriction. The Series B Preferred Stock entitles its holders to (i) 80% of the proceeds received by the Company through future sales of the Bonus Shares issued to the Company under the Bonus Agreements and (ii) 80% of any cash dividends received by the Company on such Bonus Shares. Under the Series B Certificate of Designations, the Company has the option to redeem the Series B Preferred Stock at any time by distributing to holders of the Series B Preferred Stock (i) 80% of the Bonus Shares then held by the Company and (ii) 80% of all dividends received by the Company but not yet paid to holders of the Series B Preferred Stock (the “Redemption Payment”). The Company is required to redeem the Series B Preferred Stock through payment of the Redemption Payment upon the earlier of (i) 60 days following the Nasdaq Listing, and (ii) December 28, 2020. On July 8, 2020, the Company elected to redeem all of the Series B Preferred Stock.

Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision

Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three (3) years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three (3) years prior, did own, 15% or more of the corporation’s voting stock. However, we elected to opt out of the provisions of Section 203.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our Bylaws provide that, for nominations to our Board or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our secretary at our principal offices. For an annual meeting, a stockholder’s notice generally must be delivered not less than 45 days nor more than 75 days prior to the one-year anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. For an annual meeting, the notice must generally be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in our Bylaws. If it is determined that business was not properly brought before a meeting in accordance with our Bylaws, such business will not be conducted at the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called only by either (i) the chairman of our Board, chief executive officer, or the president, (ii) by our Board pursuant to a resolution adopted by a majority of the total number of directors which we would have if there were no vacancies, or (iii) by the holders of 20% of the total votes entitled to be cast by the holders of all our outstanding capital stock entitled to vote generally in an election of directors.

Stockholder Action by Written Consent

Each of our Certificate of Incorporation and our Bylaws permit our stockholders to act by written consent.

Super Majority Stockholder Vote Required for Certain Actions

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Certificate of Incorporation requires the affirmative vote of the holders of at least 66⅓ of our outstanding voting stock to amend or repeal any provision of the our Bylaws or any amend or repeal any provision of our Certificate of Incorporation relating to limitation of director liability, indemnification and advancement of expenses or amendments to our Certificate of Incorporation or our Bylaws. All other provisions of our Certificate of Incorporation may be amended or repealed by a simple majority vote of our Board.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer LLC.

Stock Market Listing

Our Common Stock is currently quoted on OTCQB and trades under the symbol “MIGI.”

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those (i) previously issued to the selling stockholders in connection with the BIA and the December 2020 private placements; (ii) issuable upon conversion of Notes and (iii) issuable upon exercise of. For additional information regarding the issuances of the Common Stock under the BIA and the December 2020 private placements as well as the shares issuable upon conversion of the Notes, see “Prospectus Summary--Recent Developments” and the following subheadings under such section: “ --The Cosmos Transaction”; “--December 2020 Private Placements”; and “--February 2021 Convertible Note Offering--Cosmos”. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as set forth in the table below and for the ownership of the shares of Common Stock and the shares of Common Stock underlying the Notes and the Warrants, the selling stockholders have not had any material relationship with us within the past three years, except that (i) James Manning, who in addition to shares held directly also has shared control with his wife Louise Manning of Manning Capital Holdings Pty Ltd., and controls Defender Equities Pty Ltd and Robbins Estate Pty Ltd., is our Chief Executive Officer and a director; (ii) Or Eisenberg, is our Chief Financial Officer; (iii) Liam Wilson is our Chief Operating Officer; (iv) Andrew Jaajaa is our general counsel; (v) Jane Macdonald Hughes is the wife of Michael Hughes, one of our directors; (vi) Tim Broadfoot who controls Broadfoot Group Pty Ltd. is our consultant; (vii) Christos Kyriakides is chief financial officer of Cosmos Capital Ltd., our wholly owned subsidiary; (vii) Michael Hughes, who controls Michael Forrest Hughes and Jane Madgwick ATF Michael Hughes Family Trust, is our director; (viii) Noam Danenberg is our former Chief Executive Officer and (ix) HC Wainwright served as our financial adviser in connection with the BIA.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of Common Stock, the Notes and the Warrants as of June __, 2021 assuming conversion of all convertible notes and exercise of the HC Wainwright warrants held by the selling stockholders on that date, without regard to any limitations on conversions of the Notes or exercise of the Warrants.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.

The fourth and fifth columns assume the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Warrant, a selling stockholder may not convert the Notes or exercise the Warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed either 4.99% or 9.99% of our then outstanding shares of Common Stock following such conversion or exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the table below do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See the section entitled “PLAN OF DISTRIBUTION,” beginning on page 73 of this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After the Offering

12oceandrive Pty Ltd (1)	5,594,376		5,594,376	0	*
Adventure Link Holdings Pty Ltd (2)	794,430		794,430	0	*
Aimwin Pty Ltd (3)	629,983		629,983	0	*
Alemac Pty Ltd (4)	787,463		787,463	0	*
Alua Nominees Pty Ltd (5)	21,936,473		21,936,473	0	*
Simon Ayling (6)	414,937		414,937	0	*
Bannaby Investments Pty Ltd (7)	9,825,584	(170)	9,825,584	0	*
Scott Marshall Barnes (8)	314,961		314,961	0	*
Barney & Alien Consolidated Pty Ltd (9)	174,652		174,652	0	*
Blue Steel Trading Pty Ltd (10)	16,143,734		16,143,734	0	*
David Breen (11)	57,669	(171)	57,669	0	*
Paul Brennan (12)	174,652		174,652	0	*
Broadfoot Group Pty Ltd (13)	785,752		785,752	0	*
Graham William Burke (14)	7,875,001		7,875,001	0	*
Burt Management Pty Ltd (15)	4,282,581	(172)	4,282,581	0	*
Ben Bushby (16)	645,993		645,993	0	*
Cem Family Holdings Pty Ltd (17)	301,416	(173)	301,416	0	*
Christmas River Holdings Pty Ltd (18)	2,362,513		2,362,513	0	*
City Securities Ltd (19)	13,996,818		13,996,818	0	*
Ckbcaj Family Pty Ltd (20)	755,224	(174)	755,224	0	*
Ronald Norman Collings & Lynne Collings (21)	152,775		152,775	0	*
Wayne Collins (22)	698,426		698,426	0	*
Richard James Cooney (23)	2,392,640		2,392,640	0	*
Mrs Susan Patricia Cordiner (24)	1,047,548		1,047,548	0	*
Cranport Pty Limited (25)	1,396,852		1,396,852	0	*
Catriona Crookes (26)	13,994		13,994	0	*
Defender Equities Pty Ltd (27)	37,582,650		37,582,650	0	*
Ms Prue Deniz (28)	895,023	(175)	895,023	0	*
Dixson Trust Pty Limited (29)	4,164,640	(176)	4,164,640	0	*
Benjamin Doyle & Marie Doyle (30)	633,814	(177)	633,814	0	*
Errol Sullivan Nominees Pty Ltd (31)	3,937,440		3,937,440	0	*
Esplanade Superannuation Fund Pty Ltd (32)	6,111,000		6,111,000	0	*
Etech Pty Ltd (33)	2,362,451		2,362,451	0	*
EVS Nominees (Aust) Pty Ltd (34)	34,955		34,955	0	*
Fiducia Group Pty Ltd (35)	6,111,000		6,111,000	0	*
Foster Capital Nz Limited (36)	349,244		349,244	0	*
Frazis Capital Partners P/L (37)	1,805,702	(178)	1,805,702	0	*
Fredronn Pty Ltd (38)	349,032	(179)	349,032	0	*
Georgina Manning Pty Ltd (39)	9,166,500		9,166,500	0	*
Ginga Pty Ltd (40)	13,980,368	(180)	13,980,368	0	*
Glenfare Investments Pty Ltd (41)	1,574,988		1,574,988	0	*
Darren Gordon & Natalie Gordon (42)	546,507		546,507	0	*
Darren Gordon (43)	697,663	(181)	697,663	0	*
Rahul Goyal (44)	302,048	(182)	302,048	0	*
Mr Christopher Grant (45)	34,955		34,955	0	*
Hank Corporation Pty Ltd (46)	305,550		305,550	0	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After the Offering
Hardham Pension Fund Pty Ltd (47)	393,732		393,732	0	*
Sean Hardy (48)	279,395		279,395	0	*
Harlequin Capital Pty Ltd (49)	1,260,547	(183)	1,260,547	0	*
Jonathon Adam Higgins (50)	265,688	(184)	265,688	0	*
Hoyne Superannuation Fund Pty Ltd (51)	1,573,888		1,573,888	0	*
HSBC Custody Nominees (Australia) Limited (52)	3,758,351	(185)	3,758,351	0	*
HSBC Custody Nominees (Australia) Limited [A/C 2] (53)	11,010,792	(186)	11,010,792	0	*
Jane Macdonald Hughes (54)	3,579,335		3,579,335	0	*
Mr Michael Hughes (55)	16,072		16,072	0	*
Hyper Oasis Pty Ltd (56)	826,771	(187)	826,771	0	*
IFM Pty Ltd (57)	13,361,276	(188)	13,361,276	0	*
James Isabella (58)	76,663	(189)	76,663	0	*
Daniella Issa (59)	787,525		787,525	0	*
JCB Penson Pty Ltd (60)	305,550		305,550	0	*
JDDK Investments Pty Ltd (61)	1,006,660	(190)	1,006,660	0	*
JECCEM Management Pty Ltd (62)	5,151,097	(191)	5,151,097	0	*
JMR Capital Pty Ltd (63)	1,181,256		1,181,256	0	*
J P Morgan Nominees Australia Pty Limited (64)	2,174,008	(192)	2,174,008	0	*
Katilan Pty Ltd (65)	92,563	(193)	92,563	0	*
Keach & Co Pty Ltd (66)	186,874		186,874	0	*
Haris Khaliqi (67)	611,100		611,100	0	*
Tomasz Kopec (68)	305,550		305,550	0	*
Mr Christos Kyriakides (69)	29,272		29,272	0	*
Kyriakides Wealth Investments Pty (70)	5,194,350		5,194,350	0	*
Laumark Pty Limited ATF (71)	69,849		69,849	0	*
Justin Lindquist (72)	462,813	(194)	462,813	0	*
KTM Ventures Innovation Fund LP (73)	18,899,979		18,899,979	0	*
Manning Capital Holdings Pty Ltd (74)	47,971,350		47,971,350	0	*
Marshall Investments Pty Ltd (75)	22,091,659	(195)	22,091,659	0	*
Greg Martin (76)	558,668		558,668	0	*
Merrill Lynch (Australia) Nominees Pty Ltd (77)	11,367,010		11,367,010	0	*
MGL Corp Pty Ltd (78)	174,652		174,652	0	*
Mitchell Family Investments (QLD) Pty Ltd (79)	4,400,564	(196)	4,400,564	0	*
Eihab Mohaveb (80)	441,833	(197)	441,833	0	*
Nelson Enterprises Pty Ltd (81)	2,111,168	(198)	2,111,168	0	*
Njwdunford Pty Ltd (82)	2,749,950		2,749,950	0	*
MX Nominees Pty Ltd (83)	34,955		34,955	0	*
Norse Capital Pty Ltd (84)	962,116		962,116	0	*
Opal16 Pty Ltd (85)	139,697		139,697	0	*
Andrew Palmer (86)	69,849		69,849	0	*
Pegari Pty Limited (87)	397,215		397,215	0	*
Oscar Peppitt (88)	1,259,905		1,259,905	0	*
Pettett Pty Ltd (89)	349,183		349,183	0	*
Varagyr Pty Limited (90)	3,361,050		3,361,050	0	*
Neil Rae & Melanie Rae (91)	3,491,948		3,491,948	0	*
Mr Mark Rechner & Mrs Annette Rechner (92)	568,384		568,384	0	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After the Offering
Red Rock Capital Markets Pty Ltd [Red Rock Super Fund A/C] (93)	197,305	(199)	197,305	0	*
Red Rock Capital Markets Pty Ltd [The Smith Family A/C] (94)	1,575,049		1,575,049	0	*
Retiwealth Pty Ltd (95)	69,849		69,849	0	*
Mr Nicolas Reynolds (96)	69,849		69,849	0	*
Robbins Estate Pty Ltd (97)	2,444,400		2,444,400	0	*
Jake Roberts (98)	305,550		305,550	0	*
Ronnymax Pty Ltd (99)	46,312	(200)	46,312	0	*
Dr Paul Dominic Ryan & Dr Diana Elizabeth Weston (100)	92,563	(201)	92,563	0	*
Peter Michael Ryan & Mrs Paula Ann Ryan (101)	76,663	(202)	79,663	0	*
Sandall Smsf Pty Ltd (102)	3,055,500		3,055,500	0	*
Misha Saul (103)	417,386	(203)	417,386	0	*
Sayling Pty Ltd (104)	139,697		139,697	0	*
Scimitar Investments Pty Ltd (105)	209,546		209,546	0	*
Seagrove Investments Pty Ltd (106)	4,985,048		4,985,048	0	*
Seed Space Pty Ltd (107)	3,149,976		3,149,976	0	*
Selmac Pty Ltd (108)	787,463		787,463	0	*
Sentor Investments Pty Ltd (109)	34,955		34,955	0	*
Shorts Jacket and Bowtie Pty Ltd (110)	701,955	(204)	701,955	0	*
Olga Shtifelman (111)	305,550		305,550	0	*
Slipline Pty Limited (112)	10,562,536	(205)	10,562,536	0	*
SMO Money Tree Pty Limited (113)	1,222,200		1,222,200	0	*
SMO SMSF Pty Ltd (114)	1,833,300		1,833,300	0	*
James Sparkes (115)	69,849		69,849	0	*
Spenceley Management Pty Ltd (116)	1,746,035		1,746,035	0	*
Stockwork (Kal) Pty Ltd (117)	5,334,292		5,334,292	0	*
Structure Investments Pty Ltd (118)	7,446,498		7,446,498	0	*
Mary Sundel (119)	69,849		69,849	0	*
Surridge Holdings Pty Ltd (120)	1,574,988		1,574,988	0	*
Tennessee Investments Pty Ltd (121)	7,875,001		7,875,001	0	*
Uush Capital Limited (122)	34,955		34,955	0	*
Venti Anni Pty Ltd (123)	568,323		568,323	0	*
Vertua Limited (124)	18,333,000		18,333,000	0	*
Peter Wade (125)	810,953	(206)	810,953	0	*
Waitoa Peaks Pty Ltd (126)	393,732		393,732	0	*
Christopher Walsh [Walsh & Tague Superfund A/C] (127)	139,697		139,697	0	*
Christopher Walsh (128)	69,849		69,849	0	*
Weemala Holdings Pty Ltd (129)	4,885,003	(207)	4,885,003	0	*
Mr Liam Wilson (130)	52,677		52,677	0	*
Wmpg Pty Ltd (131)	6,111,000		6,111,000	0	*
W Capital Advisors Pty Limited (132)	15,576,172	(208)	15,576,172	0	*
Zipbin Pty Ltd (133)	611,100		611,100	0	*
Coast Equity Pty Ltd (134)	2,273,388		2,273,388	0	*
Inbocalupo Pty Ltd (135)	48,888,000		48,888,000	0	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After the Offering
Mr James Manning (136)	88,073,546	(211)	88,073,546	(211)	0	*
Weemala Capital Pty Ltd (137)	615,927		615,927		0	*
Ajac Group Superannuation Pty Limited (138)	227,139		227,139		0	*
Dempsey Capital Pty Ltd ATF Alium Alpha Fund (139)	2,283,831		2,271,386		0	*
Arnott Capital Pty Ltd ATF Arnott Opportunity Trust (140)	1,431,964		1,424,159		0	*
Arnott Opportunities (Cayman) Fund Ltd (141)	1,080,253		1,074,366		0	*
Mr Bruce Higgins & Mrs Ruth Higgins ATF Higgins Family Superannuation Fund (142)	74,152		73,747		0	*
Chifley Portfolios Pty Ltd (143)	114,192		113,569		0	*
Lomacott Pty Ltd ATF Keogh Super Fund (144)	342,575		340,708		0	*
DCM No.2 Pty Ltd (145)	228,383		227,139		0	*
Dingo Ventures Pty Ltd (146)	88,979		88,495		0	*
Essi Capital Pty Ltd (147)	228,383		227,139		0	*
HD Asset Investments Pty Ltd ATF HD Investment Trust (148)	114,192		113,569		0	*
HK Investment House Pty Ltd (149)	57,096		56,785		0	*
The Trustee For Jamieson Investments Trust (150)	570,958		567,847		0	*
Sabeebax Pty Ltd (151)	22,839		22,714		0	*
UBS Nominees Pty Ltd As Custodian For Paragon Long Short Fund (152)	2,283,831		2,271,386		0	*
Rami Farah (153)	91,353		90,855		0	*
Richard Dunford (154)	79,935		79,499		0	*
Michael Forrest Hughes and Jane Madgwick ATF Michael Hughes Family Trust (155)	228,383		227,139		0	*
Sheren Mostafa (156)	228,383		227,139		0	*
Toon Mustang Pty Ltd ATF The Indie Pindy Investment Trust (157)	228,383		227,139		0	*
Wqsf Pty Ltd ATF Wwkq Super Fund (158)	456,767		454,277		0	*
Yarandi Investments Pty Ltd (159)	228,383		227,139		0	*
GFS Securities Pty Ltd ATF Glenfare Super Fund (160)	59,320		58,997		0	*
Mabra Pty Ltd ATF Mabra Investments Trust (161)	570,461		567,847		0	*
Scone Investments Pty Ltd (162)	1,140,422		1,135,693		0	*
Jonathan Rubin (163)	10,416,667		10,416,667		0	*
Rimon Gold Assets Ltd (164)	10,833,333		10,833,333		0	*
Noam Danenberg (165)	2,916,667		2,916,667		0	*
Or Eisenberg (166)	833,333		833,333		0	*
Bonsai Assets Pty. Ltd (167)	139,636		139,636		0	*
Dunworth Corporate Pty Ltd (168)	1,746,035		1,746,035		0	*
Mainstay Holdings Pty Ltd AFT Waterside Trust (169)	227,139		227,139		0	*
HC Wainwright & Co, LLC (209)	8,710,982	(210)	8,710,982		0	*

(1)	The address is Unit 2, 48-50 Birriga Road Bellevue Hill NSW 2023. Lucy Hughes Jones is the natural person who has voting and investment control over the securities.
(2)	The address is 17 Eileen Street North Balgowlah NSW 2093. Nathan Jacobsen & Laura Elizabeth Jacobsen is the natural person who has voting and investment control over the securities.
(3)	The address is 153 Seaforth Cres Seaforth NSW 2092. John Barry is the natural person who has voting and investment control over the securities.
(4)	The address is 11 Denbrodium Cresent Elanora Heights NSW 2101. Alexander Mcgrouther is the natural person who has voting and investment control over the securities.
(5)	The address is Apt 2304 184 Forges Street, Darlinghurst NSW 2010. Joshua Best is the natural person who has voting and investment control over the securities.
(6)	The address is 106 Holt Avenue Mosman NSW 2088. Simon Ayling is the natural person who has voting and investment control over the securities.
(7)	The address is 453 Bronte Road Bronte NSW 2024. Keith William Kerridge is the natural person who has voting and investment control over the securities.
(8)	The address is 45 Parriwi Road Mosman NSW 2088. Scott Marshall Barnes is the natural person who has voting and investment control over the securities.
(9)	The address is 39 Shoalhaven Road Sylvania Waters NSW 2224. Anthony Khouri is the natural person who has voting and investment control over the securities.
(10)	The address is 21 Attunga Road Newport NSW 2106. Matthew Brennan is the natural person who has voting and investment control over the securities.
(11)	The address is 28 Thompson Crescent Research VIC 3095. David William Breen is the natural person who has voting and investment control over the securities.
(12)	The address is 59 Trappers Way Avalon NSW 2107. Paul Brennan is the natural person who has voting and investment control over the securities.
(13)	The address is 45 Exeter Road Wahroonga NSW 2076. Timothy Broadfoot is the natural person who has voting and investment control over the securities.
(14)	The address is 1/500 Chapel Street South Yarra VIC 3141. Graham William Burke is the natural person who has voting and investment control over the securities.
(15)	The address is 5 Amalfi Place Longueville Nsw 2066. Nicholas Burt is the natural person who has voting and investment control over the securities.
(16)	The address is 23 Little Comber Street Paddington NSW 2021. Benjamin Bryce Bushby is the natural person who has voting and investment control over the securities.
(17)	The address is 33 Lang Street Mosman Nsw 2088. Catriona Crookes is the natural person who has voting and investment control over the securities.
(18)	The address is 301 10-18 Cliff Street Milsons Point NSW 2061. Caralyne Beverley Hart is the natural person who has voting and investment control over the securities.
(19)	The address is 15 Boulevard Princess Charlotte Monte Carlo 98000. Seager Rex Harbour is the natural person who has voting and investment control over the securities
(20)	The address is 37 Minkara Road, Bayview Nsw 2104. Christopher Stewart Macdonald is the natural person who has voting and investment control over the securities
(21)	The address is C/- Wentworth Securities GPO Box 4476 Sydney NSW 2001. Ronald Norman Collings is the natural person who has voting and investment control over the securities.
(22)	The address is 52 Monash Parade Dee Why NSW 2099. Wayne Collins is the natural person who has voting and investment control over the securities.
(23)	The address is 39 Francis Street Fairlight NSW 2094. Richard James Cooney is the natural person who has voting and investment control over the securities.
(24)	The address is 3 Burton Street Mosman NSW 2088. Susan Patricia Cordiner is the natural person who has voting and investment control over the securities.
(25)	The address is Suite 2, Level 25 52 Martin Place Sydney NSW 2000. Alan Stuart Foster is the natural person who has voting and investment control over the securities.
(26)	The address is 33 Lang Street Mosman NSW 2088. Catriona Crookes is the natural person who has voting and investment control over the securities.
(27)	The address is C/- Defender Investment Management Level 5 97 Pacific Highway North Sydney NSW 2060. James Manning is the natural person who has voting and investment control over the securities.

(28)	The address is 58 Milton Street Elwood VIC 3184. John Deniz is the natural person who has voting and investment control over the securities.
(29)	The address is GPO Box 3387 Sydney NSW 2001. Jeremy Robert Dixson is the natural person who has voting and investment control over the securities.
(30)	The address is PO Box 889 North Sydney NSW 2060. Benjamin Doyle is the natural person who has voting and investment control over the securities.
(31)	The address is 7 Arcadia Road Glebe NSW 2037. Errol Sullivan is the natural person who has voting and investment control over the securities.
(32)	The address is 7 The Esplande Mona Vale NSW 2103. Christopher Hartvig Bregenhoj and Julie Elizabeth Bregenhoj is the natural person who has voting and investment control over the securities.
(33)	The address is Level 25, 52 Martin Place Sydney NSW 2000. Alan Stuart Foster is the natural person who has voting and investment control over the securities.
(34)	The address is 7/139 Coogee Bay Road Coogee NSW 2034. Kevin O’Hara is the natural person who has voting and investment control over the securities.
(35)	The address is C/- Vertua Ltd Level 5 97 Pacific Highway North Sydney NSW 2060. Benjamin Doyle is the natural person who has voting and investment control over the securities.
(36)	The address is Level 3 Vulcan Building Auckland NZL. Christopher Francis, Sam Macdonald, Stuart foster is the natural person who has voting and investment control over the securities.
(37)	The address is Suite 4 Level 41 Grosvenor Place, 255 George Street Sydney NSW 2000. Michael George Frazis is the natural person who has voting and investment control over the securities.
(38)	The address is GPO Box 4476 Sydney NSW 2001. Nadine Helen Schoenmaker is the natural person who has voting and investment control over the securities.
(39)	The address is C/- First Equity Level 5 97 Pacific Highway North Sydney NSW 2060. Georgina Manning is the natural person who has voting and investment control over the securities.
(40)	The address is PO Box 244 Port Douglas QLD 4877. Tom Klinger is the natural person who has voting and investment control over the securities.
(41)	The address is 4 Haverbrack Avenue Malvern VIC 3144. Anthony Laurence Davis is the natural person who has voting and investment control over the securities.
(42)	The address is PO Box 1411 West Perth WA 6872. Darren Peter Gordon & Natalie Lynn Gordon is the natural person who has voting and investment control over the securities.
(43)	The address is PO Box 1411 West Perth WA 6872. Darren Peter Gordon is the natural person who has voting and investment control over the securities.
(44)	The address is 30 Oneill Street Lilyfield NSW 2040. Rahul Goyal is the natural person who has voting and investment control over the securities.
(45)	The address is 33/51-53 The Crescent Road Manly NSW 2095. Christopher Grant is the natural person who has voting and investment control over the securities.
(46)	The address is 3205/ 88 King Street Randwick NSW 2031. Andrew Steven Newling is the natural person who has voting and investment control over the securities.
(47)	The address is PO Box 376 Toorak VIC 3142. Christopher Guy Hardham is the natural person who has voting and investment control over the securities.
(48)	The address is 107 Holmes Street Maroubra NSW 2035. Sean Hardy is the natural person who has voting and investment control over the securities.
(49)	The address is 106 Darling Street, Balmain East NSW 2041. Alexandra Clarke is the natural person who has voting and investment control over the securities.
(50)	The address is PO Box 898 Williamstown VIC 3016. Jonathon Adam Higgins is the natural person who has voting and investment control over the securities.
(51)	The address is Level 1, 200 Lygon Street Carlton VIC 3053. Andrew John Hoyne is the natural person who has voting and investment control over the securities.
(52)	The address is GPO Box 5302 Sydney NSW 2001. Ashok Jacob is the natural person who has voting and investment control over the securities.
(53)	The address is GPO Box 5302 Sydney NSW 2001. David Keelan is the natural person who has voting and investment control over the securities.
(54)	The address is Unit 21, 6A Greenknowe Avenue Elizabeth Bay NSW 2011. Jane Macdonald Hughes is the natural person who has voting and investment control over the securities.

(55)	The address is Unit 21, 6A Greenknowe Avenue Elizabeth Bay NSW 2011. Michael Forrest Hughes is the natural person who has voting and investment control over the securities.
(56)	The address is Unit 706c, 30 Rothschild Avenue Roseberry Nsw 2018. Xin Li is the natural person who has voting and investment control over the securities.
(57)	The address is 11 Denbrodium Cresent Elanora Heights Nsw 2101. Tod Mcgrouther is the natural person who has voting and investment control over the securities.
(58)	The address is Po Box 136 Dapto Nsw 2530. James Isabella is the natural person who has voting and investment control over the securities
(59)	The address is 21 Westbourne Street Drummoyne NSW 2047. Daniella Issa is the natural person who has voting and investment control over the securities.
(60)	The address is 153 Seaforth Cres Seaforth NSW 2092. John Barry is the natural person who has voting and investment control over the securities.
(61)	The address is Unit 14 285-295 Bondi Road Bondi Nsw 2026. Johan Krynauw is the natural person who has voting and investment control over the securities.
(62)	The address is 48 Coolong Road Vaucluse Nsw 2030. Morry Waked is the natural person who has voting and investment control over the securities.
(63)	The address is PO Box 16071 Collins Street West VIC 8007. Michael Considine is the natural person who has voting and investment control over the securities.
(64)	The address is Locked Bag 20049 Melbourne Vic 3001. Weimin Xie is the natural person who has voting and investment control over the securities.
(65)	The address is Po Box R713 Royal Exchange Sydney Nsw 1225. Timothy Buckle is the natural person who has voting and investment control over the securities.
(66)	The address is 33 Carlotta Street Greenwich NSW 2065. Alexander James Goff Keach is the natural person who has voting and investment control over the securities.
(67)	The address is 6 Glades Avenue Gladesville NSW 2111. Haris Khaliqi is the natural person who has voting and investment control over the securities.
(68)	The address is 12/5-9 Northcote Road Hornsby NSW 2077. Tomasz Kopec is the natural person who has voting and investment control over the securities.
(69)	The address is 37 Monteith Street Turramurra NSW 2074. Christodoulos Kyriakides is the natural person who has voting and investment control over the securities.
(70)	The address is 37 Monteith Street Turramurra NSW 2074. Christodoulos Kyriakides is the natural person who has voting and investment control over the securities.
(71)	The address is 16 Gilgandra Road North Bondi NSW 2026. Larry Neumann is the natural person who has voting and investment control over the securities.
(72)	The address is 15 Thompson Street Drummoyne Nsw 2047. Justin Lindquist Neumann is the natural person who has voting and investment control over the securities.
(73)	The address is Level 2, 16 O’Connel Street Sydney NSW 2000. Martin Rogers is the natural person who has voting and investment control over the securities.
(74)	The address is C/- William Buck Level 6 211 Victoria Square Adelaide SA 5000. Louise Manning is the natural person who has voting and investment control over the securities.
(75)	The address is Suite 1, Level 12 53 Martin Place Sydney Nsw 2000. John Carrington Marshall is the natural person who has voting and investment control over the securities.
(76)	The address is Apt 919 Mantra Chatswood, 10 Brown Street Chatswood NSW 2067. Gregory John Walton Martin is the natural person who has voting and investment control over the securities.
(77)	The address is Level 47 Gateway, 1 Macquarie Place Sydney NSW 2000. Ben Mccallum is the natural person who has voting and investment control over the securities.
(78)	The address is C/- IPS PO Box R226 Royal Exchange Sydney NSW 1225. Marco Longo is the natural person who has voting and investment control over the securities.
(79)	The address is 112 Bluestone Circuit Seven Mile Rocks Qld 4073. Nathan Andrew Mitchell is the natural person who has voting and investment control over the securities.
(80)	The address is 18 Rocher Avenue Hunters Hill Nsw 2110. Nathan Andrew Mitchell is the natural person who has voting and investment control over the securities.
(81)	The address is Po Box 5430 West End Qld 4101. Terence Mcmahon is the natural person who has voting and investment control over the securities.

(82)	The address is 16 Alan Street Cammeray NSW 2062. Nicholas John White Dunford is the natural person who has voting and investment control over the securities
(83)	The address is 67 Canterbery Street Flemington VIC 3031. Thomas Bleakley is the natural person who has voting and investment control over the securities.
(84)	The address is 7 Vista Avenue Balgowlah Heights NSW 2093. Curtis Jay Larson is the natural person who has voting and investment control over the securities.
(85)	The address is 61 Benson Road Beaumont Hills NSW 2155. Shane Roberts & Tracey Roberts is the natural person who has voting and investment control over the securities.
(86)	The address is 145 Ocean Street Narrabeen NSW 2101. Andrew David Palmer is the natural person who has voting and investment control over the securities.
(87)	The address is PO Box 16167 Collins Street West VIC 8007. Anthony Doyle is the natural person who has voting and investment control over the securities.
(88)	The address is 12 Muiderstraat 10011RB Amsterdam Amsterdam NLD. Oscar Peppitt is the natural person who has voting and investment control over the securities.
(89)	The address is 2 Cable Beach Close Yaroomba QLD 4573. Kathryn Teri Pettett is the natural person who has voting and investment control over the securities.
(90)	The address is C/O Chapman Eastway, Level 15/9 Hunter Street, Sydney NSW 2000. Michael Field is the natural person who has voting and investment control over the securities.
(91)	The address is 64 Branksome Gardens City Beach WA 6015. Neil Douglas Rae is the natural person who has voting and investment control over the securities.
(92)	The address is 9 Northcote Road, Lindfield NSW 2070. Mark Rechner & Annette Clare Rechner is the natural person who has voting and investment control over the securities.
(93)	The address is 3 Lang Street Mosman NSW 2088. Paul Francis Smith is the natural person who has voting and investment control over the securities.
(94)	The address is 3 Lang Street Mosman NSW 2088. Paul Francis Smith is the natural person who has voting and investment control over the securities.
(95)	The address is 44A Wattle Street Punchbowl NSW 2196. Andrew Jaajaa is the natural person who has voting and investment control over the securities.
(96)	The address is 1/786 Military Road Mosman NSW 2088. Mr Nicolas Reynolds is the natural person who has voting and investment control over the securities.
(97)	The address is First Equity North Sydney NSW 2060. James Manning is the natural person who has voting and investment control over the securities.
(98)	The address is 61 Benson Road Beaumont Hills NSW 2155. Jake William Roberts is the natural person who has voting and investment control over the securities.
(99)	The address is 271 Durham Street West Bathurst Nsw 2795. Thomas John Schoenmaker Smith is the natural person who has voting and investment control over the securities.
(100)	The address is C/- Wentworth Securities Gpo Box 4476 Sydney Nsw 2001. Dr Paul Dominic Ryan & Dr Diana Elizabeth Weston Smith is the natural person who has voting and investment control over the securities.
(101)	The address is Po Box 432 Kyabram Vic 3619. Peter Michael Ryan & Mrs Paula Ann Ryan Smith is the natural person who has voting and investment control over the securities.
(102)	The address is 35 Finch Avenue East Ryde NSW 2113. Simon Charles Sandall is the natural person who has voting and investment control over the securities.
(103)	The address is 116 Roseville Avenue Roseville Nsw 2069. Misha Saul is the natural person who has voting and investment control over the securities.
(104)	The address is 106 Holt Avenue Mosman NSW 2088. Simon Sayling is the natural person who has voting and investment control over the securities.
(105)	The address is 338 West Street Naremburn NSW 2065. Richard Cooney is the natural person who has voting and investment control over the securities.
(106)	The address is Level 15 9-13 Hunter Street Sydney NSW 2000. Paul Smith is the natural person who has voting and investment control over the securities.
(107)	The address is 4/11-17 York Street Sydney NSW 2000. Dirk Steller is the natural person who has voting and investment control over the securities.
(108)	The address is 11 Denbrodium Cresent Elanora Heights NSW 2101. Scarlett Mcgrouther is the natural person who has voting and investment control over the securities.

(109)	The address is 7/139 Coogee Bay Road Coogee NSW 2034. Kevin O’Hara is the natural person who has voting and investment control over the securities.
(110)	The address is 201A Bourke Street Darlinghurst Nsw 2010. Grant Patrick Dowling O’Hara is the natural person who has voting and investment control over the securities.
(111)	The address is 15/52 Bellevue Road Bellevue Hill NSW 2023. Olga Shtifelman is the natural person who has voting and investment control over the securities.
(112)	The address is 107 Anthony Street Ascot Qld 4007. Michael Buys is the natural person who has voting and investment control over the securities.
(113)	The address is 2/94 Forsyth St, Glebe NSW 2009. Stephen Orenstein is the natural person who has voting and investment control over the securities.
(114)	The address is 2/94 Forsyth St, Glebe NSW 2009. Stephen Orenstein is the natural person who has voting and investment control over the securities.
(115)	The address is 21 Britannia Road Castle Hill NSW 2154. James Macarthur Sparkes is the natural person who has voting and investment control over the securities.
(116)	The address is 8 Walker Place Church Point NSW 2105. Ames Roland Travers Spenceley is the natural person who has voting and investment control over the securities.
(117)	The address is 33 Hawkestone Street, Cottesloe WA 6011. David Maxwell Keogh is the natural person who has voting and investment control over the securities.
(118)	The address is 313 Alison Road Coogee NSW 2034. Martin Rogers is the natural person who has voting and investment control over the securities.
(119)	The address is 8/39 Ocean Avenue Double Bay NSW 2028. Mary Sundel is the natural person who has voting and investment control over the securities.
(120)	The address is 32 Sherwood Place North Ryde NSW 2113. Michael John Surridge is the natural person who has voting and investment control over the securities.
(121)	The address is 12 Blacks Road Arcadia NSW 2459. Michael Tilley is the natural person who has voting and investment control over the securities.
(122)	The address is C/O Bellingham Wallace 470 Parnell Road Parnell NZL. Oliver James Henry Bruce is the natural person who has voting and investment control over the securities.
(123)	The address is 1/14 Park Avenue, Mosman NSW 2088. Christopher Ronald Collings is the natural person who has voting and investment control over the securities.
(124)	The address is Level 5 97 Pacific Highway North Sydney NSW 2060. James Manning & Benjamin Doyle & Christopher Bregenhoj is the natural person who has voting and investment control over the securities.
(125)	The address is 289 Great Western Highway Blackheath Nsw 2785. Peter Wade is the natural person who has voting and investment control over the securities.
(126)	The address is 18 Milner Street Mosman NSW 2088. Murray Kenneth Chatfield is the natural person who has voting and investment control over the securities.
(127)	The address is 12 Raleigh Street Cammeray NSW 2062. Christopher Walsh is the natural person who has voting and investment control over the securities.
(128)	The address is 12 Raleigh Street Cammeray NSW 2062. Christopher Walsh is the natural person who has voting and investment control over the securities.
(129)	The address is 14 Weemala Road Northbridge Nsw 2063. David Antony Singer Wilson is the natural person who has voting and investment control over the securities.
(130)	The address is 5/175 Blues Point McMahons Point NSW 2088. Liam Daniel Wilson is the natural person who has voting and investment control over the securities.
(131)	The address is C/- Marprop Pty Ltd 12/88 Phillip Street Sydney NSW 2000. James Henry Marshall is the natural person who has voting and investment control over the securities.
(132)	The address is C/- First Equity Level 5 97 Pacific Highway North Sydney NSW 2060. Darron Wolter is the natural person who has voting and investment control over the securities.
(133)	The address is PO Box 205, Spit Junction NSW 2088. Dean Leonard Wanless is the natural person who has voting and investment control over the securities.
(134)	The address is 84 Railway Street, Cottesloe WA 6011. Daniel James Fogarty is the natural person who has voting and investment control over the securities.
(135)	The address is 19 Ozone Parade Dee Why NSW 2099. Nick Hughes-Jones is the natural person who has voting and investment control over the securities.

(136)	The address is Level 5 97 Pacific Highway North Sydney NSW 2060. James Manning is the natural person who has voting and investment control over the securities.
(137)	The address is 14 Weemala Road Northbridge NSW 2063. David Antony Singer is the natural person who has voting and investment control over the securities.
(138)	The address is 50 Walumetta Drive, Wollstonecraft NSW 2065. Andrew Martin is the natural person who has voting and investment control of the securities.
(139)	The address is Level 2, 139 Macquarie Street, Sydney NSW 2000. Michael Considine is the natural person who has voting and investment control over the securities.
(140)	The address is 460 Blackspring Road, High Range NSW 2575. Kenneth Arnott & Yianni Gertos is the natural person who has voting and investment control over the securities.
(141)	The address is 3rd Floor Citrus Grove Goring Avenue PO Box 10364. Kenneth Arnott & Yianni Gertos is the natural person who has voting and investment control over the securities.
(142)	The address is PO Box 898 Williamstown VIC 3016. Mr. Bruce Higgins & Mrs. Ruth Higgins are the natural persons who have voting and investment control over the securities.
(143)	The address is Level 7 151 Macquarie Street Sydney NSW 2000. David Hannon is the natural person who has voting and investment control over the securities.
(144)	The address is 33 Hawkestone Street, Cottesloe WA 6011. David Keogh is the natural person who has voting and investment control over the securities.
(145)	The address is 18 Upper Minimbah Road, Northbridge NSW 2063. David Carrington Marshall is the natural person who has voting and investment control over the securities.
(146)	The address is 23 Hill Street, Box Hill South VIC 3128. Gary Kenneth Chapman is the natural person who has voting and investment control over the securities.
(147)	The address is 3 Parker Street Northbridge NSW 2063. Samuel Hopkinson is the natural person who has voting and investment control over the securities.
(148)	The address is 4/5 Goldsmith Street Elwood VIC 3184. Hillier Deniz is the natural person who has voting and investment control over the securities.
(149)	The address is 6 Glades Avenue, Gladesville NSW 2111. Haris Khaliqi is the natural person who has voting and investment control over the securities.
(150)	The address is 49 Thanet Street, Malvern VIC 3144. David Ridley Gray is the natural person who has voting and investment control over the securities.
(151)	The address is Level 1 39 Chandos Street, St Leonards NSW. Mark Rechner And Annette Clare Rechner is the natural person who has voting and investment control over the securities.
(152)	The address is Level 16, Chifley Tower, 2 Chifley Square Sydney NSW 2000. John Deniz is the natural person who has voting and investment control over the securities.
(153)	The address is 1604 Amwaj 4, Jumeirah Beach Residence, Dubai UAE. Rami Farah is the natural person who has voting and investment control over the securities.
(154)	The address is 16 Alan Street, Cammaray NSW 2062. Richard Dunford is the natural person who has voting and investment control over the securities.
(155)	The address is 21/6A Greenknowe Avenue, Elizabeth Bay NSW 2011. Michael Forrest Hughes is the natural person who has voting and investment control over the securities.
(156)	The address is 6 Glades Avenue, Gladesville NSW 2111. Sheren Mostafa is the natural person who has voting and investment control over the securities.
(157)	The address is 9 Hargrave Street, Paddington NSW 2021. Amar Jassal is the natural person who has voting and investment control over the securities.
(158)	The address is 49 Dillon Street Paddington NSW 2021. William Quist is the natural person who has voting and investment control over the securities.
(159)	The address is 10 Vernon Street, Hunters Hill NSW 2110. David Griffith is the natural person who has voting and investment control over the securities.
(160)	The address is 4 Haverbrack Avenue, Malvern VIC 3144. Anthony Laurence Davis is the natural person who has voting and investment control over the securities.
(161)	The address is Level 1, 8 Innovation Parkway, Birtinya. Tony Brand is the natural person who has voting and investment control over the securities.
(162)	The address is PO Box 4642 Sydney NSW 2000. Angus David Paradice is the natural person who has voting and investment control over the securities.
(163)	The address is 813 D Street Suite 200, Anchorage, Alaska 99517. Jonathan Rubin is the natural person who has voting and investment control over the securities.

(164)	The address is 32A Habarzel Street, Tel Aviv Israel. Abir Raveh is the natural person who has voting and investment control over the securities.
(165)	The address is 4 Borochov Street, Hod Hasharon, Israel. Noam Danenberg is the natural person who has voting and investment control over the securities.
(166)	The address is 2 Wissotsky Street, Tel Aviv Israel. Or Eisenberg is the natural person who has voting and investment control over the securities.
(167)	The address is Level 15 9-13 Hunter Street Sydney NSW 2000. Blair Robert Crawford is the natural person who has voting and investment control over the securities.
(168)	The address is Level 1, 377 New South Head Road, Double Bay NSW 2028. David Dunworth is the natural person who has voting and investment control over the securities.
(169)	The address is Level 1 261 George Street Sydney NSW 2000. Walter Morris Lewin is the natural person who has voting and investment control over the securities.
(170)	Includes 567,847 shares of common stock issuable upon conversion of $251,370 in convertible notes.
(171)	Includes 22,714 shares of common stock issuable upon conversion of $10,055 in convertible notes.
(172)	Includes 738,201 shares of common stock issuable upon conversion of $326,781 in convertible notes.
(173)	Includes 18,171 shares of common stock issuable upon conversion of $8,044 in convertible notes.
(174)	Includes 113,569 shares of common stock issuable upon conversion of $50,274 in convertible notes.
(175)	Includes 283,923 shares of common stock issuable upon conversion of $125,685 in convertible notes.
(176)	Includes 227,139 shares of common stock issuable upon conversion of $100,548 in convertible notes.
(177)	Includes 22,714 shares of common stock issuable upon conversion of $10,055 in convertible notes.
(178)	Includes 408,850 shares of common stock issuable upon conversion of $180,986 in convertible notes.
(179)	Includes 34,071 shares of common stock issuable upon conversion of $15,082 in convertible notes.
(180)	Includes 2,271,386 shares of common stock issuable upon conversion of $1,005,479 in convertible notes.
(181)	Includes 181,711 shares of common stock issuable upon conversion of $80,438 in convertible notes.
(182)	Includes 22,714 shares of common stock issuable upon conversion of $10,055 in convertible notes.
(183)	Includes 181,711 shares of common stock issuable upon conversion of $80,438 in convertible notes.
(184)	Includes 29,498 shares of common stock issuable upon conversion of $13,058 in convertible notes.
(185)	Includes 1,135,693 shares of common stock issuable upon conversion of $502,740 in convertible notes.
(186)	Includes 7,949,853 shares of common stock issuable upon conversion of $3,519,178 in convertible notes.
(187)	Includes 56,785 shares of common stock issuable upon conversion of $25,137 in convertible notes.
(188)	Includes 5,678,847 shares of common stock issuable upon conversion of $2,513,699 in convertible notes.
(189)	Includes 6,841 shares of common stock issuable upon conversion of $3,016 in convertible notes.
(190)	Includes 79,499 shares of common stock issuable upon conversion of $35,192 in convertible notes.
(191)	Includes 567,847 shares of common stock issuable upon conversion of $251,370 in convertible notes.

(192)	Includes 340,708 shares of common stock issuable upon conversion of $150,822 in convertible notes.
(193)	Includes 22,714 shares of common stock issuable upon conversion of $10,055 in convertible notes.
(194)	Includes 113,569 shares of common stock issuable upon conversion of $50,274 in convertible notes.
(195)	Includes 6,814,159 shares of common stock issuable upon conversion of $3,016,438 in convertible notes.
(196)	Includes 908,555 shares of common stock issuable upon conversion of $401,929 in convertible notes.
(197)	Includes 136,283 shares of common stock issuable upon conversion of $60,329 in convertible notes.
(198)	Includes 363,422 shares of common stock issuable upon conversion of $160,877 in convertible notes.
(199)	Includes 22,714 shares of common stock issuable upon conversion of $10,055 in convertible notes.
(200)	Includes 11,357 shares of common stock issuable upon conversion of $5,027 in convertible notes.
(201)	Includes 22,714 shares of common stock issuable upon conversion of $10,055 in convertible notes.
(202)	Includes 6,814 shares of common stock issuable upon conversion of $3,016 in convertible notes.
(203)	Includes 68,142 shares of common stock issuable upon conversion of $30,164 in convertible notes.
(204)	Includes 90,855 shares of common stock issuable upon conversion of $40,219 in convertible notes.
(205)	Includes 681,416 shares of common stock issuable upon conversion of $301,644 in convertible notes.
(206)	Includes 59,056 shares of common stock issuable upon conversion of $26,143 in convertible notes.
(207)	Includes 738,201 shares of common stock issuable upon conversion of $326,781 in convertible notes.
(208)	Includes 8,250,000 shares issuable upon exercise of presently exercisable warrants
(209)	The address is 430 Park Avenue, New York, New York. Mark Viklund is the natural person with voting and investment control over the securities. Broker-dealer. Selling shareholder has certified that at the time it purchased the shares of common stock underlying the warrant being registered hereunder, it had no agreements or understanding, directly or indirectly with any person to distribute the subject securities.
(210)	Includes 8,710,982 shares issuable upon exercise of presently exercisable warrants.
(211)	Includes 47,471,350 shares held by Manning Capital Holdings Pty Ltd, to which Mr. Manning has shared voting and investment power; 37,582,650 shares held by Defender Equities Pty Ltd wo which Mr. Manning has sole voting and investment power and 2,444,440 shares held by Robbins Estate Pty Ltd. to which Mr. Manning has sole voting and investment power

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock previously issued, and the shares of Common Stock issuable upon the conversion of Notes and the exercise of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible preferred shares or warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to our various agreements with the selling stockholders that provides our obligations to register the shares being registered hereunder.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the Common Stock being offered by this prospectus has been passed upon for us by Dentons US LLP, New York, New York.

EXPERTS

The audited consolidated financial statements of Mawson Infrastructure Group Pty Ltd. (formerly known as Cosmos Capital Ltd.) and its subsidiaries, as of and for the years ended December 31, 2020 and 2019 included in this prospectus, and elsewhere in the registration statement on Form S-1 have been so included in reliance upon the report of LNP Audit and Assurance Pty Ltd, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, we file reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains our filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this prospectus is correct as of its date. It may not continue to be correct after this date.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Operations and Comprehensive Loss for Cosmos Capital Limited and Subsidiaries for the Year Ended December 31, 2020 and the Period from May 22, 2019 (Inception) through December 31, 2019	F-3

Consolidated Balance Sheets for Cosmos Capital Limited and Subsidiaries as of December 31, 2020 and 2019	F-4

Consolidated Statements of Changes in Shareholders’ Equity for Cosmos Capital Limited and Subsidiaries for the Year Ended December 31, 2020 and the Period from May 22, 2019 (Inception) through December 31, 2019	F-5

Consolidated Statements of Cash Flows for Cosmos Capital Limited and Subsidiaries for the Year Ended December 31, 2020 and the Period from May 22, 2019 (Inception) through December 31, 2019	F-6

Notes to Consolidated Financial Statements for Cosmos Capital Limited and Subsidiaries	F-7

Consolidated Condensed Balance Sheets for Mawson Infrastructure Group, Inc. and Subsidiaries as of March 31, 2021 and 2020	F-28

Consolidated Condensed Statements of Operations for Mawson Infrastructure Group, Inc. and Subsidiaries (Unaudited) for the 3 months ended March 31, 2021 and 2020	F-29

Consolidated Condensed Statements of Stockholders Equity for Mawson Infrastructure Group, Inc. and Subsidiaries (Unaudited) for the 3 months ended March 31, 2021 and 2020	F-30

Consolidated Condensed Statements of Cash Flows for Mawson Infrastructure Group, Inc. and Subsidiaries (Unaudited) for the 3 months ended March 31, 2021 and 2020	F-32

Notes to Consolidated Condensed Financial Statements for Mawson Infrastructure Group, Inc. and Subsidiaries	F-33

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Cosmos Capital Limited

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Cosmos Capital Limited and its subsidiaries (the “Company”) as of December 31, 2020 and December 31, 2019 and the related consolidated statements of earnings, of comprehensive earnings, of equity and of cash flows for each of the two years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and December 31, 2019 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for revenue and leases in fiscal 2020.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

LNP Audit and Assurance Pty Ltd

Anthony Rose

Sydney, NSW, Australia

May 9, 2021

We have served as the Company’s auditor since 2021.

COSMOS CAPITAL LIMITED AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

	Years Ended December 31, 2020	Period from May 22, 2019 (Inception) through December 31, 2019
Revenue:
Cryptocurrency mining revenue	$4,448,876	$507,818

Operating cost and expenses:
Cost of revenues	3,155,601	266,228
Selling, general and administrative	2,483,379	773,745
Depreciation and amortization	4,620,725	699,487
Total operating expenses	10,259,705	1,739,460
Loss from operations	(5,810,829)	(1,231,642)
Other income (expense):
Realized losses on foreign currency transactions	(591)	(21,841)
Unrealized gain (losses) on foreign currency remeasurement	826,322	(63,112)
Loss on acquisition of IPM	(28,102)	-
Realized gain (loss) on sale of digital currencies	(28,267)	4,121
Other income	108,812	-
Loss before income taxes	(4,932,655)	(1,312,474)
Income tax expenses (Note 15)	(128,659)	(1,743)
Net loss	(5,061,314)	(1,314,217)
Less: net loss attributable to the noncontrolling interest	(27,066)	-
Net loss attributable to Cosmos Capital Limited shareholders	$(5,034,248)	$(1,314,217)

Net loss per common share, basic and diluted	$(0.71)	$(0.64)
Weighted average common shares outstanding, basic and diluted	7,097,883	2,054,102

Comprehensive loss:
Net loss	$(5,034,248)	$(1,314,217)
Other comprehensive gain (loss), foreign currency translation adjustments, net of tax	(996,644)	12,736
Comprehensive loss	(6,030,892)	(1,301,481)
Comprehensive loss attributable to non-controlling interest	27,066	-
Comprehensive loss attributable to Cosmos Capital Limited shareholders	$(6,003,826)	$(1,301,481)

The accompanying notes are an integral part of these consolidated financial statements

COSMOS CAPITAL LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,112,811	$579,290
Prepaid expenses	11,500	392,018
Trade and other receivables (Note 8)	615,145	340,220
Cryptocurrencies (Note 7)	15,061	4,239
Total current assets	1,754,517	1,315,767
Property and equipment, net (Note 5)	7,015,285	6,120,618
Security deposits (Note 6)	969,423	879,802
Operating lease right-of-use asset	41,703	-
Trademarks (Note 11)	15,813	4,624
TOTAL ASSETS	$9,796,741	$8,320,811

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade and other payables (Note 9)	$1,882,247	$1,102,167
Current portion of operating lease liability	20,500	-
Shareholder loans	290,978	245,305
Total current liabilities	2,193,725	1,347,472
Operating lease liability, net of current portion	24,137	-
Paycheck protection program loan	14,000	-
TOTAL LIABILITIES	2,231,862	1,347,472

Contingencies (Note 17)	-	-
Shareholders’ equity:
Common share, no par value, 7,539,275 and 6,578,672 shares authorized and issued	-	-
Share subscription receivable	(16,690)	(459,062)
Additional paid-in capital	15,298,926	9,091,800
Accumulated other comprehensive income (losses)	(1,341,826)	(345,182)
Accumulated deficit	(6,348,465)	(1,314,217)
TOTAL SHAREHOLDERS’ EQUITY	7,591,945	6,973,339
Non-controlling interest (Note 3)	(27,066)	-
TOTAL EQUITY	7,564,879	6,973,339
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,796,741	$8,320,811

See the accompanying notes to the consolidated financial statements.

COSMOS CAPITAL LIMITED AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

For the Year Ended December 31, 2020 and the

Period from May 22, 2019 (Inception) through December 31, 2019

	Common Shares Units	Common Shares Amount	Share Subscription Receivable	Additional Paid-in- Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Non-controlling interest	Total Shareholders’ Equity
Balance as of May 22, 2019		$-	$-	$-	$-	$-	$-	$-
Net Loss		-	-	-	-	(1,314,217)	-	(1,314,217)
Other comprehensive (loss)		-	-	-	(345,182)	-	-	(345,182)
Issuance of stock options		-	-	-	-	-	-
Issuance of common shares	6,578,672	-	(459,062)	9,091,800	-	-	-	8,632,738
Balance as of December 31, 2019	6,578,672	-	(459,062)	9,091,800	(345,182)	(1,314,217)	-	6,973,339

Net loss		-	-	-	-	(5,034,248)	(27,066)	(5,061,314)
Other comprehensive income (loss)		-	-	-	(996,644)	-	-	(996,644)
Issuance of stock options		-	-	-	-	-	-	-
Issuance of common shares	960,603	-	-	6,207,126	-	-	-	6,207,126
Receipt of share subscription proceeds		-	442,372	-	-	-	-	442,372
Balance as of December 31, 2020	7,539,275	$-	$(16,690)	$15,298,926	$(1,341,826)	$(6,348,465)	$(27,066)	$7,564,879

COSMOS CAPITAL LIMITED AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2020 and the

Period from May 22, 2019 (Inception) through December 31, 2019

	Year Ended December 31, 2020	Period from May 22, 2019 (Inception) through December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,061,314)	$(1,314,217)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,620,725	699,487
Loss on purchase of Innovation Property Management, LLC	28,102	-
Net exchange differences	(825,731)	-
Change in assets and liabilities		-
Prepaid expenses	348,920	(392,018)
Trade and other receivables	35,257	(333,199)
Cryptocurrencies	(10,822)	(4,151)
Security deposits	(91,809)	(879,802)
Trade and other payables	771,575	1,093,817
Net cash used in operating activities	(185,097)	(1,130,083)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(5,507,792)	(6,819,318)
Acquisition of Innovative Property Management, LLC, net of cash acquired (Note 3)	(17,854)	-
Payments for trademarks	(11,190)	(4,644)
Net cash used in investing activities	(5,536,836)	(6,823,962)
CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from common share issuances	6,239,987	8,620,781
Proceeds from shareholder loans	21,298	236,202
Repayment of lease liabilities	(6,444)
Payments for capital issuance costs	(24,959)	(346,504)
Net cash provided by financing activities	6,229,882	8,510,479
Effect of exchange rate changes on cash and cash equivalents	25,572	22,856
Net increase in cash and cash equivalents	533,521	579,290
Cash and cash equivalents at beginning of period	579,290
Cash and cash equivalents at end of period	$1,112,811	$579,290

See the accompanying notes to the consolidated financial statements.

COSMOS CAPITAL LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Description of the Company

Cosmos Capital Limited is a limited liability public company incorporated in Australia.

Cosmos Capital Limited’s activities commenced on May 22, 2019 on the formation of Cosmos Capital Pty Ltd ATF Cosmos Capital Fund (the “Fund”), a fixed unit trust. The Fund consisted of the consolidated group of entities of the Fund, including Cosmos Trading Pty Ltd, Cosmos Infrastructure LLC, and Cosmos Manager LLC. On September 26, 2019, Cosmos Capital Limited was incorporated by the Fund with a single redeemable share on issue. On October 15, 2019, the Cosmos Capital Limited acquired all the assets of the Fund.

In August 2020 Cosmos Manager LLC acquired a 50% interest in Innovative Property Management LLC (IPM). IPM leases land in Sandersville Georgia and has a power purchase agreement with the city of Sandersville. IPM provides data hosting services at a competitive price.

Cosmos Capital Limited operates from its headquarters in Sydney.

Cosmos is a ‘Digital Asset Infrastructure’ business, which owns and operates modular data centers (MDCs) currently based in the United States of America. Cosmos currently owns and operates 5,892 specialized, application-specific computers known as Miners, which produce 136 Petahash operational as at 31 December 2020. This is predominantly directed to and focused on the process known as digital mining, and specifically for Bitcoin.

Complementing the Miners that Cosmos owns and operates, it is actively conducting research and development into a suitable solution for liquid immersion for ASIC computers, field-programmable gate array (FPGA) (which is an electronic device that includes digital logic circuitry you can program to customize its functionality), general purpose computing on a graphics processing unit (GPU) (which is the use of a GPU together with a central processing unit (CPU) to accelerate computation in applications traditionally handled only by the CPU). Cosmos has its own proprietary tank design which it is currently in the process of commercializing

The Cosmos management team has gained skills and experience in the ownership, mining, management.

Overview of Cosmos’ activities

Cosmos’s business involves Digital Processing and Hosting Solutions. Additionally, we conduct research and development activities to search for ways to improve the effeciencies of our computing power expended in our Digital Processing and Hosting Solutions services.

A more detailed description of our activities is set out below.

(a)	Digital Processing and Hosting Solutions

The business of digital processing and mining requires the purchase and ownership of computing hardware specific to the computing problem that you are seeking to solve. Each hardware component can be specifically maximizing to perform a function better than other hardware for the purpose of maximizing the return from any specific processing task. Each Miner is housed in an MDC in facilities leased, or subject to co-location agreements, held by Cosmos or its Related Entities in the US. Each MDC has a capacity of between 350-700 Miners and can operate in a variety of climates.

(b)	Research and Development

Core to the Cosmos business is its research and development (R&D) program, which has been actively focused on researching and exploring opportunities to improve the efficiency of hardware and software and MDC’s.

Complementing the Miners that Cosmos operates, it is actively conducting research and development into a suitable solution for liquid immersion for the Miners, FGPA, GPU and general computing. Cosmos has its own proprietary tank design which it is currently in the process of commercialising. Immersion provides the greatest upside of potential for efficiency through Cosmos’ main business, and thus, is a priority.

In addition to immersion, Cosmos has also extensively researched different solutions to improve the efficiency of ‘Air Cooled’ MDC’s, having learnt from its experiences with a variety of different designs through its business operations.

Cosmos has also begun research into the software element of computing and is in the initial stages of researching a range of programs to improve efficiency through this avenue as well.

Cosmos has partnered with leading design firms in both Australia and the US to ensure the finished products can be deployed in different climates. By using global designers and vendors, it provides Cosmos the opportunity to seek to enhance the design to ensure success of the technology in all jurisdictions, climates and scenarios.

In February 2021 the Group raised $21,442,694 by way of convertible notes that convert automatically to shares six months after issuance. This was to fund the purchase of additional processing machines for the Group that will ultimately increase the Group’s revenue and cash flow. Further details as to the terms of the convertible notes are found in note 21.

The Group is primarily engaged in the development of blockchain infrastructure and, specifically, the hosting and ownership of ASIC hardware. These activities bring significant exposure to cryptocurrency mining (mainly Bitcoin), which is a highly volatile market with inherent risk. A significant decline in the market prices of cryptocurrencies, an increase in the difficulty of crypto currency mining, changes in the regulatory environment and adverse changes in other inherent risks can significantly negatively impact the Group’s operations. Due to the volatility of the prices of cryptocurrencies and the effects of possible changes in the other aforementioned factors, there can be no guarantee that future mining operations will be profitable. By way of mitigation, the Group is in a position to wind down its operations in the event of unfavorable pricing in cryptocurrencies.

By way of example, the Bitcoin protocol has rewarded miners with 12.5 Bitcoin per block mined since July 2016. Approximately every four years the block reward is reduced by 50%, referred to as the “halving”. In May 2020, the third Bitcoin halving occurred, reducing the block reward from 12.5 Bitcoin per block to 6.25 Bitcoin per block, which directly impacted the revenue and associated profitability of miners. In recent years when mining profitability has dropped abruptly due to price volatility, the network difficulty has adjusted to allow lower cost miners to remain profitable. Furthermore, the halving process reduces the supply of new Bitcoin miners entering the marketplace, which has historically resulted in Bitcoin price increases after previous halving events. The Company believes that the expected network difficulty and price adjustments, as well as newer-generational equipment which are more efficient, will allow the Company to operate and continue to operate at a scale which is profitable.

Based on internally prepared forecast cash flows, combined with the existing cash reserves, which take into consideration what management of the Group considers reasonable scenarios given the inherent risks and uncertainties described above, management believes that the Group will have adequate cash reserves to enable the Group to meet its obligations for at least one year from the date of approval of the consolidated financial statements, and on this basis the accounts have been prepared on a going concern basis.

COVID-19

In January 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”) and the risks to the international community. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in exposure globally. The recent outbreak of the COVID-19 pandemic is affecting global economies but the Company’s operations and those of third parties on which the Company relies have been largely unaffected.

On March 27, 2020, the United States President, Donald Trump, signed into law the “Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. Regulatory guidance has indicated that public companies are ineligible to participate in certain of the loan programs provided by the CARES Act. We continue to examine the impact that the CARES Act may have on our business.

The Company continues to examine the impact that COVID-19 and the CARES Act may have on its business. Currently, the Company is unable to determine the final impact that COVID-19 and the CARES Act will have on its financial condition, results of operation, or liquidity. See Note 20 – Paycheck Protection Program Loan for PPP loan details.

Note 2 - Basis of Presentation and Summary of Significant Accounting Policies

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting standards generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. The consolidated financial statements include all normal and recurring adjustments that are necessary for fair presentation of consolidated financial position and results of consolidated operations. The consolidated financial statements as of and for the year ended December 31, 2020 include the accounts of Cosmos Capital Limited and its wholly owned subsidiaries: Cosmos Trading Pty Ltd, Cosmos Infrastructure LLC, Cosmos Manager LLC, Cosmos Grid Tech Pty Ltd, Cosmos Asset Management Pty Ltd, and Innovative Property Management LLC (collectively referred to as the “Company”). Cosmos Capital Limited, Cosmos Trading Pty Ltd, Cosmos Infrastructure LLC, and Cosmos Manager LLC comprise the consolidated financial statements at December 31, 2019 and for the period from May 22, 2019 (inception) through December 31, 2019. All significant intercompany accounts and transactions have been eliminated in consolidation.

Entities in which the Company directly or indirectly owns more than 50% of the outstanding voting securities, and for which other interest holders do not possess the right to affect significant management decisions, are generally accounted for under the voting interest consolidation method of accounting. Participation of other interest holders in the net assets and in the earnings or losses of a consolidated subsidiary is reflected in the line items “Noncontrolling Interest” in the Company’s consolidated balance sheets and “net loss attributable to noncontrolling interest” in the consolidated statements of operations and comprehensive loss. Noncontrolling interest adjusts the Company’s consolidated results of operations to reflect only the Company’s share of the earnings or losses of the consolidated subsidiary.

Any changes in the Company’s ownership interest in a consolidated subsidiary, through additional equity issuances by the consolidated subsidiary or from the Company acquiring the shares from existing shareholders, in which the Company maintains control is recognized as an equity transaction, with appropriate adjustments to both the Company’s additional paid-in capital and the corresponding noncontrolling interest.

Business organization

For management purposes, the Group is organized into business units based on its products/services and geographies and has two reportable segments, as follows:

●	Segment #1: Australian Segment encompassing research and development, identification and negotiation for the use rights to distressed and stranded infrastructure, administration and general corporate affairs

●	Segment #2: USA Segment encompassing computer equipment ownership and operations. No operating segments have been aggregated to form the above reportable operating segments.

Transfer prices between operating segments are on an arm’s length basis in a manner similar to transactions with third parties. The segment reporting table below does not include any intersegment revenue or expenses associated with the transfer pricing arrangements (payable by the Australian segment to the US segment) as management does not consider transfer pricing in their internal operating results reviewed by the chief operating decision maker. Certain finance costs, finance income, other income, and fair value gains and losses on financial assets are not allocated to individual segments as the underlying instruments are managed on a Group basis. Current taxes, deferred taxes and certain financial assets and liabilities are not allocated to those segments as they are also managed on a Group basis. Inter-segment revenues are eliminated on consolidation.

Estimates and assumptions

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the dates of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. The Company has considered the following to be significant estimates made by management, including but not limited to, estimating the useful lives of patent assets and fixed assets, realization of long-lived assets, unrealized tax positions and the realization of digital currencies.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with financial institutions, cash held with digital currency exchanges, and other short-term and highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less.

Cryptocurrencies

Cryptocurrencies are included in current assets in the consolidated balance sheets. Cryptocurrencies are recorded at cost less impairment.

Fair value of financial instruments

The Company accounts for financial instruments under FASB Accounting Standards Codification Topic (“ASC”) 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 — assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

Revenue recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (ASC 606)” which requires entities to recognize revenue when control of promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those good and services.

There is currently no specific definitive guidance in U.S. GAAP or alternative accounting frameworks for the accounting of managing digital currencies and management has exercised significant judgement in determining appropriate accounting treatment for the recognition of revenue for such operations.

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of ASC 606 is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the Company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

The Company has entered into a contract with various mining pools and has undertaken the performance obligation of providing computing power in exchange for non-cash consideration in the form of cryptocurrency. The provision of computing power is the only performance obligation in the Group’s contract with its pool operators. In certain pools the amount of reward for computing power depends on the pool’s success in mining blocks. In other pools, the amount of reward includes no such contingency, although the fees payable to such pools are typically higher as a result. Where the consideration received is variable (for example, due to payment only being made upon successful mining), it is recognized when it is highly probable that the variability is resolved, which is generally when the cryptocurrency is received.

The Group measures the non-cash consideration received at the fair market value of the cryptocurrency received. Management estimates fair value on a daily basis, as the quantity of cryptocurrency received multiplied by the price quoted on independent reserve on the day it was received.

Leases

The FASB issued four ASUs related to ASC 842. In March 2019, the FASB issued ASU 2019-01, Leases (Topic 842): Codification Improvements. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements and ASU 2018-10, Codification Improvements to Topic 842, Leases. In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASC 842 requires an entity to recognize a right of use (“ROU”) asset and lease liability for all leases with terms of more than 12 months.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease ROU assets and operating lease liabilities within current liabilities and long-term liabilities on our consolidated balance sheet. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The Company’s lease does not provide an implicit rate and therefore the Company measured the ROU asset and lease obligation based upon the present value of future minimum lease payments. The Company’s incremental borrowing rate is estimated based on risk-free discount rate for the lease, determined using a period comparable with that of the lease term and in a similar economic environment. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise such options. The Company does not record leases on the consolidated balance sheets with a term of one year or less. The Company does not separate lease and non-lease components but rather account for each separate component as a single lease component for all underlying classes of assets. Where leases contain escalation clauses, rent abatements, or concessions, such as rent holidays and landlord or tenant incentives or allowances, the Company applies them in the determination of straight-line operating lease cost over the lease term.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. The cost includes any cost of replacing part of the property and equipment with the original cost of the replaced part being derecognized. All other repair and maintenance costs are recognized in profit or loss incurred. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the respective asset if the recognition criteria for a provision are met. Property, plant and equipment transferred from customers is initially measured at the fair value at the date on which control is obtained.

The depreciable amount of all fixed assets is depreciated on a diminishing value basis over their useful lives to the economic entity commencing from the time the assets arrive at their destination where they are ready for use.

Depreciation is calculated over the estimated useful lives of the assets as follows:

Modular data centers	2 years
Processing machinery	2 years
IT and computers	3 years
Plant and equipment	10 years

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement when the asset is derecognized.

The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

In accordance with the Company’s fixed asset policy, the Company reviews the estimated useful lives of all property and equipment for indicators that a useful life has changed. During the year ended 31 December 2020, there were indicators that the estimated useful life of processing machines was longer than the current estimated useful life. In the first year of operations and prior to the halving of Bitcoin, a significant amount of uncertainty remained in both the Bitcoin price movement and the effectiveness and efficiency of all processing machines and the overall power costs to the business. This drove an estimated useful life of one year. The change to two years is based on a reassessment of the business, operations and industry where we have seen a significant increase in Bitcoin price, a stable power cost and the longevity of the processing machines experienced firsthand. In light of this, management considered the change to a two year useful life as a more accurate and fair representation of the business and its operations.

As a result, effective 1 January 2020, the Company changed the estimated useful life of its processing machines by one year. These assets had a net book value of $4,985,070 as of 1 January 2020. The effect of this change in estimate resulted in a reduction of depreciation expense and net loss by $1,911,585 for the year ended 31 December 2020. Had the Group changed its depreciation policy to a three year useful life, the effect of this change in estimate would result in a reduction in the depreciation expense and net loss by $2,671,480. Having regard to the above and in light of the volatile nature of the industry depreciation and useful life is assessed yearly.

Internal-use software

The Company capitalized direct costs of services used in the development of, and external software acquired for use, as internal software in accordance with FASB ASC 350-40, Internal-Use Software. Amounts capitalized are amortized over a period of generally one year on a straight-line basis, unless another systematic and rational basis is more representative of the software’s use.

Trademarks

Intangible assets deemed to have indefinite lives (including trademarks) are not amortized but, instead, are subject to an annual impairment assessment. Additionally, if events or conditions were to indicate the carrying value or a reporting unit may not be recoverable, the Company would evaluate the intangible assets for impairment at that time.

Advertising costs

Advertising costs are expensed as incurred. Advertising costs for the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019 were $36,877 and $32,003, respectively.

Research and development

Research and development costs are charged to expense in the periods incurred. Expenditures for research and development costs were $268,649 and $130,489 for the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019, respectively.

Government tax credits

The Research and Development (“R&D”) Tax Incentive program, is an Australian tax incentive to stimulate R&D activities. Generally, the incentive offsets the income tax to be paid and the remaining portion (if any) can be refunded. The incentive is calculated based on the claimed volume of eligible R&D expenditures by the Company.

Cosmos Capital Limited has applied for and been registered with AusIndustry for participation under the Industry Research and Development Act 1986. The registration of activities does not, by itself, determine that the activities described in this registration are eligible R&D activities, nor is it an indication of compliance with the requirements of the R&D Tax Incentive. Determining the eligibility of activities under the R&D Tax Incentive is the responsibility of the R&D entity, under self-assessment. The Company only recognizes government grants when there is reasonable assurance that the conditions attached to they grant have been complied and the grant will be received.

As a result, the incentive is presented as a reduction to “Research and development expenses” in the consolidated statements of operations and comprehensive loss. During the year ended December 31, 2020, the Company received $386,412 in research and development tax refunds. In the period from May 22, 2019 (inception) through December 31, 2019, the Company recorded tax refunds in the amount of $48,891.

Shareholders’ equity

Ordinary shares are classified as equity. Costs directly attributable to the issue of new share or options are shown as a deduction from the equity proceeds, net of any income tax benefit. Costs directly attributable to the issue of new shares or options associated with the acquisition of a business are included as part of the purchase consideration.

Ordinary shares entitle the holder to voting rights and to participate in dividends and the proceeds on the winding up of the Company in proportion to the number of and amounts paid on the shares held. The fully paid ordinary shares have no par value and the Company does not have a limited amount of authorized capital.

Share subscription receivable

The Company records share issuances at the effective date. If the subscription is not funded upon issuance, the Company records a share subscription receivable as an asset on the consolidated balance sheet. When share subscription receivables are not received at the consolidated balance sheet date or in satisfaction of the requirements under FASB ASC 505, the share subscription receivable is reclassified as a contra account to shareholders’ equity on the consolidated balance sheet.

Earnings per share

Basic earnings per share are computed by dividing net loss by the weighted average number of shares of ordinary shares outstanding. Diluted earnings per share are computed by dividing net loss by the weighted average number of shares of common share outstanding, after adjusting for the dilutive effect of share options.

Comprehensive loss

Total comprehensive income and the components of accumulated other loss are presented in the consolidated statements of operation and the consolidated statements of changes in shareholders’ equity. Accumulated other comprehensive loss is comprised of foreign currency translation effects.

Share-based compensation

The Company recognizes the cost of non-employee services received in exchange for an award of equity instruments in the consolidated financial statements which is measured based on the grant date fair value of the award. Share-based compensation expense is recognized in the period in which the service was performed in exchange for the award (generally the vesting period). The value of share grants are measured based on their fair market value on the date of grant. The Company estimates the fair value of each share option at the grant date by using the Black-Scholes option pricing model.

Accounting for stock options

Compensation costs related to stock options granted by the Company are charged against income during their vesting period, under ASC 718, “Compensation – Stock Compensation.”

Acquisitions

The Company accounts for business acquisitions in accordance with ASC 805, Business Combinations. This standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard prescribe, among other things, the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration) and the exclusion of transaction and acquisition-related restructuring costs from acquisition accounting.

Contingent consideration

Certain agreements the Company enters into, including business combinations, involve the potential payment of future consideration that is contingent upon certain performance and revenue milestones being achieved. Contingent consideration obligations incurred in connection with an asset acquisition are recorded when it is probable that they will occur and they can be reasonably estimated using a cost accumulation and allocation model to allocate the cost to the assets acquired and liabilities assumed.

Foreign currency translation and transactions

The Company operates in the United States and Australia. The parent’s functional currency is the Australian dollar (AUD). For each entity, the Company determines the functional currency and items included in the financial statements of each entity are measured using that functional currency. All subsidiaries of Company have a functional currency of Australian dollar with the exceptions of Cosmos Infrastructure LLC and Innovative Property Management LLC, whose functional currency is the United States dollar (USD). The financial statements of foreign businesses have been translated into USDs at current exchange rates for balance sheet items and at the average rate for income statement items. Translation of all the consolidated companies’ financial records into USD is required due to the reporting currency for these consolidated financial statements presented as USD and the functional currency of the parent company being that of AUD. Translation adjustments are accumulated in other comprehensive loss. Revenue and expense accounts are converted at prevailing rates throughout the year. Gains or losses on foreign currency transactions and translation adjustments in highly inflationary economies are recorded in income in the period in which they are incurred.

(i) Transactions and balances

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date.

Differences arising on settlement or translation of monetary items are recognized in the consolidated statement of profit or loss.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of gain or loss on change in fair value of the item (i.e. translation differences on items whose fair value gain or loss is recognized in other comprehensive income or profit or loss are also recognized in other comprehensive income or profit or loss, respectively).

Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.

(ii) Group companies

On consolidation, the assets and liabilities of foreign operations whose functional currency is different from the reporting currency are translated into the reporting currency at the rate of exchange prevailing at the reporting date and their income statements are translated at average exchange rates. The exchange differences arising on translation for consolidation are recognized in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognized in the profit or loss statement.

Income taxes

The Company operates in Australia and the United States and application of taxation laws in relation to the Company’s activities may change from time to time. Changes in the taxation laws or in assessments or interpretation or decisions in respect of, but not limited to the following, may have a significant impact on the Company’s results:

●	Jurisdiction in which and rates at which income is taxed;

●	Jurisdiction in which and rates at which expenses are deductible;

●	The nature of income taxes levied, for example whether taxes are assessed on the revenue account or on the capital account;

●	Requirements to file tax returns; and

●	The availability of credit for taxes paid in other jurisdictions, for example through the operation of double taxation treaties.

The Company will continue to assess the performance and may in the future recognize some or all of these assets.

The Company has taken the approach to calculate income tax expense on the basis that all revenue and expenses attributable to its Australian operations are taxable in Australia and all revenue and expenses attributable to its United States operations are taxable in the United States.

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations and comprehensive loss in the period in which the change was enacted. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if management has determined that it is more likely than not that such assets will not be realized.

In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. We are subject to examinations by multiple taxing jurisdictions on various tax matters, including challenges to various positions we assert in our filings. In the event that a taxing jurisdiction levies an assessment in the future, it is possible the assessment could have a material adverse effect on our consolidated financial condition or results of operations.

The financial statement recognition of the benefit for a tax position is dependent upon the benefit being more likely than not to be sustainable upon audit by the applicable tax authority. If this threshold is met, the tax benefit is then measured and recognized at the largest amount that is greater than 50 percent likely of being realized upon ultimate settlement. In the event that the Internal Revenue Service or another taxing jurisdiction levies an assessment in the future, it is possible the assessment could have a material adverse effect on our consolidated financial condition or results of operations.

Recent accounting pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. On May 22, 2019, the Company adopted this ASU and the adoption did not have a material impact on the Company’s consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260) Distinguishing Liabilities from Equity (Topic 480) Derivatives and Hedging (Topic 815), which addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 with early adoption permitted. On May 22, 2019, Company adopted this ASU and the adoption did not have a material impact on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting. This ASU provides clarity about which changes to the terms or conditions of a share-based payment award require the application of modification accounting. Specifically, ASU 2017-09 clarifies that changes to the terms or conditions of an award should be accounted for as a modification unless all of the following are met: 1) the fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified, 2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified and 3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. ASU 2017-09 is effective for annual reporting periods beginning after December 15, 2017 and early adoption is permitted. The Company adopted ASU 2017-09 on May 22, 2019 and the adoption did not have a material impact on the Company’s accounting for share-based payment awards, as changes to awards’ terms and conditions subsequent to the grant date are unusual and infrequent in nature.

In January 2017, the FASB issued ASU 2017-01 Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which clarifies the definition of a business and assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under this guidance, when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or group of similar assets), the assets acquired would not represent a business. In addition, in order to be considered a business, an acquisition would have to include at a minimum an input and a substantive process that together significantly contribute to the ability to create an output. The amended guidance also narrows the definition of outputs by more closely aligning it with how outputs are described in FASB guidance for revenue recognition. This guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company adopted ASU 2017-01 on May 22, 2019 and the adoption did not have a material impact on the Company’s consolidated financial statements and notes thereto.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) in order to increase transparency and comparability among organizations by, among other provisions, recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous GAAP. For public companies, ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 (including interim periods within those periods) using a modified retrospective approach and early adoption is permitted. In transition, entities may also elect a package of practical expedients that must be applied in its entirety to all leases commencing before the adoption date, unless the lease is modified, and permits entities to not reassess (a) the existence of a lease, (b) lease classification or (c) determination of initial direct costs, as of the adoption date, which effectively allows entities to carryforward accounting conclusions under previous U.S. GAAP. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides entities an optional transition method to apply the guidance under Topic 842 as of the adoption date, rather than as of the earliest period presented. The Company adopted Topic 842 on May 22, 2019, and elected the package of practical expedients described above.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as a new Topic, (ASC) Topic 606. The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, which deferred the effective date of the new revenue standard for periods beginning after December 15, 2016 to December 15, 2017, with early adoption permitted but not earlier than the original effective date. This ASU must be applied retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company adopted ASU 2014-09 on May 22, 2019 under the modified retrospective approach and the adoption did not have a material impact on the Company’s results of operations, cash flows and financial position.

Note 3 – Innovation Property Management LLC Acquisition

On August 21, 2020, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Innovative Property Management, LLC, a North Carolina limited liability company (“IMP”) to acquire a 50% membership interest in IMP for a total purchase price of $30,000. The Purchase Agreement also includes contingent payment obligations by the Company total $50,000 in connection with specified milestones related to the achievement of operational efficiencies. The achievement of these milestones are not yet probable. The total purchase price of $30,000 for this asset acquisition was primarily comprised of a Right of Use Asset of approximately $50,000, offset by a Lease Liability of approximately $50,000 and other immaterial current assets and liabilities. Based on business combination accounting guidance, no contingent consideration was recorded in the Company’s consolidated balance sheets at December 31, 2020, this transaction was accounted for as an asset acquisition.

Subsequent to the acquisition of the IMP, the Company entered into a master service agreement for co-location rights for IMP to provide hosting facility, electrical power, and internet access to the Company to support its crypto-mining activities.

The Company accounted for the transaction as an asset acquisition, as IMP did not have adequate inputs and processes necessary to generate outputs and thus did not meet the definition of a business under the framework of the authoritative accounting guidance for business combinations. Further, the Company determined that IPM is a variable interest entity because the activities of IMP involve the Company and the Company has disproportionately few voting rights in comparison economic investment contributed to IMP. Though our ability to effectuate a tie-breaker vote we have determined we are the primary beneficiary of IMP. Accordingly, the financial position and operating results of IMP are consolidated in these accompanying financial statements.

Upon acquisition, the Company considered the membership agreement and determined that based on liquidation rights the Company would receive any net proceeds upon a distribution until the other members invest additional capital or attribution of earnings to their capital accounts. Accordingly, the Company did not recognize any noncontrolling interest at the date of acquisition. We have recognized a noncontrolling interest related to the losses generated subsequent to acquisition that are attributable to the noncontrolling interest holders.

Note 4 – Executive Compensation

The following table summarizes compensation paid to our executive officers of the Company for services rendered during the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019.

Name and Principal Position	Year	Salary	Bonus Awards	Stock Awards	Option Awards	Non-Equity Plan Compensation	Nonqualified Deferred Earnings	All Other Compensation	Total
James Manning	2020	$178,290	-	-	-	-	-	$19,284	$197,574
Chief Executive Officer	2019	14,327	-	-	-	-	-	1,361	$15,688
Christos Kyriakides	2020	60,178	-	-	-	-	-	6,943	$67,121
Chief Financial Officer	2019	5,233	-	-	-	-	-	497	$5,730
Liam Wilson	2020	108,320	-	-	-	-	-	12,634	$120,954
	2019	-	-	-	-	-	-	-	$-
Michael Hughes	2020	33,098	-	-	-	-	-	3,144	$36,242
	2019	2,879						274	$3,153
Greg Martin	2020	-	-	-	20,718	-	-	-	$20,718
	2019	-	-	-	-	-	-	-	$-

Note 5 – Property and Equipment

Property and equipment, net, consisted of the following as of December 31, 2020:

	Plant and equipment	Computer equipment	Furniture & fixtures	Processing machines	Modular data center	Total
Property and equipment	$33,859	$40,933	$4,444	$10,496,165	$1,660,710	$12,236,111
Less accumulated depreciation	(2,753)	(18,090)	(2,366)	(4,310,174)	(887,443)	(5,220,826)
	$31,106	$22,843	$2,078	$6,185,991	$773,267	$7,015,285

Property and equipment, net, consisted of the following as of December 31, 2019:

	Computer equipment	Furniture & fixtures	Processing machines	Modular data center	Total
Property and equipment	$19,365	$1,046	$5,558,024	$1,241,670	$6,820,105
Less accumulated depreciation	(1,792)	(131)	(560,531)	(137,033)	(699,487)
	$17,573	$915	$4,997,493	$1,104,637	$6,120,618

The Company incurred depreciation and amortization expense in the amounts of $4,620,725 and $699,487 for the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019, respectively.

In accordance with the Company’s fixed asset policy, the Company reviews the estimated useful lives of all property and equipment for indicators that a useful life has changed. During the year ended December 31,2020, there were indicators that the estimated useful life of processing machines was longer than the current estimated useful life. As a result, effective January 1, 2020, the Company changed the estimated useful life of its processing machines by one year. These assets had a net book value of $4,997,493 as of January 1, 2020. The effect of this change in estimate resulted in a reduction of depreciation expense and net loss by $1,247,641 and increase in basic and diluted loss per share by $0.18 for the year ended December 31, 2020.

Note 6 – Security Deposits

The Company’s security deposits consist of amounts paid by the Company to location providers in any event of default. The security deposits are refundable to the Company when location provider services cease or are cancelled. Security deposits are included in non-current assets on the consolidated balance sheets as such amounts are not expected to be refunded for at least twelve months after the December 31, 2020 reporting year. At December 31, 2020 and 2019, the Company had $969,423 and $879,802 respectively, in refundable security deposits.

Note 7 - Cryptocurrencies

The following table presents additional information about cryptocurrencies as of December 31:

	2020	2019
Beginning balance	$4,239	$-
Revenue recognized from cryptocurrencies mined	4,416,374	490,966
Mining pool operating fees	(13,601)	(1,326)
Sale / trade of cryptocurrencies	(4,420,148)	(507,397)
Realized gain on sale of cryptocurrencies	28,197	21,996
Ending balance	$15,061	$4,239

Note 8– Trade and Other Receivables

Other receivables consist of the following at December 31:

	2020	2019
Trade receivables	$55,675	$284,600
Research and development tax credit	386,412	48,891
Goods and service tax refund	173,058	6,729
	$615,145	$340,220

Note 9 – Trade and Other Payables

Trade and other payables consist of the following at December 31:

	2020	2019
Trade payables	$1,294,459	$932,370
Accrued expenses	284,589	164,640
Employee payables	139,134	3,377
Tax payables	164,065	1,780
	$1,882,247	$1,102,167

Note 10 – Professional and Consultancy Fees

For the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019, professional and consultancy fees comprised of:

	Period Ended December 31,
	2020	2019
Accounting and tax fees	$113,065	$115,472
Audit fees	110,496	78,902
Other services	269,806	66,887
Legal fees	550,660	136,291
	$1,044,027	$397,552

Note 11 – Trademarks

Separately acquired trademarks are shown at historical cost. At December 31, 2020 and 2019, the Company’s trademarks were $15,813 and $4,624. Trademarks are considered indefinite-lived intangible assets and are evaluated for impairment annually. No impairment losses have been charged against the trademarks.

Note 12– Shareholders’ Equity

Holders of common shares are entitled to one vote per share on all matters to be voted upon by the Company’s shareholders. In the event of a liquidation, dissolution, or winding up of the Company, holders are entitled to share ratably in all the Company’s assets, in absence of a specified agreement. The ordinary shares have no par value. Accordingly, the Company records all proceeds from issuance as additional paid in capital, net of issuance costs.

At December 31, 2020 and 2019, subscribed capital in the amounts of $16,690 and $459,062, respectively were not funded and therefore are presented in the consolidated balance sheets as share subscriptions receivables.

There were no dividends paid or declared during the year ended December 31, 2020 nor the period from May 22, 2019 (inception) through December 31, 2019.

The following table summarizes the option activity for the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019:

	Shares	Weighted Average Exercise Price
Outstanding at May 22, 2019	-	$-
Options granted	261,005	2.99
Outstanding at December 31, 2019	261,005	2.99
Options granted	178,958	6.13
Outstanding at December 31, 2020	178,958	$3.03

All of the options outstanding have an exercise price denominated in Australian Dollars. The weighted average exercise price presented in the table above is translated to US Dollar using the translation rate of 0.77 as of December 31, 2020.

The following table summarizes the options exercisable and vested at December 31, 2020 and 2019:

	Shares	Weighted Average Exercise Price
Vested and exercisable at December 31, 2019	261,005	$2.99
Options granted in 2020 that are currently exercisable	152,858	6.74
Options modified in 2020 which are no longer exercisable	(261,005)	2.99
Exercisable at December 31, 2020	152,858	6.74
Vested and expected to vest at December 31, 2020	152,858	6.74

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the below assumptions for the risk-free interest rates, expected dividend yield, expected lives and expected stock price volatility.

	Option Pricing Assumptions
Grant Period	Year Ended 2020	Period from May 22, 2019 (Inception) through December 31, 2020
Stock Price Volatility	105%	80%
Risk-Free Interest Rates	0.3%	1.1%
Expected Life (in years)	5	5
Expected Dividend Yield	-	-

Expected volatility is based on historical volatility of publicly listed comparable companies of common share. Share options are granted at an assessed exercise price. Options are generally exercisable on the grant date with a five-year term.

ASC 2016-09 offers entities a policy election to recognize forfeitures as they occur rather than estimating forfeitures at grant date. The Company has elected to recognize forfeitures as they occur. No such forfeitures occurred during the year ended December 31, 2020 nor the period from May 22, 2019 (inception) through December 31, 2019.

Stock-based compensation expense recognized for the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019 was $20,829 and $0, respectively. During the period from May 22, 2019 (inception) through December 31, 2019 the Company recognized $1,214,137 of costs related to awards issued to third parties for services rendered in connection with capital raising activities. Accordingly, this was recorded in additional paid in capital as a reduction of the proceeds received.

The weighted-average fair value of options granted were $5.05 and $1.92 at December 31, 2020 and 2019, respectively. The weighted-average remaining contractual life of options vested or expected to vest as of December 31, 2020 and December 31, 2019 was 2.50 and 5.00 years, respectively.

During the year ended December 31, 2020, and the period from May 22, 2019 (inception) through December 31, 2019, no stock options to purchase shares were exercised.

As of December 31, 2020 and December 31, 2019, as all options in connection with capital raising activities were fully vested upon grant date.

In December 2020, the Company modified the options that were granted during 2019 by adding an exercise contingency related to a liquidity event (being a listing event), and increasing the number of shares the option holder is entitled to receive if the option holder exercises and pays the exercise price within 3 business days of the contingency trigger. The Company has accounted for this as a modification of the award as it was to add a performance condition.

As a result of the modification, addition of the performance condition related to the liquidity event trigger has reduced the likelihood of exercise from probable to improbable. The performance condition related to the contingency trigger is not deemed probable until a liquidity event actually occurs.

Note 13 – Earnings Per Share

Net loss per common share is calculated in accordance with ASC Topic 260: Earnings Per Share (“ASC 260”). Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted average shares outstanding, as the inclusion of common share equivalent would be anti-dilutive. The common share equivalents consist of share options.

For the year ended December 31, 2020 and the period from May 22, 2019 (inception) through December 31, 2019 calculation of net losses per share are as follows:

	2020	2019
Net loss attributable to common shareholders	$(5,061,314)	$(1,314,217)

Denominator:
Weighted average common shares - basic and diluted	7,097,883	2,054,102

Loss per common share - basic and diluted	$(0.70)	$(0.64)

Potentially dilutive share options excluded from computation	152,858	261,005

Note 14 - Employee Benefit Costs

The Company contributes 9.50% of each Australia based employee’s salary to standard defined contribution superannuation funds on behalf of all employees. Superannuation is a compulsory savings program whereby employers are required to pay a portion of an employee’s remuneration to an approved superannuation fund that the employee is typically not able to access until they have reached the statutory retirement age. Whilst the Company has a third-party default superannuation fund, it permits employees to choose an approved and registered superannuation fund into which the contributions are paid. Contributions are charged to the consolidated statements of operations and comprehensive loss as they become payable.

During the year ended December 31, 2020 and for the period from May 22, 2019 (inception) through December 31, 2019, the Company made contributions of $38,725 and $4,091, respectively. All contributions are included in salaries and wages on the consolidated statements of operations.

Note 15 - Income Taxes

The components of loss from operations before income taxes for the year ended December 31, 2020, and the period from May 22, 2019 (inception) through December 31, 2019:

	2020	2019
Domestic	$35,390	$(1,040,823)
Foreign	(5,096,704)	(273,394)
Loss before income taxes	$(5,061,314)	$(1,314,217)

The components of income tax benefit are as follows:

	As of December 31,
	2020	2019
Current:
US Federal	$99,442	$-
US State	29,217	-
Foreign	-	(1,743)
Total current benefit	$128,659	$(1,743)
Deferred:
US Federal	$-	-
US State	-	-
Foreign	-	-
Total deferred benefit	-	-
Total benefit for income taxes	$128,659	$(1,743)

The tax effects of temporary differences and tax loss and credit carry forwards that give rise to significant portions of deferred tax assets and liabilities at December 31, 2020 and 2019 are comprised of the following:

	As of December 31,
	2020	2019
Deferred income tax liabilities:
Depreciation	$(1,116,350)	$(1,663,027)
Transaction gains and losses	(129,483)	-
Other deferred tax liability	(775)	(705)
Net deferred tax liability	(1,246,608)	(1,663,732)
Deferred income tax assets:
Net operating loss carryforwards	2,782,861	1,927,039
Transaction gains and losses	93,874	42,749
Transaction costs	3,688	4,473
Total deferred tax assets	2,880,423	1,974,261
Valuation allowance	(1,633,815)	(310,529)
Net deferred tax assets	$-	$-

As of December 31, 2020 and 2019, the Company does not believe that it is more likely than not that the net deferred tax assets will be realized; therefore, no deferred tax assets have been recognized.

The Company has federal and foreign net operating loss carryforwards at December 31, 2020 of $5,170,118 and $5,011,435 respectively with an unlimited carryforward and state net operating losses at December 31, 2020 of $5,011,435 that will begin expiring in 2039.

	2020	2019
Current:
Tax at U.S. statutory rate	$(1,062,876)	$(261,687)
State tax provision	2,184	(64,219)
Effects of rates different than statutory	(251,834)	(5,890)
Research and development tax credits	-	(49,001)
Non-deductible research and development costs	256,028	23,013
Change in federal and state valuation allowance	1,185,157	310,529
Total benefit for income taxes	$128,659	$(47,255)

As of December 31, 2020 and 2019, we had $5,816,576 and $1,040,823, respectively, of unrecognized tax benefits that, if recognized, would impact the Company’s effective tax rate. The total amount of unrecognized tax benefits could change within the next twelve months for a number of reasons including audit settlements, tax examination activities and the recognition and measurement considerations under this guidance.

The following is a roll forward of our total gross unrecognized tax benefits, which if reversed would impact the effective tax rate, for the fiscal years 2020 through 2019:

	2020	2019
Balance as of January 1	$310,529	-
Tax positions related to current year:
Additions	1,208,243	310,529
Reductions	-	-
Tax positions related to prior years:
Additions	115,042	-
Reductions	-	-
Settlements	-	-
Lapses in statues of limitations	-	-
Balance as of December 31	1,633,814	310,529

Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense. No accrued interest expense has been recognized in the current or previous financial years.

The Company and its subsidiaries are subject to United States federal income tax, foreign income and withholding taxes and income taxes from state jurisdictions. All tax years are open and subject to inspection by taxing authorities.

Note 16 - Related Party Transactions

At December 31, 2020 and 2019, the Company had related party payables to shareholders in the amounts of $290,978 and $245,305, respectively, included as shareholder borrowings on the consolidated balance sheets.

At December 31, 2020 and 2019, the Company had related party share subscription receivables in the amounts of $16,690 and $459,062, respectively. As discussed in Note 2, these amounts are included on the consolidated balance sheets as a contra account to shareholders’ equity.

During the period from May 22, 2019 (inception) through December 31, 2019 a non-employee shareholder was issued 261,005 share options in exchange for services during the period from May 22, 2019 (inception) through December 31, 2019.

Note 17 – Commitments and Contingencies

In connection with the December 22, 2020 Option amendments discussed in Note 12, if the Company has a liquidity event on or before July 30, 2021 and the share price in that liquidity event is less than $10.94 per share, or no liquidity event occurs by July 30, 2021, the option holders are entitled to receive additional shares. As the liquidity share price is unknown and not reasonably estimable, the Company is unable to estimate the loss associated with the share issuances.

Note 18 – Leases

At December 31, 2020, the Company’s lease consists of a land lease in Washington County, Georgia, U.S.A. acquired in the asset purchase agreement discussed in Note 3. The lease has a remaining lease term maturing on April 30, 2023. The Company determines if an arrangement is a lease at inception or acquisition. Some lease agreements may contain lease and non-lease components, which are accounted for as a single lease component.

The operating ROU asset and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date.

During the year ended December 31, 2020, the Company incurred $42,039 in operating costs related to the land lease. At December 31, 2020, the weighted-average remaining lease term (in years) was 3 and the weighted-average discount rate was 0.25%.

The following table presents a maturity analysis of the Company’s operating lease liabilities as of December 31, 2020:

Operating Lease
2021	$20,500
2022	20,500
2023	5,125
Total minimum lease payments	46,125
Less: Imputed interest	(1,488)
Present value of lease liabilities	44,637

Note 19 – Segment Information

As discussed in Note 2, the Company’s has a single reportable business segment. Accordingly, the following information relates only to disclosure of geographical information.

The following table illustrates revenues from third parties by geographical location, for the year ended December 31, 2020 and May 22, 2019 (inception) through December 31, 2019:

	Years Ended December 31, 2020	Period from May 22, 2019 (Inception) through December 31, 2019
Australia	$4,448,876	$-
United States	-	507,818

Total	$4,448,876	$507,818

The following table illustrates tangible long-lived assets by geographical location as of December 31, 2020 and 2019:

	2020	2019
Australia	$76,898	$18,488
United States	6,938,387	6,102,130

Total	$7,015,285	$6,120,618

Note 20 – Paycheck Protection Program Loan

During the year, the Company was granted a PPP loan in the amount of $14,000. The PPP, established as part of the CARES Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. In connection with the PPP loan, the Company issued a promissory note, in the principal amount of $14,000. The loan matures in 2022 and bears interest at a rate of 1.0% per annum, payable monthly commencing May 21, 2021. The note may be prepaid at any time prior to maturity with no prepayment penalties. Funds from the loan may only be used for payroll costs, benefits, rent, utilities and interest on other debt obligations incurred prior to February 15, 2020. The Company used the entire amount for such qualifying expenses. Under the terms of the PPP, certain amounts of the loan may be forgiven if they are used for qualifying expenses during the first 24 weeks of the loan.

Note 21 - Subsequent Events

The Company has evaluated for all material events occurring after the balance sheet date, up to 9 May 2021, the date the consolidated financial statements were available to be issued.

On 8 March 2021, the Company completed an agreement with Wize Pharma, Inc. (‘Wize’) whereby Wize implemented a takeover offer to acquire all of the outstanding shares of the Company. Each share of Cosmos was exchanged for 61.11 shares (with 23.33 common stock subject to restrictions on exercisability until 31 December 2021), ultimately changing the ownership of the Company. As a result of this transaction, Wize Pharma, Inc. will become the legal ultimate parent entity of Cosmos Capital Limited subsequent to the reporting date. Wize Pharma existing shareholders will retain approximately 10.75% of Wize’s outstanding shares on a fully diluted basis including warrants issued.

Additionally, pursuant to the arrangement, with effect from closing, the existing Wize shareholders will receive one contingent value right (“CVR”) for each share of Wize held on the record date. Each CVR will entitle the holder to a pro rata share of any consideration that may be received in connection with the monetisation of Wize’s existing LO2A business, subject to transaction expenses and customary deductions within the next 2 years. The CVRs will lapse after that date. A representative of the existing Wize shareholders will be appointed to direct all monetisation activities. Over this period, Wize is required to contribute up to $300,000 for further development of the L02A technology with a right of reimbursement from any consideration.

On completion of this transaction, the combined Board will include 3 directors nominated by the Company and 1 director nominated by Wize, the combined group’s CEO will be from Cosmos, and Cosmos shareholders will own approximately 87% of the combined group. On this basis, it has been determined that Cosmos will obtain control of Wize and will be the acquirer of Wize for accounting purposes.

The financial effect of the transaction on the combined group requires further assessment, which will require significant judgement including as to whether the transaction meets the definition of a business combination.

Concurrently with the execution of the Bid Agreement, Wize entered a private placement of 25,000,000 shares of common stock for a purchase price of $0.12 per share, or aggregate gross proceeds of $3,000,000.

In March 2021, Wize’s name was legally changed to Mawson Infrastructure Group Inc. On 9 March 2021, the combined group completed the issuance of convertible notes with an aggregate principal amount of $21,442,694. The convertible notes will automatically convert to shares six months after the date of issuance at a conversion price of AUD $23.58. Cosmos is obligated to pay interest on the outstanding principal amount of the convertible notes in the amount of 8% per annum, payable on the conversion date in cash or shares. Redemption will only occur if an insolvency event occurs in respect of the combined group.

On 20 February 2021, the company entered a contract to purchase $33,974,640 worth of processing machinery. Of the total contract price, 50% was payable on 20 February 2021 with the remaining purchase price repayable in monthly instalments starting on 20 March 2021 and finishing on 20 February 2022 as each shipment of machines are delivered.

On 22 February 2021, the Group paid $3,800,000 to purchase modular data center equipment to house the mining machines ordered in February 2021.

There were no other matters or circumstances that have arisen since 31 December 2020 that have significantly affected or may significantly affect the operations of the Group, the result of those operations, or state of affairs in future financial periods.

MAWSON INFRASTRUCTURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,385,277	$1,112,811
Prepaid expenses	40,398	11,500
Trade and other receivables	1,271,877	615,145
Cryptocurrencies	578,086	15,061
Total current assets	5,275,638	1,754,517
Property and equipment, net	7,794,544	7,015,285
Equipment deposits	18,045,720	-
Financial assets	1,439,659	-
Security deposits	1,173,544	969,423
Operating lease right-of-use asset	37,257	41,703
Trademarks	-	15,813

TOTAL ASSETS	$33,766,362	$9,796,741

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade and other payables	$2,176,833	$1,882,247
Lease liability	39,859	44,637
Borrowings	1,280,359	-
Shareholder loans	-	290,978
Total current liabilities	3,497,051	2,217,862
Paycheck protection program loan	14,000	14,000
TOTAL LIABILITIES	3,511,051	2,231,862

Common stock (500,000,000 authorized, 486,733,566 issued and outstanding $0.001 par value shares). Series A preferred stock (1,000,000 authorized shares; 178,000 issued and outstanding at 31 March 2021)

Contingencies

Shareholders’ equity:
Additional paid-in capital	94,712,138	35,110,000
Share subscription receivable	-	(16,690)
Accumulated other comprehensive income (loss)	(5,290,862)	(1,341,826)
Accumulated deficit	(59,182,034)	(26,159,539)
TOTAL SHAREHOLDERS’ EQUITY	30,239,242	7,591,945
Non-controlling interest	16,069	(27,066)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$33,766,362	$9,796,741

MAWSON INFRASTRUCTURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	March 2021 Q1	March 2020 Q1
Revenues:
Cryptocurrency mining revenue	$5,120,014	$770,461
Sale of crypto currency mining equipment	1,877,613	-
Total revenues	6,997,627	770,461

Operating cost and expenses:
Cost of revenues	2,372,781	449,897
Selling, general and administrative	2,882,626	476,149
LO2A write offs	23,963,050	-
Share based payments	14,795,403	-
Depreciation and amortization	1,314,899	1,357,485
Total operating expenses	45,328,759	2,283,531
Loss from operations	(38,331,132)	(1,513,070)
Other income (expense):
Realized gain (losses) on foreign currency transactions	1,028,621	(852)
Unrealized gain (losses) on foreign currency remeasurement	(1,690,303)	889,843
Realized gain (loss) on sale of digital currencies	93,613	(14,309)
Other income	379,128	108,895
Loss before income taxes	(38,520,073)	(529,493)
Income tax expenses	-	-
Net loss	$(38,520,073)	$(529,493)

Profit attributable to Non-Controlling interest	43,135	-
Net loss attributed to Mawson Infrastructure Group shareholders	(38,563,208)	(529,493)

Net Loss per share, basic & diluted	$(0.087)	$(0.080)
Weighted average number of shares outstanding	442,664,781	6,578,672

MAWSON INFRASTRUCTURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

For the Three Months Ended March 31, 2021

	Series A Preferred Stock (#)	Series A Preferred Stock ($)	Common Shares (#)	Common Shares ($)	Common Stock (#)	Common Stock ($)	Share Subscription Receivable	Additional Paid- in- Capital	Accumulated Other Comprehensive Income/ (Loss)	Accumulated Deficit	Total Mawson Stockholders’ Equity	Non- controlling interest	Total Equity
Balance as of December 31, 2020	-	-	7,539,275	-	-	-	(16,690)	15,298,926	(1,341,826)	(6,348,465)	7,591,945	(27,066)	7,564,879
Exchange of common stock of Cosmos Capital Limited for common stock of Wize Pharma Inc., adjusted to reflect the Exchange Ratio	178	0	(7,539,275)	-	428,270,616	428,271	-		-	-	428,271	-	428,271
Acquisition of Wize Pharma Inc.	-	-	-	-	33,052,951	33,053	-	(5,436,541)	-	-	(5,403,488)	-	(5,403,488)
Issuance of Common stock of Mawson Infrastructure Group, Inc., in a PIPE transaction upon the consummation of the Business Combination	-	-	-	-	25,000,000	25,000	-	2,975,000	-	-	3,000,000	-	3,000,000
Issuance of 28,012,364 mandatorily convertible notes by Cosmos Capital, net of $1,268,093 of offering costs	-	-	-	-	-	-	-	20,441,761	-	-	20,441,761	-	20,441,761
Issuance of 8,710,982 warrants over Comon Stock of Mawson Infrastructure Group, Inc., at the Common Stock price of $0.79	-	-	-	-	-	-	-	6,881,676	-	-	6,881,676	-	6,881,676
Exercise of 115,902 warrants for Mawson Infrastructure Group, Inc. Common Stock	-	-	-	-	115,902	116	-		-	-	116	-	116
Fair value of IPR&D acquired, net of Business Combination transaction costs	-	-	-	-	-	-	-	24,765,831	-	-	24,765,831	-	24,765,831
Issuance of RSUs and stock options	-	-	-	-	-	-	-	10,270,803	-	-	10,270,803	-	10,270,803
Fair value adjustment of LO2A intellectual property revenue sharing obligation	-	-	-	-	-	-	-	5,440,863	-	-	5,440,863	-	5,440,863
Comprehensive loss	-	-	-	-	-	-	-	-	(4,615,328)	(38,563,208)	(43,178,536)	43,135	(43,135,401)
	-
Balance as of March 31, 2021	178	0	-	-	486,439,469	486,440	(16,690)	80,638,319	(5,957,154)	(44,911,673)	30,239,242	16,069	30,255,311

MAWSON INFRASTRUCTURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

For the Three Months Ended March 31, 2020

	Common Shares Units	Common Shares Amount	Share Subscription Receivable	Additional Paid-in- Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Non- controlling interest	Total Shareholders’ Equity

Balance as of May 22, 2019		$-	$-	$-	$-	$-	$-	$-
Net Loss	-	-	-	-	-	(1,314,217)	-	(1,314,217)
Other comprehensive (loss)	-	-	-	-	(345,182)	-	-	(345,182)
Issuance of stock options	-	-	-	-	-	-	-
Issuance of common shares	6,578,672	-	(459,062)	9,091,800	-	-	-	8,632,738
Balance as of December 31, 2019	6,578,672	-	(459,062)	9,091,800	(345,182)	(1,314,217)	-	6,973,339
Net Loss	-	-	-	-	-	(529,493)	-	(529,493)
Other Comprehensive (loss)	-	-	-	-	(866,663)	-	-	(866,663)
Issuance of stock options	-	-	-	-	-	-	-	-
Issuance of common shares	-	-	-	-	-	-	-	-
Balance as of 31 March 2019	6,578,672	-	(459,062)	9,091,800	(1,211,845)	(1,843,710)	-	6,036,245

MAWSON INFRASTRUCTURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(38,520,073)	$(529,493)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,314,899	1,357,485
LO2A write offs	23,963,050	-
Investment income	(563,771)	-
Interest expense	250,662	-
Interest paid	(28,199)	-
Share based payments	14,795,403	-
Write-off of fixed assets	127,608	-
Unrealized gain (losses) on foreign currency remeasurement	1,690,303	(889,843)
Change in assets and liabilities
Prepaid expenses	(28,898)	-
Trade and other receivables	(656,732)	(664,855)
Cryptocurrencies	(563,025)	1,023
Security deposits	(204,121)	10
Trade and other payables	294,586	198,284
Net cash provided by operating activities	1,871,692	(527,389)
CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from sale and purchase of property and equipment	(2,960,145)	(267,418)
Payment of fixed asset deposits	(18,045,720)	-
Investment in financial assets	(380,100)	-
Net cash used in investing activities	(21,385,965)	(267,418)
CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from common share issuances	1,298,402	-
Unit redemptions	-	(128,611)
Proceeds from convertible notes	21,487,391	-
Payments of capital issuance costs	(2,229,096)	-
Proceeds from borrowings	1,057,383	201,129
Advances made to external companies	(37,076)	-
Payments of borrowings	(291,310)	-
Net cash provided by financing activities	21,285,694	72,518
Effect of exchange rate changes on cash and cash equivalents	501,045	391,034
Net increase in cash and cash equivalents	2,272,466	(331,255)
Cash and cash equivalents at beginning of period	1,112,811	579,290
Cash and cash equivalents at end of period	$3,385,277	$248,035

MAWSON INFRASTRUCTURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – GENERAL

General

Mawson Infrastructure Group, Inc. (the “Company” or “Mawson” or “the Group”) was incorporated in the State of Delaware.

The accompanying unaudited consolidated financial statements, including the accounts of the Company’s subsidiaries, Cosmos Capital Limited and its subsidiaries: Cosmos Trading Pty Ltd, Cosmos Infrastructure LLC, Cosmos Manager LLC, Cosmos Grid Tech Pty Ltd, Cosmos Asset Management Pty Ltd, and Luna Squares LLC (formerly known as Innovative Property Management LLC) (collectively referred to as the “Group”), have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Since Mawson acquired Cosmos on March 9, 2021, it has managed most of its activity through the Cosmos Capital Limited, an Australian incorporated company, and its subsidiaries, Cosmos Trading Pty Ltd, Cosmos Infrastructure LLC, Cosmos Manager LLC, Cosmos Grid Tech Pty Ltd, Cosmos Asset Management Pty Ltd, and Luna Squares LLC (formerly known as Innovative Property Management LLC).

Since the acquisition of Cosmos, Mawson has been treated as the acquiree, with Cosmos being the acquirer. The result of which is that these accounts are taken to be the Cosmos accounts, with Mawson incorporated within the acquisition. For discussion regarding this acquisition and treatment please refer to Note 2: Reverse asset acquisition.

Mawson, through its subsidiary Cosmos Capital Ltd, which is a company incorporated in Australia (“Cosmos”), is a ‘Digital Asset Infrastructure’ business, which owns and operates modular data centers (MDCs) based in the United States. As at May 17, 2021 Cosmos currently owns and has ordered 18,332 Miners specifically focused on the SHA-256 algorithm, from a variety of manufacturers, including Bitmain Technology Holding Company (“Bitmain”), Canaan Creative (HK) Holdings Limited (“Canaan”) and Shenzhen MicroBT Electronics Technology Co., Ltd (“Whatsminer”). As at March 31, 2021, the operational Miners produce up to 200 Petahash of computing power, with a total capacity upon deployment of all ordered equipment to produce up to a total capacity upon deployment of all ordered equipment to produce up to 1,483 Petahash.

Going Concern

Based on internally prepared forecast cash flows, combined with the existing cash reserves, which take into consideration what management of the Group considers reasonable scenarios given the inherent risks and uncertainties described both in this 10Q and the Company’s Current Report on Form 8-K/A filed May 13, 2021, management believes that the Group will have adequate cash reserves to enable the Group to meet its obligations for at least one year from the date of approval of the consolidated financial statements, and on this basis the accounts have been prepared on a going concern basis.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and basis of preparation

These consolidated, condensed financial statements should be read in conjunction with the consolidated financial statements for Cosmos Capital Limited and subsidiaries as of December 31, 2020, and the notes thereto, included in the Company’s Current Report on Form 8-K/A filed May 13, 2021. The results of the interim periods are not necessarily indicative of the results to be expected for the full year ended December 31, 2021. These consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary to present fairly the financial position, the results of operations and cash flows of the Company for the periods presented.

Any changes in the Company’s ownership interest in a consolidated subsidiary, through additional equity issuances by the consolidated subsidiary or from the Company acquiring the shares from existing shareholders, in which the Company maintains control is recognized as an equity transaction, with appropriate adjustments to both the Company’s additional paid-in capital and the corresponding non-controlling interest.

References in these notes to the Company as of a date prior to March 9, 2021, are references to Cosmos Capital Limited and its subsidiaries, not Mawson Infrastructure Group Inc. and its subsidiaries. On March 9, 2021, Cosmos Capital Limited was acquired by the Company. For accounting purposes, this was accounted for as a reverse asset acquisition with Cosmos Capital Limited as the accounting acquirer (refer to significant accounting policies below).

Use of Estimates and Assumptions

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the dates of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. The Company has considered the following to be significant estimates made by management, including but not limited to, going concern assumptions, estimating the useful lives of patent assets and fixed assets, realization of long-lived assets, unrealized tax positions and the realization of digital currencies, Business Combinations, Reverse Asset Acquisition, and the Contingent obligation with respect to future revenues.

Critical Accounting Policies

Critical accounting policies are described in the footnotes to the consolidated financial statements for Cosmos Capital Limited and subsidiaries as of December 31, 2020, included in the Company’s Current Report on Form 8-K/A filed May 13, 2021. There have been no changes to critical accounting policies in the three months period ended March 31, 2021 other than as a result of changes to operations as described below.

Reverse Asset Acquisition

On March 9, 2021, the Company acquired the shares of Cosmos Capital Limited in a scrip for scrip exchange. This transaction has been accounted for as a reverse asset acquisition. Under the guidance in ASC 805, Cosmos Capital Limited was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	The Cosmos Capital shareholders have the largest voting interest in the post-combination company;

●	Cosmos Capital management holds executive management roles for the post-combination company and is responsible for the day-to-day operations;

●	Cosmos Capital was significantly larger than the Company by assets, revenue, and employees; and

●	The purpose and intent of in combining the groups was to create an operating public company through the Company, with management continuing to use Cosmos Capital’s assets to grow the business;

The application of the initial screen test in ASC 805 determined that the LO2A IPR&D in Mawson International was a single asset and represented substantially all of the fair value of the gross assets acquired. As such, the acquisition is treated as a reverse asset acquisition.

Acquired assets and liabilities of the legal parent entity are therefore measured and recognized at their relative fair values as of the date of the transaction.

After a reverse asset acquisition, despite that the legal acquirer (the legal parent entity) survives as the legal parent entity and continues to issue financial statements, the financial statements reflect the accounting from the perspective of the accounting acquirer (the legal subsidiary) in that the consolidated entity reflects the accounting acquirer as the accounting parent entity, and the financial statements represent a continuation of those of the accounting acquirer, except for the legal capital, which is retroactively adjusted to reflect the capital of the legal acquirer (legal parent entity) in accordance with ASC 805-40-45-1.

The fair value of the consideration given for the acquisition is as follows.

Number of shares issued	33,052,951
Multiplied by the fair value per share of Mawson common stock (1)	0.79
Total	$26,111,831

(1)	Based on the closing share price of Mawson common stock on the day immediately prior to the close of the transaction.

The fair values of the net tangible assets acquired at the date of acquisition are as follows:

Cash and cash equivalents	1,102,943
Marketable securities	1,096,675
Accounts Payable	(50,836)
$2,148,782

The difference between the consideration given and the fair values of the net tangible assets acquired of $23,963,050 arises as a result of the intangible asset in relation to In process research and development relating to LO2A. Due to the stage of development of this asset significant risks exist in the absence of successful clinical results and regulatory approval for the asset and that there are no reasonably likely expected alternative future uses associated with the asset and combined with the effect of the CVR instrument at the date of acquisition, management has assessed that the fair value of this asset at the acquisition date was $zero. The asset was therefore assessed as impaired and has been fully expensed as such in the consolidated statements of operations for the period ended March 31, 2021.

Contingent obligation in relation to LO2A

Following the reverse asset acquisition upon consummation of the share exchange and the signing of the CVR agreement, the historical LO2A assets and liabilities of the Company, are to be managed with a view to disposal within two years. Only CVR holders have an entitlement to any net proceeds from the disposal, not to the post-combination shareholders of the Company. Accordingly, the Company has assessed that the fair value associated with any future benefits accruing to the company in relation to research and development (IPR&D) is nil, and the difference between the fair value of the tangible net assets acquired and the stock issued has been expensed in these financial statements as stated above.

Despite this, the LO2A contingent obligation remains, however given that there is now no entitlement to revenue on the company’s behalf, the fair value of the contingent obligation with respect to future revenues has been re-assessed as nil.

For further details please refer to the Management Discussion and Analysis.

Share based payments

Under the terms of the Cosmos Transaction Bid Implementation Agreement the Company was required to make Share based payments consisting of up to 40,000,000 shares required to be issued under a Incentive Compensation Program and warrants issued to HC Wainwright as a fee related to the acquisition by Mawson of Cosmos.

Share based payments expenses for the three months ended March 31, 2021 were $14.8 million. Share based payments were split between HC Wainwright $6.18 million and an accrual of $8.58 million for amounts related to the obligation of Mawson to issue RSU’s pursuant to the terms of the Bid Implementation Agreement for the Cosmos Transaction, included in the Company’s Current Report on Form 8-K/A filed May 13, 2021. No expenses were recorded in the 2020 period

Significant Accounting Policies

There have been no material changes to the Company’s significant accounting policies to those previously disclosed in the consolidated financial statements for Cosmos Capital Limited and subsidiaries as of December 31, 2020, and the notes thereto, included in the Company’s Current Report on Form 8-K/A filed May 13, 2021, other than as a result of changes to operations as described below.

Revenue recognition – equipment sales

In Q1 2021 the Company began to earn revenues from the sale of earlier generation cryptocurrency mining units that have been assembled or refurbished for resale. Revenue from the sale of cryptocurrency mining units is recognized when: (i) persuasive evidence of a sales arrangement exists, (ii) the sales terms are fixed or determinable, (iii) title and risk of loss have transferred, (iv) collectability is reasonably assured — generally when products are shipped to the customer and (v) payment is received. At the date of sale, the net book value is expensed in cost of revenues.

Digital Currencies

Digital currencies are included in current assets in the consolidated balance sheets. Digital currencies are recorded at cost less impairment.

An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted.

The following table presents the activities of the digital currencies of the three months ended March 31, 2021;

Digital currencies at December 31, 2020	0.52
Additions of digital currencies	123.22
Sale of digital currencies	(113.45)
Digital currencies at March 31, 2021	10.29

Investment in Distributed Storage Solutions Pty Ltd (DSS)

Mawson subscribed for 500,000 shares at AUD$1.00 per share on March 1, 2020. As at March 31,2021, Mawson held 28.99% of the equity in DSS, an Australian private company operating a blockchain based decentralized storage business, based on the IPFS protocol. The business utilizes Filcoin as part of its operations to generate revenue. This investment has been equity accounted, as the company has assessed that it has significant influence over the operations of the investee.

Basic and Diluted Net Loss per Share

Net loss per common share is calculated in accordance with ASC Topic 260: Earnings Per Share (“ASC 260”). Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted average shares outstanding, as they would be anti-dilutive.

Securities that could potentially dilute loss per share in the future that were not included in the computation of diluted loss per share at March 31, 2021 and 2020 are as follows:

	As at March 31,
	2021	2020
Common stock due to former Cosmos shareholders to be issued pending approval of increase to authorized capital (Note 4)	50,558,133	-
Warrants to purchase common stock	8,710,982
Restricted Stock-Units (“RSU”) issued under a management equity plan	40,000,000
Mandatory convertible notes to exchange common stock	63,626,903	-
Total	162,896,018	-

The following table sets forth the computation of basic and diluted loss per share:

	As at March 31,
	2021	2020
Net loss attributable to common shareholders	$38,520,073	529,493

Denominator:
Weighted average common shares - basic and diluted	442,664,781	6,578,672

Loss per common share - basic and diluted	$0.087	0.080

Comparative average common shares have been revised by the ratio of Cosmos Capital to the Company shares exchanged in the reverse asset acquisition in March 2021.

Recently Issued Accounting Pronouncements

For information with respect to recent accounting pronouncements, see Note 2 to the consolidated financial statements for Cosmos Capital Limited and subsidiaries as of December 31, 2020, and the notes thereto, included in the Company’s Current Report on Form 8-K/A filed May 13, 2021. Recent accounting pronouncements include.

Accounting Standards Update (“ASU”) No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”)

Standard/Description– Issuance date: December 2019. This guidance simplifies various aspects of income tax accounting by removing certain exceptions to the general principle of the guidance and also clarifies and amends existing guidance to improve consistency in application.

Effective Date and Adoption Considerations– The guidance was effective January 1, 2021 and early adoption was permitted. The company adopted the guidance on a prospective basis as of the effective date.

Effect on Financial Statements or Other Significant Matters– The guidance did not have a material impact in the consolidated financial results.

Other new pronouncements not applicable to the Company:

Reference Rate Reform (“ASU 2021-01”) issued March 2020, with amendments in 2021; effective March 12, 2020 through December 31, 2022

Simplifying the Test for Goodwill Impairment (“ASU 2017-04”) issued January 2017 effective January 1, 2020;

Financial Instruments - Credit Losses (“ASU 2016-13 / 2018-19 / 2019-04 / 2019-05 / 2019-10 / 2019-11”) issued June 2016 with amendments in 2018, 2019 and 2020; effective January 1, 2020

NOTE 3 – DEPOSIT, PROPERTY AND EQUIPMENT AND INTANGIBLE ASSETS

On January 27, 2021, the Company purchased 500 next generation Micro BT M30S ASIC Miners from Foundry Digital LLC. The purchase price per unit was $2,640 giving rise to a total purchase price of $1,320,000. The miners arrived in February 2021.

On February 5, 2021, the Company entered into a Long-Term Purchase Contract with Canaan Convey Co Ltd (“Canaan”) for the purchase of 11,760 next generation Avalon A1246 ASIC Miners (Avalon). The purchase price per unit is $2,889. for a total purchase price of $33,974,640 (the “Canaan Transaction”). There will be a final adjustment to the purchase price in the last delivery due in March 2022 based on the actual tera hash delivered, based on the agreed price per tera hash under the terms of the contract.

The Canaan Transaction schedule of payments is as follows:

(1) Fifty percent (50%) of the total purchase price shall be paid on or before 20 February 2021.

(2) The Company shall pay the remaining fifty percent (50%) of the total purchase price in equal monthly instalments due not less than forty (40) days prior to the scheduled delivery of the Product(s) as follows:

a)	$1,058,000 no later than March 20, 2021
b)	$1,058,000 no later than April 20, 2021
c)	$952,560 no later than May 20, 2021
d)	$952,560 no later than June 20, 2021
e)	$1,799,280 no later than July 20, 2021
f)	$1,693,440 no later than August 20, 2021
g)	$1,587,600 no later than September 20, 2021
h)	$1,587,600 no later than October 20, 2021
i)	$1,587,600 no later than November 20, 2021
j)	$1,587,600 no later than December 20, 2021
k)	$1,587,600 no later than January 20, 2022
l)	$1,587,600 no later than February 20, 2022

As of March 31, 2021, the Company had prepaid approximately $18.05 million in advance for 11,760 Miners. The shipment of the first Miners was received in May, 2021. The Company will recognize these assets as Property and Equipment on the consolidated balance sheet when the transfer of risk and title occurs for each shipment (i.e., the Miners have been delivered by Canaan to the agreed-upon port of loading in China).

On March 26, 2021, the Company acquired an additional 1,000 Avalon A1166 miners from Canaan in addition to the Canaan Transaction. The purchase price per unit is $6,237.00 for a total purchase price of $6,237,000.00. The Company subsequently re-sold 200 of these Avalon A1166 miners.

As of March 31, 2021, approximately $18.05 million cash paid for Miners was recorded as a deposit on the balance sheet.

NOTE 4 – STOCKHOLDERS EQUITY

Common Stock

On December 30, 2020, in connection with the transaction in which Cosmos was acquired (the “Cosmos Transaction”) pursuant to the Bid Implementation Agreement, as amended (the “Bid Agreement”), and as previously disclosed in the Company’s Current Report on Form 8-K filed on January 5 2021, Mawson entered into Securities Purchase Agreements (“PIPE Agreements”) with existing Mawson shareholders to issue 25,000,000 shares in Mawson subject to the Close of the Cosmos Transaction, as well as a further 409,999 shares issued as an acceleration of outstanding RSU’s, which occurred post the closing of the Cosmos Transaction on March 9, 2021.

On March 9 2021, as a part of closing the Cosmos Transaction, Mawson issued a total of 428,270,616 shares to Cosmos shareholders. There remains 50,558,133 shares that are to be issued once the approval of increase in authorized capital has been finalized, taking the total quantity of shares to be issued in the Cosmos Transaction to 478,828,749.

As a result of an adjustment to warrant’s exercise price in December 2020, an aggregate of 115,902 shares of common stock were issued to warrant holders in conjunction with and as a result of the exercise of the warrants, each on a cashless basis.

Restricted Stock

As at May 17 2021, making up the total 428,270,616 in shares issued as a part of the compensation of the Cosmos Transaction, 156,492,928 are restricted in trading under the Restricted Stock Agreement with each shareholder until December 31 2021.

The remaining 50,558,133 shares to be issued post the authorized increase in capital of which 18,474,278 will be restricted.

Contingent Value Rights

Pursuant to the Bid Agreement, prior to the closing of the Cosmos Transaction, Mawson entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with certain of Mawson’s subsidiaries (the “Mawson Subsidiaries”) with a person designated by Mawson prior to the Closing Date as the Holders’ Representative (as defined therein), and the Rights Agent (as defined therein).

Pursuant to the CVR Agreement, at the Closing Date, each Mawson pre-Closing securityholder received one non-transferable CVR for each outstanding share of common stock of Mawson and for each share of common stock of Mawson underlying other convertible securities and warrants, held as of 4:01 p.m. Eastern Time on the day immediately before the Effective Time (as defined in the CVR Agreement).

Each CVR represents the right to receive a pro rata share of any consideration that may be received by Mawson or the Mawson Subsidiaries in connection with the business of Mawon prior to the Cosmos Transaction, which was the treatment of ophthalmic disorders, including dry eye syndrome (“DES”), and which included in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including Conjunctivochalasis (“CCH”) and Sjögren’s syndrome (“Sjögren’s”). In particular, CVR holders will be entitled to any consideration (whether cash, stock, assets or otherwise) that Mawson or the Mawson Subsidiaries (or any of its Affiliates or shareholders) receives in connection with an LO2A Transaction, which, as defined in the CVR Agreement, and which includes (i) a sale of any of the Mawson Subsidiaries to a third party and/or (ii) the partnering, licensing, sublicensing, distribution, reselling or sale of all or any part of the LO2A Technology or LO2A Products to a third party, less transaction expenses and customary deductions as detailed in the CVR agreement, including a deduction of up to $300,000 that the Mawson Subsidiaries undertook to incur in the development of the LO2A Technology at the request of the Holders’ Representative.

The CVRs do not confer to the holders thereof any voting or equity or ownership interest in Mawson. The CVRs are not transferable, except in limited circumstances such as by will or intestacy, and are not and will not be listed on any quotation system or traded on any securities exchange.

The CVR Agreement may be terminated under certain circumstances, including if the Mawson Subsidiaries or Mawson failing to enter into an LO2A Transaction Agreement within two years following the Effective Time.

There can be no assurance that Mawson or the Mawson Subsidiaries will successfully and timely enter into any LO2A Transaction or, if they do, that such LO2A Transaction will ultimately be successful or that any CVR payments will be made.

Series A Preferred Stock

As of May 17, 2021, there are 178,000 shares of Series A Preferred Stock Outstanding.

Common Stock Warrants

A summary of the status of the Company’s outstanding stock warrants and changes during the three months ended March 31, 2021 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Outstanding as of December 31, 2020	142,189
Issued	8,710,982	$0.001	5.0
Exercised	(115,902)
Expired	0
Outstanding as of March 31, 2021	8,737,269	$0.001	5.0
Warrants exercisable as of March 31, 2021	8,737,269	$0.001	5.0

As of March 16, 2021, the Company received a notice from OTC Markets Group (OTC) that the Company failed to have a public float greater than 10% of the total shares outstanding, pursuant to Section 1.1.1(C) of OTCQB Standards, which, if not rectified within 30 days, may result in the Company ceasing to trade on the OTCQB marketplace. However, we expect, subject to several filings, to be in compliance with the rule in the near future and submitted a plan to cure the deficiency on April 16, 2021, which OTC accepted, giving the Company until June 30, 2021 to rectify the issue. Subject to the registration statement S1 being filed and accepted by the SEC, the Company expects that the Company will be in compliance with the rule by June 30, 2021.

NOTE 5 – DEBT, COMMITMENTS AND CONTINGENCIES

Convertible Note

On February 12, 2021, Cosmos issued 28,012,364 unsecured convertible promissory notes (the “Cosmos Notes”), which mandatorily convert into 0.0424 shares in Cosmos at the earlier of 6 months from February 12, 2021 or upon the occurrence of certain events. The notes accrue interest at the rate of 8% per annum which may be settled in stock or cash at the option of the company. The Cosmos Notes raised net proceeds of $20,275,349 comprising gross proceeds of $21,569,520 less transaction costs.

The Cosmos Notes automatically converted into convertible notes of Mawson (“Mawson Notes”) upon close of the Cosmos Transaction on 9 March 2021. The Mawson Notes have substantially the same terms as the Cosmos notes and mandatorily convert into shares of Mawson the earlier of 6 months from February 12, 2021 or upon the occurrence of certain events at an issue price of $0.339 per Mawson share and will create 63,626,903 shares in total. Given the mandatory and fixed conversion the notes have been accounted for as equity.

Debt

On 25 January 2021 The Company entered into a Leveraged Account Agreement with Independent Reserve. This facility is denominated in Bitcoin (BTC) and enables the Company to borrow up to 10 BTC subject to certain margin requirements. As at March 31, 2021 the Company owed 10 BTC under this facility, which has been recorded within short term borrowings at its fair value of $399,206. Amounts owing under this facility are payable on demand.

On January 27, 2021, Cosmos Infrastructure LLC (“Cosmos Infrastructure”) entered into an Equipment Purchase and Finance and Security Agreement with Foundry Digital LLC (“Foundry”) to purchase machinery that will be located at a facility hosted by Compute North LLC (“Compute North”). On February 5, 2021, the term of the agreement was further amended to have a final payment of January 27, 2022. Under the terms of the agreement, Cosmos Infrastructure purchased 500 Whatsminer M30S mining machines, paid a deposit of $264,000, and borrowed a total of $1,056,000. The facility will be repaid in full on the last payment date.

Leases

The Company owns 50% equity in Luna Squares, LLC. Luna Squares LLC leases a one-acre lot in the State of Georgia referred to as “Luna Squares” from the Development Authority of Washington County. The initial lease term is from May 1, 2020 until April 30, 2023. An amendment to the lease and exercise of option to lease was signed and in effect from February 23, 2021 (“Lease Amendment”). The Lease Amendment covers an additional 4 acres of the property, bringing the total to 5 acres under the lease. It also includes 5, 3-year extension options bringing a total optional lease period running until 2038.

The Company leases the headquarters of its business operations at Level 5, 97 Pacific Highway, North Sydney NSW 2060 Australia, being 1,076 square feet of office space held under a license agreement ending December 31, 2021.

Other than these leases, the Company does not lease any material assets. The Company believes that these offices and facilities are suitable and adequate for its operations as currently conducted and as currently foreseen. In the event additional or substitute offices and facilities are required, the Company believes that it could obtain such offices and facilities at commercially reasonable rates.

Contingent obligation in relation to LO2A

Refer note 2.

NOTE 6 – SUBSEQUENT EVENTS

On April 22, 2021, Distributed Storage Solutions Pty Ltd (DSS), undertook a capital raise to third party investors in Australia at AUD$11.60 per share, which diluted Mawsons holding to 20%.

Apart from the DSS transaction, there have been no subsequent events since March 31, 2021.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is a statement of approximate expenses to be incurred by Mawson Infrastructure Group Inc., or Mawson, the Company, we, us or our, in connection with the distribution of the securities registered under this registration statement. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$51,835.71
Legal fees and expenses	$100,000
Accountant’s fees and expenses	$30,000
Miscellaneous	$5,000
Total	$206,835.71

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As a corporation incorporated in the State of Delaware, we are subject to the Delaware General Corporation Law (“DGCL”). Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our charter provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our charter and bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We entered into indemnification agreements with our directors and officers pursuant to which we agreed to indemnify each director and officer for any liability he or she may incur by reason of the fact that he or she serves as our director or officer, to the maximum extent permitted by law.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act as defined in the policy and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our charter, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by our Board pursuant to the applicable procedure outlined in our bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Over the past three years, we have issued and sold the following securities without registration under the Securities Act:

On June 25, 2018, we issued 6,945 shares of our Common Stock, with a fair market value of $40,559, to Corporate Profile, LLC, in payment of a portion of the consulting fee for investor relations services owed to Corporate Profile, LLC pursuant to a letter agreement, dated February 1, 2018, between us and Corporate Profile, LLC.

On June 25, 2018, we issued 5,208 shares of our Common Stock, with a fair market value of $30,415, to Shimony, in payment of a portion of the consulting fee for finance services owed to Shimony pursuant to a letter agreement, dated January 1, 2018, between us and Shimony.

In July 2018, we issued 67,778 shares of Common Stock, with a fair market value of 381,000, to certain service providers in exchange for services provided in 2018 to us.

In August 2018, we issued to a consultant options to purchase 25,500 shares of Common Stock at an exercise price of $4.50 per share of Common Stock. The options have vested quarterly over a period of 36 months.

On February 22, 2018, we received a notice from a certain lender to exercise a portion of its rights granted in connection with loans made in 2017 to purchase an aggregate of 213,524 shares of Common Stock at an exercise price per share of $1.332. In April, May and July 2018, we received an aggregate amount of $284,000, and in July 2018 we issued 213,524 shares of Common stock.

On October 22, 2018, we entered into a Securities Purchase Agreement with accredited investors (the “2018 Purchase Agreement”). Pursuant to the 2018 Purchase Agreement, we agreed to sell to the investors, and the investors agreed to purchase from us, in a private placement, an aggregate of (i) 3,100,000 shares of Common Stock, for a purchase price of $1.00 per share, and (ii) 1,350 shares of newly created Series A Preferred Stock (each convertible into 1,000 shares of Common Stock), for a purchase price of $1,000 per share, for aggregate gross proceeds under the 2018 Purchase Agreement of $4,450,000. We also agreed to issue to the investors Series A Warrants to purchase an aggregate of 4,450,000 shares of Common Stock (equal to 100% of the shares of Common Stock sold (on an as-converted basis with respect to shares of Series A Preferred Stock)), and Series B Warrants to purchase an aggregate of 4,450,000 shares of Common Stock (equal to 100% of the shares of Common Stock sold (on an as-converted basis with respect to shares of Series A Preferred Stock)). The Series A Warrants had an exercise price of $1.10 per share, and the Series B Warrants had an exercise price of $1.00 per share. The transactions contemplated by the 2018 Purchase Agreement closed on October 24, 2018. The investors under the 2018 Purchase Agreement include our prior investors and one of our lenders.

We engaged ThinkEquity as our placement agent for the transactions contemplated by the 2018 Purchase Agreement. As compensation, we issued to ThinkEquity warrants to purchase 267,000 shares of Common Stock (equal to 6% of the shares of Common Stock sold (on an as-converted basis with respect to shares of Series A Preferred Stock)). Such warrants had an exercise price of $1.00 per share and otherwise had the same terms as the Series A Warrants issued to the investors. We also paid Mesodi a fee of $89,000 and issued to Mesodi the warrants to purchase 89,000 shares of Common Stock at an exercise price of $1.10 per share. Such warrants have the same terms as the Series A Warrants issued to the investors, in connection with the 2018 Purchase Agreement.

On March 1, 2019, we issued 900,000 shares of our Common Stock, with a fair market value of $765,000, to Cannabics Pharmaceuticals, Inc. (“Cannabics”), in consideration for 2,263,944 shares of Cannabics’ common stock and other benefits pursuant to a joint venture agreement with Cannabics, dated February 7, 2019, between us and Cannabics pursuant to which the parties agreed to form a new joint venture company for the purpose of researching, developing and administering cannabinoid formulations to treat ophthalmic conditions.

On April 23, 2019, we issued 202,399 restricted stock units and options to purchase 102,222 shares of our Common Stock at an exercise price of $2.00 per share to Mark Sieczkarek who was appointed the Chairman of our Board of Directors pursuant to a Chairman Agreement.

On May 31, 2019, we issued two-year warrants to purchase an aggregate of 868,034 shares of our Common Stock at an exercise price of $1.10 per share to Rimon Gold Assets Ltd. (“Rimon Gold”), Mobigo Inc., an entity owned by Chief Executive Officer Noam Danenberg (“Mobigo”), and Shimshon Fisher (“Fisher” and, together with Rimon Gold and Mobigo, the “Lenders”) in consideration for extending the maturity date of certain loans pursuant to an amendment to the (i) convertible loan agreement between our wholly-owned subsidiary Wize Pharma Ltd. (“Wize Israel”) and Rimon Gold, dated March 20, 2016 (as amended, the “2016 Loan Agreement”), and (ii) convertible loan agreement, dated January 12, 2017 (as amended, the “2017 Loan Agreement”), among Wize Israel, Rimon Gold, Mobigo and Fisher, its wholly-owned subsidiary Wize Pharma Ltd., and the Lenders.

On November 29, 2019, we issued to the Lenders an aggregate of 2,816,196 shares of our Common Stock upon conversion of approximately $760,000 of debt owed to the Lenders at $0.27 per share and issued five year warrants to purchase an aggregate of 5,632,392 shares of common stock at an exercise price of $0.27. We also issued to the Lenders five year warrants exercisable into 1,312,983 shares of our Common Stock in consideration for terminating securities held by the Lenders that were convertible into an aggregate of 1,758,172 shares of our Common Stock.

On December 20, 2019, we issued 2,037,037 shares of our Common Stock for a purchase price of $0.27 per share for aggregate gross proceeds of $550,000 to an accredited investor, and also issued to the investor five-year warrants to purchase an aggregate of 4,074,047 shares of our Common Stock at an exercise price of $0.27 per share and exercisable five days following the public announcement of positive clinical data results for our LO2A technology.

On January 9, 2020, we issued an aggregate of 7,500 shares of newly created Series B Non-Voting Redeemable Preferred Stock, par value $0.001 per share, for a purchase price of $1,000 per share, for aggregate gross proceeds of $7.5 million, to certain accredited investors.

On December 8, 2020, we issued an aggregate of 3,000,000 restricted shares of our Common Stock, with a fair market value of $420,000, to certain holders of common stock purchase warrants we issued in October 2018 to purchase an aggregate of 3,000,000 shares of our Common Stock in consideration for the cancellation of such common stock purchase warrants.

We believe that all of the foregoing sales qualified for exemption under Section 4(a)(2) of the Securities Act and/or Regulation D, as promulgated under the Securities Act, since the issuance of the securities by us did not involve a public offering. The offerings were not “public offerings” as defined in Section 4(a)(2) due to the type of investors, the insubstantial number of investors involved in the offering, the size of the offering, the manner of the offering and number of securities offered. In addition, these security holders represented as to the necessary investment intent as required by Section 4(a)(2) and/or Regulation D. We did not employ an underwriter in connection with the issuance of the securities described above.

On March 9, 2021, the transactions contemplated by the Bid Implementation Agreement, dated as of December 30, 2021 (as amended, the “BIA”), with Mawson Infrastructure Group Pty Ltd. (formerly known as Cosmos Capital Limited, “Cosmos”) were consummated (the “BIA Closing”), including our issuance of 428,270,616 shares of Common Stock, with a fair market value of $385,443,554, to the tendering Cosmos shareholders in return for 7,008,192 shares of Cosmos, representing approximately 89% of the shares of Cosmos.

We believe that the foregoing sales qualified for exemption as offshore transactions under Regulation S, promulgated under the Securities Act, because none of the Cosmos shareholders receiving our Common Stock were US persons. We did not employ an underwriter in connection with the issuance of the securities described above.

On March 9, 2021, in connection with the BIA Closing, (i) we issued 25,000,000 shares of Common Stock to certain accredited investors at a price for $0.12 per share for aggregate proceeds of $3,000,000, and (ii) we issued a five-year warrant, exercisable into 8,710,982 shares of Common Stock, at an exercise price of $0.001 per share, to the financial advisor of the Company in the BIA transaction.

On or about February 15, 2021, prior to consummation of the BIA, Cosmos issued 28,012,364 convertible notes (the “Notes”), which Notes became our obligations and converted into our convertible notes upon closing of the BIA. At the time of the BIA Closing, the quantity of Notes increased to 28,164,673 to account for the interest accrued prior to the transition of the Notes to us, which occurred at BIA Closing.  The Notes are unsecured, are not transferrable, pay 8% interest per annum, payable on conversion or redemption and subject to a minimum of 6 months’ interest, and convert automatically into shares of our Common Stock on the earlier of six months after the original notes were issued by Cosmos and the completion of our Common Stock being admitted to quotation on NASDAQ, at a conversion price of $0.339 per share of Common Stock.

In conjunction with the BIA, on February 15, 2021, Cosmos entered into a Deed of Termination and Release (“Deed”) with W Capital Advisors Pty Ltd (“W Capital”) in relation to W Capital’s exclusive capital raising mandate for Cosmos. The Deed had the effect (among other things) of creating an obligation of Mawson issuing 8,250,000 warrants to W Capital.

We believe that the foregoing sales qualified for exemption under Section 4(a)(2) of the Securities Act and/or Regulation D, as promulgated under the Securities Act, since the issuance of the securities by us did not involve a public offering. The offerings were not “public offerings” as defined in Section 4(a)(2) due to the type of investors, the insubstantial number of investors involved in the offering, the size of the offering, the manner of the offering and number of securities offered. In addition, these security holders represented as to the necessary investment intent as required by Section 4(a)(2) and/or Regulation D. We did not employ an underwriter in connection with the issuance of the securities described above.

In connection with the BIA, we plan to issue an additional 48,983,145 shares of Common Stock to tendering Cosmos shareholders in return for 806,887 shares of Cosmos, representing the remaining 10.26% of the shares of Cosmos.

We believe that the foregoing sales qualified for exemption as offshore transactions under Regulation S, promulgated under the Securities Act, because none of the Cosmos shareholders receiving our Common Stock were US persons. We did not employ an underwriter in connection with the issuance of the securities described above.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

The exhibits filed and furnished with this registration statement are set forth on the “Exhibit Index” set forth elsewhere herein.

(b) Financial Statement Schedules.

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, or are inapplicable, and therefore have been omitted.

ITEM 17.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Sydney, Australia on the 9th day of June, 2021.

WIZE PHARMA, INC.

By:	/s/ James Manning
	Name:	James Manning
	Title:	Chief Executive Officer,

POWERS OF ATTORNEY

Each of the undersigned officers and directors of Mawson Infrastructure Group Inc., a Delaware corporation, hereby constitutes and appoints James Manning and Or Eisenberg and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and re-substitution, in his or her name and on his or her behalf, to sign in any and all capacities this registration statement and any and all amendments (including post-effective amendments) and exhibits to this registration statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Manning	Chief Executive Officer and Director	June 9, 2021
James Manning

/s/ Or Eisenberg	Chief Financial Officer	June 9, 2021
Or Eisenberg

/s/ Michael Hughes	Director	June 9, 2021
Michael Hughes

/s/ Gregory Martin	Director	June 9, 2021
Gregory Martin

/s/ Yossi Keret	Director	June 9, 2021
Yossi Keret

EXHIBIT INDEX

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of May 21, 2017, by and among the Company, Bufiduck Ltd. and Wize Pharma Ltd. (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on May 22, 2017)

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of October 31, 2017, by and among the Company, Bufiduck Ltd. and Wize Pharma Ltd. (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on November 1, 2017)

2.3	Acquisition Agreement, dated November 21, 2011, with Can-Fite Biopharma Ltd. (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on November 23, 2011)

2.4	Agreement and Plan of Merger, dated February 24, 2012 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on April 5, 2012)

2.5	Delaware Certificate of Merger (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on April 5, 2012)

2.6	Nevada Articles of Merger (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on April 5, 2012)

3.1	Certificate of Incorporation (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on April 5, 2012)

3.2	Certificate of Amendment to Certificate of Incorporation (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on July 18, 2013)

3.3	Certificate of Amendment to Certificate of Incorporation dated November 15, 2017 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on November 21, 2017)

3.4	Certificate of Amendment to Certificate of Incorporation dated March 1, 2018 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on March 5, 2018)

3.5	Form of Series A Certificate of Designation (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on October 23, 2018)

3.6	Bylaws (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on May 10, 2013)

3.7	Certificate of Amendment to Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 23, 2021.

3.8#	Certificate of Registration of a Company of Cosmos Capital Limited ACN 636 458 912

3.9#	Constitution of Cosmos Capital Limited

4.1	Specimen Common Stock Certificate (Incorporated by reference to Company’s Registration Statement on Form S-1 filed with the SEC on February 6, 2018)

4.2	Form of PIPE Warrant (Incorporated by reference to Company’s Registration Statement on Form S-1 filed with the SEC on February 6, 2018)

4.3	Form of Series A and B Warrant (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on October 23, 2018)

4.4#	Form of February 2021 Convertible Note

4.5#	Warrant issued to HC Wainwright

4.6#	Warrants issued to W Capital Advisors Pty Limited

5.1##	Opinion of Dentons US LLP

10.1+	2012 Stock Incentive Plan (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on February 9, 2012)

10.2+	2012 Stock Incentive Plan, Annex A (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on March 8, 2013)

10.3	Chairman Agreement between the Company and Mark Sieczkarek dated as of April 23, 2019 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on April 29, 2019)

10.4	Exclusive Distribution and Licensing Agreement dated May 1, 2015 between Resdevco Ltd. and Wize Pharma Ltd. (formally Star Night Technologies Ltd.) (Incorporated by reference to Company’s Registration Statement on Form S-4 filed with the SEC on July 27, 2017)

10.5	Amendment to Licensing Agreement dated November 22, 2015 between Resdevco Ltd. and Wize Pharma Ltd. (Incorporated by reference to Company’s Registration Statement on Form S-4 filed with the SEC on July 27, 2017)

10.6	Amendment No. 2 to Licensing Agreement dated March 20, 2016 between Resdevco Ltd. and Wize Pharma Ltd. (Incorporated by reference to Company’s Registration Statement on Form S-4 filed with the SEC on July 27, 2017)

10.7	Amendment No. 1 to Licensing Agreement – Israeli Market dated May 31, 2016 between Resdevco Ltd. and Wize Pharma Ltd. (Incorporated by reference to Company’s Registration Statement on Form S-4 filed with the SEC on July 27, 2017)

10.8	Amendment No. 2 to Licensing Agreement – Ukraine Market dated May 31, 2016 between Resdevco Ltd. and Wize Pharma Ltd. (Incorporated by reference to Company’s Registration Statement on Form S-4 filed with the SEC on July 27, 2017)

10.9	Addition to Amendment to Licensing Agreement dated January 6, 2017 between Resdevco Ltd. and Wize Pharma Ltd. (Incorporated by reference to Company’s Registration Statement on Form S-4 filed with the SEC on July 27, 2017)

10.10	Second Addition to Amendment to Licensing Agreement dated March 30, 2017 between Resdevco Ltd. and Wize Pharma Ltd. (Incorporated by reference to Company’s Registration Statement on Form S-4 filed with the SEC on July 27, 2017)

10.11	Correction to Licensing Agreement dated June 16, 2017 between Resdevco Ltd. and Wize Pharma Ltd. (Incorporated by reference to Company’s Registration Statement on Form S-4 filed with the SEC on July 27, 2017)

10.12	Appendix F to Exclusive Distribution and Licensing Agreement between Resdevco Ltd. and Wize Pharma Ltd. signed on May 1, 2015 dated July 20, 2017 (Incorporated by reference to Company’s Registration Statement on Form S-4 filed with the SEC on July 27, 2017)

10.13	Appendix G to Exclusive Distribution and Licensing Agreement between Resdevco Ltd. and Wize Pharma Ltd. signed on May 1, 2015 dated July 20, 2017 (Incorporated by reference to Company’s Registration Statement on Form S-4 filed with the SEC on July 27, 2017)

10.14	Assumption Agreement dated August 30, 2016 between Resdevco Ltd. and OcuWize Ltd (Incorporated by reference to Company’s Registration Statement on Form S-4 filed with the SEC on July 27, 2017)

10.15+	Employment Agreement dated September 30, 2015 between Wize Pharma Ltd. and Or Eisenberg (unofficial English translation from Hebrew) (Incorporated by reference to Company’s Registration Statement on Form S-4 filed with the SEC on July 27, 2017)

10.16+	Agreement for Provision of Services Agreement dated September 30, 2015 between Wize Pharma Ltd. and N Danenberg Holdings (2000) Ltd. (unofficial English translation from Hebrew) (Incorporated by reference to Company’s Registration Statement on Form S-4 filed with the SEC on July 27, 2017)

10.17	Letter dated September 6, 2017 from Resdevco Ltd. (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on November 21, 2017)

10.18	Agreement dated September 25, 2017 between Resdevco Ltd. and Wize Pharma Ltd. (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on November 21, 2017)

10.19*	Third Amendment to Exclusive Distribution and Licensing Agreement by and between Wize Pharma Ltd. and Resdevco Research and Development Company Ltd., dated December 26, 2017 (Incorporated by reference to Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2018)

10.20*	Memorandum of Understanding by and between Wize Pharma Ltd. and Resdevco Research and Development Company Ltd., dated January 8, 2018 (Incorporated by reference to Company’s Annual Report on Form 10-K filed with the SEC on June 5, 2018)

10.21+	2018 Equity Incentive Plan (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on February 28, 2018)

10.22*	Exclusive Distribution Agreement between Wize Pharma Ltd. and HPGC Medical Co.,Ltd. dated May 31, 2018 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on June 5, 2018)

10.23+	Amendment to 2018 Equity Incentive Plan (Incorporated by reference to Company’s Annual Report on Form 8-K filed with the SEC on August 21, 2018)

10.24+	Employment Agreement, dated August 21, 2018, between Wize Pharma Ltd. and Or Eisenberg (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on August 22, 2018)

10.25+	Consulting Services Agreement, dated August 20, 2018, between Wize Pharma Ltd., N. Danenberg Holdings (2000) Ltd. and Noam Danenberg (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on August 22, 2018)

10.26	Form of Purchase Agreement dated October 22, 2018 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on October 23, 2018)

10.27	Form of Registration Rights Agreement dated October 22, 2018 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on October 23, 2018)

10.28	Placement Agency Agreement dated October 22, 2018 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on October 23, 2018)

10.29	Convertible Loan Amendment dated October 19, 2018 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on October 23, 2018)

10.30	Amendment No. 1 to Consulting Services Agreement dated November 7, 2018 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on November 14, 2018)

10.31+	Consulting Agreement dated November 7, 2018 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on November 14, 2018)

10.32*	Memorandum of Understanding between Wize Pharma Ltd. and Resdevco, Research and Development Ltd. dated February 24, 2019 (Incorporated by reference to Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2020)

10.33	Amendment to Convertible Loans Agreements dated March 4, 2019 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on March 4, 2019)

10.34	Amendment to Convertible Loans Agreements dated May 31, 2019 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on June 4, 2019)

10.35##	Amendment to Convertible Loans Agreements dated November 29, 2019

10.36	Exchange Agreement by and between Bonus BioGroup Ltd. and Wize Pharma Inc., dated January 9, 2020 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on January 15, 2020)

10.37	Share Purchase Agreement by and between Bonus BioGroup Ltd. and Wize Pharma Inc., dated January 9, 2020 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on January 15, 2020)

10.38	Form of Registration Rights Agreement (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on January 15, 2020)

10.39	Series B Purchase Agreement by and between Wize Pharma Inc. and various investors, dated January 9, 2020 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on January 15, 2020)

10.40##	Amendment to Exclusive Distribution and Licensing Agreement by and between Wize Pharma Ltd., OcuWize Ltd. and Resdevco Research and Development Company Ltd., dated May 4, 2020

10.41	Letter Agreement (SPA), dated June 24, 2020, by and between the Company and Bonus BioGroup Ltd. (Incorporated by reference to Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2020)

10.42	Amendment to Letter Agreement (SPA), dated July 1, 2020, by and between the Company and Bonus BioGroup Ltd. (Incorporated by reference to Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2020)

10.43	Form of Amendment No. 1, dated as of October 28, 2020, to the Securities Purchase Agreement of October 22, 2018, by and among the Company and the investors signatory thereto (Incorporated by reference to Company’s Quarterly Report on Form 10-Q filed with the SEC on November 16, 2020)

10.44	Addendum Agreement, between Wize Pharma, Inc. and Bonus BioGroup Ltd., dated November 29, 2020 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on November 30, 2020)

10.45	Form of Securities Purchase Agreement, between Wize Pharma, Inc. and various Purchasers, dated December 30, 2020 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021)

10.46	Form of Securities Purchase Agreement, between Wize Pharma, Inc. and Noam Danenberg, dated December 30, 2020 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on January 5, 2021)

10.47†	Deed of Amendment, dated January 18, 2021, of the Bid Implementation Agreement between Wize Pharma, Inc. and Cosmos Capital Limited, dated December 30, 2020 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on January 19, 2021)

10.48	Form of Stock Restriction Agreement (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on January 19, 2021)

10.49†	Form of Contingent Value Rights Agreement (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on January 19, 2021)

21.1#	Subsidiaries of the Company

23.1#	Consent of LNP Audit and Assurance Pty Ltd.

23.2##	Consent of Dentons US LLP (included in Exhibit 5.1)

24.1	Power of Attorney (Included in the signature page hereto)

#	Filed herewith
##	To be filed by amendment.
†	Exhibits and schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. We will furnish the omitted exhibits and schedules to the Securities and Exchange Commission upon request by the Securities and Exchange Commission.
+	Management compensatory plan
**	Confidential treatment was requested with respect to certain portions of this exhibit pursuant to 17.C.F.R. §240.24b-2. Omitted portions were filed separately with the SEC.